Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LIVE OAK ACQUISITION CORP.,

GREEN MERGER CORP.,

MEREDIAN HOLDINGS GROUP, INC.,

LIVE OAK SPONSOR PARTNERS, LLC, AS THE LIVE OAK REPRESENTATIVE

AND

JOHN A. DOWDY, JR., AS THE SHAREHOLDER REPRESENTATIVE

Dated as of October 3, 2020

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TABLE OF CONTENTS

EXHIBITS

Exhibit A	Support Agreement	Ex A-1
Exhibit B	Lock Up Agreement	Ex B-1
Exhibit C	Non-Competition Agreement	Ex C-1
Exhibit D	Certificate of Merger	Ex D-1
Exhibit E	Written Consent	Ex E-1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made as of October 3, 2020, by and among Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc., dba Danimer Scientific, a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, as representative for Live Oak, for certain purposes described in this Agreement (the “Live Oak Representative”), and John A. Dowdy, Jr., as representative of the shareholders of the Company for certain purposes described in this Agreement (the “Shareholder Representative”). Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Certain capitalized terms used in this Agreement have the meanings set forth in ARTICLE I.

RECITALS

WHEREAS, the Company is engaged, directly and indirectly through its Subsidiaries, in the business of researching, developing, manufacturing, marketing, distributing and selling biodegradable bio-plastic replacements for traditional petroleum-based plastics (the “Business”).

WHEREAS, Live Oak desires to acquire the Company through a merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Live Oak.

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger Consideration is fair from a financial point of view to the Shareholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the Shareholders (as defined herein);

WHEREAS, the Board of Directors of Live Oak (the “Live Oak Board”) has unanimously (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the Live Oak Stockholders;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, concurrently with the execution of this Agreement, in order to induce the Parties to enter into this Agreement: (a) certain Shareholders are entering into Support Agreements with Live Oak, in the form attached as Exhibit A, pursuant to which each such Shareholder has irrevocably agreed to, among other things, execute a written Consent in favor of adopting this Agreement, (b) certain Key Executives have entered into Key Employment Agreements with the Company or are entering into Key Employment Agreements with Live Oak, to become effective at the time of Closing, and (c) certain Specified Shareholders are entering into Non-Competition Agreements with Live Oak to become effective at the time of Closing;

WHEREAS, in connection with the Closing, Live Oak and certain Shareholders shall enter into Lock-Up Agreements; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) and that this Agreement constitutes and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“280G Report” has the meaning set forth in Section 6.10.

“Accounting Firm” has the meaning set forth in Section 3.3(c).

“Adjustment Holdback Amount” means Four Million Five Hundred Thousand Dollars ($4,500,000).

“Adjustment Holdback Shares” means the number of Live Oak Class A Common Stock equal to the quotient obtained by dividing (a) the Adjustment Holdback Amount by (b) the Live Oak Share Price.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. The term “control” (including its correlative meanings “under common control with” and “controlled by”) as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or partnership or other interests, by contract, or otherwise.

“Agreement” means this Agreement and Plan of Merger, including all Exhibits and Schedules.

“Assessed Products” has the meaning set forth in Section 4.8(f).

“Assumed Company Option” has the meaning set forth in Section 2.12.

“Authorized Action” has the meaning set forth in Section 10.2.

“Award Exchange Ratio” has the meaning set forth in Section 2.12.

“Benefit Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (b) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity or equity-based plan, or (c) any other retirement or deferred compensation plan, incentive compensation plan, commission plan or arrangement, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program, flexible benefit plan, cafeteria plan, dependent care plan, or fringe benefit plan for any current or former employee, director, consultant or agent, whether pursuant to a written plan, agreement, arrangement, or Contract or pursuant to custom or understanding.

“Business” has the meaning set forth in the preliminary statements to this Agreement.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks or government offices located in New York, New York are authorized or required to be closed for business.

“Cancellation” has the meaning set forth in Section 2.6(b).

“Cancelled Shares” has the meaning set forth in Section 2.5(b).

“Cash” means cash and cash equivalents (including bank deposits, checks and drafts received but not yet cleared and convertible to cash within five (5) Business Days), excluding Restricted Cash.

“Cash Free Exercise Option and Warrant Shares” means, in respect of each Company Option and Company Warrant, the number of Shares that would be issuable on a “cash free” or “net exercise” basis in respect of such Company Option or Company Warrant, as applicable, in accordance with the following formula: X = Y(A-B)/A; where

“X” = the number of Cash Free Exercise Option or Warrant Shares in respect of such Company Option or Company Warrant, as applicable;

“Y” = the total number of Shares into which such Company Option or such Company Warrant is exercisable, as applicable, assuming exercise in full thereof;

“A” = $63.00; and

“B” = the exercise price of such Company Option or Company Warrant, as applicable.

For illustration purposes only, the number of Cash Free Exercise Option and Warrant Shares, in respect of a Company Option or Company Warrant exercisable for 1,000 Shares at an exercise price of $30.00 per Share would be 523.81 Shares = (1,000 * (($63.00-$30.00)/$63.00)).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Certificate” has the meaning set forth in Section 2.6(b).

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Claims” has the meaning set forth in Section 6.14.

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Net Debt” means an amount equal to the Net Debt, on the calendar day immediately preceding the Closing Date.

“Closing Payment” means an amount equal to the Estimated Merger Consideration, minus (i) the Adjustment Holdback Amount, and minus (ii) the Shareholder Representative Amount.

“Closing Per Share Merger Consideration” has the meaning set forth in Section 2.5(a).

“Code” has the meaning set forth in the Recitals of this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means each Benefit Plan that is sponsored or maintained by the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any Liability.

“Company Board” has the meaning set forth in the Recitals of this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 4.1(c).

“Company Copyrights” means the copyrights and works of authorship (and any applications for registration of the same) owned by the Company and its Subsidiaries.

“Company Domain Names” means the Internet domain names owned by the Company and its Subsidiaries.

“Company Insiders” has the meaning set forth in Section 6.26.

“Company Intellectual Property” means the Intellectual Property owned by the Company and its Subsidiaries.

“Company IT Systems” has the meaning set forth in Section 4.9(a).

“Company Option Plans” means the Meredian Holdings Group, Inc. 2016 Omnibus Stock Incentive Plan and the Meredian Holdings Group, Inc. 2016 Director and Executive Officer Stock Incentive Plan.

“Company Options” means all options to purchase Shares, whether or not exercisable and whether or not vested, outstanding immediately prior to the Closing, under the Company Option Plans or otherwise.

“Company Patents” means the issued patents and pending patent applications owned by the Company.

“Company Real Property” has the meaning set forth in Section 4.7(b).

“Company Records” means all customer lists, supplier lists, product price lists, sales records, product specifications, advertising materials, engineering data, maintenance schedules, and operating and production records relating to the Company or used in connection with the Business.

“Company Trademarks” means the trade names, registered trademarks, service names, and registered service marks (and applications for registration of the same) owned by the Company and its Subsidiaries.

“Company Warrants” has the meaning set forth in Section 4.2(a).

“Company’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, the Company means the actual knowledge of Stephen Croskrey, John A. Dowdy, III, Michael Smith, Scott Tuten and Philip Van Trump, in each case after due inquiry of the respective employees directly reporting to such Persons.

“Competing Live Oak Transaction” has the meaning set forth in Section 6.19.

“Competing Transaction” has the meaning set forth in Section 6.18(a).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 17, 2020, between Live Oak and the Company.

“Consent” means a consent, authorization, or approval of a Person.

“Contract” means any contract, agreement, letter of intent, lease, license, indenture, mortgage, note, bond, guaranty, or other arrangement or understanding, whether written or oral.

“Counsel” has the meaning set forth in Section 11.17.

“Data Room” means the ShareVault virtual data room, having the name “Project Green,” established by the Company in connection with the transactions contemplated by this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars” or numbers preceded by the symbol “$” mean amounts in United States Dollars.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Earn-Out Shares” has the meaning set forth in Section 3.4.

“Employees” means those individuals employed by the Company or any of its Subsidiaries.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith, and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Law” means any applicable Laws (including common law) concerning the protection of human health or the environment (including indoor or outdoor air, surface water, groundwater, sediment, land, surface or subsurface strata, and natural resources), including Laws (a) imposing Liability in connection with cleanup, investigation, removal, remediation or response relative to any release or threatened release of a pollutant or contaminant, (b) relating to exposure to health or physical hazards within the environment or protection of worker health and safety, and (c) otherwise relating to the environmental aspects of the manufacture, processing, distribution, use, treatment, storage, disposal, emission, transport, or handling of materials posing a physical or health hazard.

“Environmental Permit” means any Permit pursuant to any Environmental Law.

“Equity Interests” means (a) shares of capital stock, limited liability company membership interests, partnership interests, or other equity interests of an entity, as applicable, and (b) any options, warrants, or other securities exercisable for or convertible into any of the securities described in clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or 414(c) of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 3.2.

“Estimated Merger Consideration” has the meaning set forth in Section 3.2.

“Exchange Act” has the meaning set forth in Section 4.27.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Exchange Agent Agreement” means the Exchange Agent Agreement to be entered into between the parties thereto.

“FCN Letters” has the meaning set forth in Section 4.18.

“FDA” has the meaning set forth in Section 4.18.

“Final Merger Consideration” means the Merger Consideration, as the same becomes final and binding pursuant to Section 3.3.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 2.7.

“FTO” has the meaning set forth in Section 4.8(f).

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Authorization of the Company and its Subsidiaries), Section 4.2 (Capitalization of the Company; Subsidiaries), Section 4.3(b) (No Conflicts), Section 4.25 (Required Shareholder Approval), Section 4.28 (Brokers), Section 5.1 (Organization and Authorization), and Section 5.16 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“GBCC” has the meaning set forth in Section 2.1.

“Governmental Authority” means any federal, state, provincial, local, foreign, or supra-national government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative Law functions, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any material, chemical, substance, pollutant, contaminant or waste that is regulated or subject to standards of conduct, or that may give rise to Liability, under any Environmental Law or which is otherwise hazardous, toxic or harmful to human health or the environment, including (i) petroleum or any fraction thereof, (ii) radiation and radioactive materials, (iii) asbestos in any form, (iv) polychlorinated biphenyls and (v) perfluoroalkyl and polyfluoroalkyl substances.

“Health Plan” means each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA.

“Healthcare Reform Laws” means the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, and the regulations and guidance issued thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound IP License” has the meaning set forth in Section 4.9(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, loans, or advances, (b) all indebtedness for the deferred purchase price of properties, assets, or services (including all earn-out obligations), (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, (e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all reimbursement, payment, or similar obligations, contingent or otherwise, under any banker’s acceptance, letter of credit, or similar facility, (g) all obligations under surety bonds and performance bonds, (h) all obligations under any interest rate, currency, or other derivative, hedging, swap, or similar instrument, (i) other than as set forth on Schedule 1.1(a), all Liabilities of any Person pursuant to any settlement agreements and (j) all Liabilities of any other Person described in clauses (a) through (i) above that such Person has, directly or indirectly, guaranteed or assumed, or that is otherwise its legal obligation. The amount of such Person’s Indebtedness shall include the aggregate principal amount thereof, all accrued and unpaid interest thereon, and any premiums or penalties, including any prepayment penalties, payable with respect thereto. For the avoidance of doubt, any amount included as a Transaction Expense shall not constitute Indebtedness.

“Initial Closing Statement” has the meaning set forth in Section 3.3(a).

“Initial Option Grant” has the meaning set forth in Section 2.11.

“Initial Restricted Stock Grant” has the meaning set forth in Section 2.11.

“Insurance Policies” has the meaning set forth in Section 4.24.

“Intellectual Property” means all (a) patents and pending patent applications, including provisionals, continuations, divisionals, continuations-in-part, reissues, or reexaminations thereof, (b) trademarks, service marks, trade names, service names, trade dress, and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications, registrations and renewals thereof, (c) copyrights and works of authorship, (d) Know-How, and (e) Software.

“Inventory” has the meaning set forth in Section 4.20.

“Key Employment Agreements” means (a) the employment agreement or consulting agreement, as the case may be, between Live Oak and certain Key Executives, each dated the date hereof and to become effective at the time of Closing, and (b) the employment agreements between the Company certain Key Executives, each dated on or about August 31, 2020.

“Key Executives” means the list of Company executives set forth on Schedule 1.1(b).

“Know-How” means trade secrets, inventions, discoveries, formulae, practices, processes, procedures, ideas, specifications, engineering data, databases, and data collections.

“Law” means any law, statute, regulation, ordinance, rule, code, requirement, or rule of law (including common law) enacted, promulgated, issued, released, or imposed by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.7(b).

“Letter of Transmittal” has the meaning set forth in Section 2.6(b).

“Liability” means any debt, liability, commitment, or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown, and whether due or to become due, including those arising under any Contract, Law, or Order.

“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation, or other violation with respect to Intellectual Property.

“Live Oak” has the meaning set forth in the preamble to this Agreement.

“Live Oak Board” has the meaning set forth in the Recitals of this Agreement.

“Live Oak Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Live Oak.

“Live Oak Class B Common Stock” has the meaning set forth in Section 5.7(a).

“Live Oak Financial Statements” has the meaning set forth in Section 5.9.

“Live Oak Public Offering Warrant” means that certain Live Oak initial public offering consummated on May 8, 2020.

“Live Oak Preferred Stock” has the meaning set forth in Section 5.7(a).

“Live Oak Proposals” has the meaning set forth in Section 6.15(a).

“Live Oak SEC Documents” has the meaning set forth in Section 5.9.

“Live Oak Share Price” means Ten Dollars ($10.00) per share.

“Live Oak Shares” means the fully diluted number of shares of Live Oak Class A Common Stock and Live Oak Class B Common Stock as measured immediately following the Effective Time, excluding the number of shares of Live Oak Class A Common Stock issuable upon exercise of the Live Oak Warrants.

“Live Oak Stockholders” means the stockholders of Live Oak.

“Live Oak Stockholders’ Meeting” has the meaning set forth in Section 6.15(a).

“Live Oak Transaction Expenses” means (a) all fees and expenses incurred or payable by Live Oak or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of Live Oak or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, (b) fifty percent (50%) of the fees and expenses of the Exchange Agent pursuant to the Exchange Agent Agreement and (c) fifty percent (50%) of the filing fees associated with the HSR Act filing payable pursuant to Section 6.3(b); provided, that if more than one HSR Act filing is required, then Live Oak shall bear the entire cost of each such filing beyond the first filing; and provided, further, that in the case of each of clauses (a) – (c), to the extent not paid prior to the Closing. For the avoidance of doubt, the Live Oak Transaction Expenses shall not include any fees and expenses of the Live Oak Representative.

“Live Oak Warrant Agreement” means that certain warrant agreement dated May 5, 2020, by and between Live Oak and Continental Transfer & Trust Company, a New York corporation.

“Live Oak Warrants” means, collectively, warrants to purchase shares of Live Oak Class A Common Stock, with each whole warrant exercisable for one share of Live Oak Class A Common Stock at an exercise price of Eleven Dollars and Fifty Cents ($11.50) per share, as contemplated under (i) the Live Oak Warrant Agreement, and (ii) the Live Oak Public Offering Warrant.

“Live Oak’s Knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, Live Oak means the actual knowledge of Richard Hendrix, Gary Wunderlich and Andrea Tarbox after due inquiry of the respective employees directly reporting to such Persons.

“Lock-Up Agreements” means the lock-up agreements, in the form attached hereto as Exhibit B, to be entered into by and between Live Oak and the Shareholders named on Schedule 1.1(c) in connection with the Closing.

“Material Adverse Effect” means any event, change, or occurrence that, individually or in the aggregate with any other events, changes, or occurrences, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries (on a long-term basis), taken as a whole, or (ii) that materially impairs, or would reasonably be expected to materially impair, individually or in the aggregate, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (i) above, excluding any event, change, or occurrence resulting from: (a) effects generally affecting the industries or segments thereof in which the Company or its Subsidiaries operates; (b) general business, economic, or political conditions (or changes therein); (c) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack, or any other act of terrorism; (d) any natural or man-made disaster or acts of God; (e) any epidemic, pandemic or disease outbreak (including the Covid-19 virus); (f) any failure by the Company or its Subsidiaries, taken as a whole to meet budgets, plans, projections, or forecasts (whether internal or otherwise) for any period (it being understood that the underlying cause of the failure to meet such budgets, plans, projections, or forecasts shall be taken into account in determining whether a Material Adverse Effect has occurred or could occur); (g) changes in Law or interpretation thereof or GAAP or interpretation thereof; or (h) events attributable to the announcement of the execution of this Agreement or any Related Agreement, the announcement of the transactions contemplated hereby or thereby, or the consummation of the transactions contemplated hereby or thereby; provided, however, that any event, change, or occurrence resulting from the matters referred to in clauses (a) and (b) above shall be excluded only to the extent such matters do not disproportionately impact the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in the same or similar industry.

“Material Contracts” has the meaning set forth in Section 4.10.

“Material Customer” has the meaning set forth in Section 4.21(a).

“Material Supplier” has the meaning set forth in Section 4.21(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Merger Sub Board” has the meaning set forth in the Recitals of this Agreement.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Negative Adjustment Shares” has the meaning set forth in Section 3.3(e).

“Net Debt” means (i) the aggregate consolidated Indebtedness of the Company and its Subsidiaries (including prepayment penalties that would be due if paid off at the Closing), minus (ii) the aggregate consolidated Indebtedness incurred by the Company and its Subsidiaries pursuant to their participation in the NMTC Program and the Paycheck Protection Program, minus (iii) Cash of the Company, minus (iv) the amount of all Cash capital expenditures up to a maximum of Ten Million Dollars ($10,000,000) made by the Company and its Subsidiaries from September 18, 2020 through the Closing Date solely in connection with the Company’s “Phase 2” (“Phase II”) expansion of the Winchester, Kentucky facility (collectively, the “Phase II Capital Expenditures”), minus (v) the principal amount of and accrued but unpaid interest on all promissory notes issued in favor of the Company.

“New Equity Incentive Plan” has the meaning set forth in Section 2.11.

“NMTC Loans” has the meaning set forth in Section 4.4(e).

“NMTC Program” means the New Market Tax Program, a federal program enacted by the United States Congress as a part of the Community Renewal Tax Relief Act of 2000, as amended, administered by from the Community Development Financial Institutions Fund of the United States Department of Treasury.

“Non-Competition Agreements” means the non-competition and non-solicitation agreements, in the form attached hereto as Exhibit C, entered into by and between Live Oak and the Specified Shareholders, respectively, effective as of the Closing.

“Non-Dissenting Shareholder” means a Shareholder that does not properly demand or perfect such Shareholder’s right to appraisal under Article 13 or Section 14-1322 of the GBCC and is otherwise entitled to receive its portion of the Merger Consideration pursuant to this Agreement.

“Notice of Acceptance” has the meaning set forth in Section 3.3(b)(i).

“Notice of Disagreement” has the meaning set forth in Section 3.3(b)(ii).

“NYSE” means The New York Stock Exchange.

“Order” means any order, judgment, decree, injunction, stipulation, settlement, or Consent order of or with any Governmental Authority.

“Organizational Documents” means the certificate or articles of incorporation, certificate of formation, bylaws, limited liability company agreement, or other governing documents of an entity, as applicable, in each case as amended.

“Outbound IP License” has the meaning set forth in Section 4.9(b).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement. Following the Effective Time, the Surviving Corporation shall be considered a Party.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financials” means the audited consolidated balance sheet of the Company and the consolidated Subsidiaries of the Company as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income and cash flows of the Company and the consolidated Subsidiaries of the Company for such years, each audited in accordance with the auditing standards of the PCAOB.

“Percentage Interest” means, with respect to any Shareholder, the percentage set forth opposite such Shareholder’s name in the Estimated Closing Statement.

“Permit” means any permit, license, approval, governmental qualification, registration, or other authorization required to be obtained.

“Permitted Liens” means: (a) Liens for or in respect of Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate Proceedings and, in each case, for which an appropriate reserve has been established in accordance with GAAP; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the ordinary course of business or by operation of law with respect to obligations that are not yet due and payable; (c) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Authorities), easements, charges, rights-of-way, and other Liens that, individually or in the aggregate, do not materially impair the use of the real property affected thereby; (d) all other Liens on tangible personal property that, individually or in the aggregate, do not materially impair the value of the property subject to such Liens or the use of such property in the Business; (e) with respect to the Shares, restrictions on transfer imposed under applicable securities Laws; and (f) Liens in favor of certain lenders that are currently in effect as set forth on Schedule 1.1(d).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, Governmental Authority, or other legal entity.

“Personal Data” means a natural Person’s name, street address, telephone number, e-mail address, photograph, Social Security number, driver’s license number, passport number, policyholder or account number, “nonpublic personal information” as defined by the Financial Services Modernization Act of 1999 and any other piece of information that alone or together with other information could reasonably allow for the identification of a natural Person or otherwise relates to an identifiable natural Person.

“PHA Products” has the meaning set forth in Section 4.18.

“PIPE” has the meaning set forth in Section 8.3(d).

“Positive Adjustment Shares” has the meaning set forth in Section 3.3(d).

“PPP Loan” shall mean that certain Promissory Note, dated as of April 18, 2020, issued by the Company to Truist Bank, a North Carolina banking corporation, in a principal amount of One Million Seven Hundred Seventy Six Thousand Dollars ($1,776,000.00), and all agreements or documents entered into in connection therewith or related thereto.

“Privileged Communications” has the meaning set forth in Section 11.17.

“Proceeding” means an action, suit, arbitration, proceeding, audit, hearing, examination, investigation, or litigation (whether civil, criminal, administrative, investigative, or informal) by or before any Governmental Authority.

“Proposed Adjustments” has the meaning set forth in Section 3.3(b)(ii).

“Real Property Lease” has the meaning set forth in Section 4.7(b).

“Registration Statement” has the meaning set forth in Section 6.15(a).

“Related Agreement” means any Contract that is to be entered into at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including the Key Employment Agreements, the Non-Competition Agreements, the Lock-Up Agreements and the Exchange Agent Agreement. The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements,” or other similar expression.

“Related Party” has the meaning set forth in Section 4.22(a).

“Release” means any spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, disposing, injection, deposit, dispersing, migration or discharge of any Hazardous Substance in, onto or through the environment.

“Remedial Action” means any action to (a) investigate, clean up, remediate, remove, respond or treat, or in any other way to address, a Release or a threat of Release, including the performance of required studies, investigations, restoration or monitoring or (b) assess or restore the environment or natural resources.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, representatives and advisors.

“Required Live Oak Stockholder Approval” has the meaning set forth in Section 5.2(c).

“Required Shareholder Approval” has the meaning set forth in Section 4.25.

“Restricted Cash” means cash needed to satisfy any outstanding check payable by the Company or any of its Subsidiaries, ACH transaction and other wire transfers, cash required to collateralize any letters of credit, surety bonds, performance bonds, or other similar instruments and any other cash that is otherwise not freely usable by the Company as of the Closing because it is subject to express contractual restrictions or limitations on use or distribution by Law, Contract or otherwise.

“Retention Recipient” has the meaning set forth in Section 2.11.

“Reviewable Document” has the meaning set forth in Section 6.22(a).

“SBA” has the meaning set forth in Section 4.4(d).

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Section 16 Information” has the meaning set forth in Section 6.26.

“Securities Act” means the Securities Act of 1933, as amended.

“SEMS” means the Superfund Enterprise Management System maintained by the United States Environmental Protection Agency.

“Shareholder” means a holder of Shares.

“Shareholder Notice” has the meaning set forth in Section 6.17(b).

“Shareholder Representative” has the meaning set forth in the preamble to this Agreement.

“Shareholder Representative Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

“Shares” has the meaning set forth in Section 2.5(a).

“Software” means: (i) computer programs, including software implementation of algorithms, models and methodologies, whether in source-code, object-code, or human readable or other form, including firmware, operating systems, and specifications; (ii) database software that is accessed using computer programs; (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons; and (iv) documentation, including programmer notes, user manuals, and training materials, relating to such computer programs; but shall not include standard, commercial, off-the-shelf software.

“Specified Shareholders” means the list of Shareholders set forth on Schedule 1.1(e).

“Store Capital” means STORE Capital Acquisitions, LLC.

“Subsidiary” of any Person means (i) any corporation, limited liability company, joint venture, trust, or other legal entity, an amount of the voting Equity Interests of which sufficient to elect at least a majority of the board of directors, board of managers, or other governing body of such corporation, limited liability company, joint venture, trust, or other legal entity is owned or controlled, directly or indirectly, by such Person or one or more other Subsidiaries of such Person or a combination thereof or (ii) any partnership of which such Person or another Subsidiary of such Person is the general partner.

“Super 8-K” has the meaning set forth in Section 6.22(b).

“Support Agreements” means collectively, the support agreements entered into as of the date of this Agreement by certain Shareholders and Live Oak, in the form attached hereto as Exhibit A, pursuant to which each such Shareholder has irrevocably agreed to, among other things, execute a written Consent in favor of adopting this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.26.

“Tax” or “Taxes” means (a) all taxes and similar charges, fees, duties, levies, imposts, tariffs, licenses, escheat or other assessments (including income, gross receipts, net proceeds, ad valorem, withholding, turnover, real or personal property (tangible and intangible), occupation, customs, import and export, sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, registration, recording, fuel, profit, excess profits, capital stock, unclaimed property, alternative or add-on minimum, estimated, premium, environmental, occupational, interest equalization, windfall profits, severance, payroll, employment, unemployment, disability, and social security or other taxes or fees) that are imposed by any Governmental Authority, in each case including any interest, penalties, or additions to tax attributable thereto (or attributable to the nonpayment thereof), (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined or unitary group for any period (including under Treasury Regulations Section 1.1502-6 or any predecessor thereof or any similar provision of state, local or foreign Law), transferor Liability, successor Liability, by contract or otherwise through operation of Law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Return” means any report, return, declaration, election, estimate, information statement, claim for refund or other information or filing (including any related or supporting information and any amendment to any of the foregoing) required to be supplied to a Governmental Authority or any Person in connection with any Taxes.

“Transaction Engagement” has the meaning set forth in Section 11.17.

“Transaction Expenses” means (a) all fees and expenses incurred or payable by the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of any investment bankers, attorneys, accountants, consultants, experts, or other professionals engaged by or on behalf of the Company or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, (b) other than as set forth on Schedule 1.1(f), all transaction bonuses, retention payments, change-of-control payments, severance payments and other amounts payable to any employee of the Company in connection with this Agreement and the transactions contemplated by this Agreement, (c) the cost of the directors’ and officers’ “tail” insurance policy obtained by the Company or its Subsidiaries pursuant to Section 6.6, (d) fifty percent (50%) of the fees and expenses of the Exchange Agent pursuant to the Exchange Agent Agreement and (e) fifty percent (50%) of the filing fees associated with only one HSR Act filing payable pursuant to Section 6.3(b); provided, that in the case of each of clauses (a) – (e), to the extent not paid prior to the Closing. For the avoidance of doubt, the Transaction Expenses shall not include any fees and expenses that are payable by any Shareholders in connection with this Agreement and the transactions contemplated by this Agreement.

“Transaction Expenses Adjustment Amount” means (a) an amount equal to the greater of (i) the amount of all Transaction Expenses up to a maximum of One Million Six Hundred Thousand Dollars ($1,600,000) and (ii) the amount of all Transaction Expenses incurred that are legal fees and expenses, minus (b) the amount of all Transaction Expenses paid by the Company and its Subsidiaries prior to Closing.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning set forth in Section 5.6.

“Trust Fund” has the meaning set forth in Section 5.6.

“Trustee” has the meaning set forth in Section 5.6.

“Unresolved Adjustments” has the meaning set forth in Section 3.3(c).

“Unresolved Balance” has the meaning set forth in Section 3.3(c).

“VWAP” has the meaning set forth in Section 3.4(a)(i).

“Written Consent” has the meaning set forth in Section 6.17(a).

Section 1.2 Other Definitional Provisions and Interpretation; Schedules

. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The meaning assigned to each term defined in this Agreement shall be equally applicable to both the singular and the plural forms of such term. The use of “including” or “include” will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any Contract (including this Agreement), document, or instrument shall mean such Contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute, code or act means such statute, code or act as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Underlined references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph, or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. Any document, list, or other item shall be deemed to have been “provided” to Live Oak for all purposes of this Agreement if a correct copy of such document, list, or other item was posted in the Data Room at least two (2) Business Days prior to the date of this Agreement. Any information disclosed in any Schedule shall be deemed to be disclosed for purposes of any other Schedule to which such disclosure is relevant, but only to the extent that it is readily apparent from the face of such disclosure that such disclosure is relevant to such other Schedule.

ARTICLE II
THE MERGER; CLOSING

Section 2.1 The Merger. On the terms and subject to the conditions contained in this Agreement and in accordance with the applicable provisions of the Georgia Business Corporation Code (the “GBCC”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly-owned Subsidiary of Live Oak. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the GBCC.

Section 2.2 Closing; Effective Time.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place, remotely by the electronic exchange of documents and signatures, or if such exchange is not practicable, at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m. (Central Time) on the date that is two (2) Business Days after the date on which each of the conditions set forth in ARTICLE VIII has been satisfied or, if permitted, waived by the Party entitled to the benefits of such condition (other than any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date or waiver by the Party entitled to the benefits of such conditions), or at such other place and at such other time as Live Oak and the Company may agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Concurrently with the Closing, the Parties shall cause a certificate of merger, in the form attached as Exhibit D (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Georgia in accordance with the GBCC. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Georgia or at such later time as Live Oak and the Company may agree and specify in the Certificate of Merger. The time when the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.3 Articles of Incorporation and Bylaws. From and after the Effective Time,

(a) the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law; and

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable Law, except that in the case of each of clause (a) and clause (b) of this Section 2.3, the name of the Surviving Corporation set forth therein shall be changed to the name of the Company.

Section 2.4 Directors and Officers. From and after the Effective Time, (a) the directors set forth on Schedule 2.4(a) shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death and (b) the officers set forth on Schedule 2.4(b) shall be the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier resignation, removal, or death.

Section 2.5 Conversion of Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any Party:

(a) each share of common stock, $0.001 par value, of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished, shall cease to exist and shall be converted into the right to receive, without interest, the number of shares of Live Oak Class A Common Stock equal to the quotient obtained by dividing (a) (i) the Closing Payment divided by (ii) the sum of (x) the total number of Shares (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time plus (y) the total number of Cash Free Exercise Option and Warrant Shares issuable in respect of all Company Options and Company Warrants that remain outstanding as of immediately prior to the Closing, by (b) the Live Oak Share Price (the “Closing Per Share Merger Consideration”), together with any amounts that may become payable in respect of such Shares from the Adjustment Holdback Amount, the Shareholder Representative Amount, and the Earn-Out Shares, when and as provided in this Agreement;

(b) each Share issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or owned by the Company, Live Oak, or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no payment, distribution or other consideration shall be delivered or deliverable in exchange for such Share (the Shares described in this Section 2.5(b), “Cancelled Shares”); and

(c) each share of common stock, $0.0001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted, without receiving any payment with respect thereto, into and become one (1) validly issued, fully paid and non-assessable share of common stock, $0.001 par value, of the Surviving Corporation.

Section 2.6 Exchange of Certificates; Closing of Stock Transfer Books; Unexchanged Shares.

(a) Exchange Agent. On the Closing Date, Live Oak shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Shareholders, for exchange in accordance with this ARTICLE II, the Closing Per Share Merger Consideration payable pursuant to this Agreement for all of the Shares other than Cancelled Shares (such certificates for Live Oak Class A Common Stock, together with any dividends or distributions with respect thereto and cash in lieu of any fractional shares of Live Oak Class A Common Stock payable pursuant to Section 2.6(j) (pursuant to Section 2.6(c), being hereinafter referred to as the “Exchange Fund”)). Live Oak shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Closing Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 2.6(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Live Oak shall use its reasonable best efforts to cause the Exchange Agent to mail to each Shareholder entitled to receive the Closing Per Share Merger Consideration pursuant to Section 2.5, a letter of transmittal in form and substance reasonably satisfactory to Live Oak and the Company (the “Letter of Transmittal”) with instructions (i) specifying that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company (each, a “Cancellation”); and (ii) for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Live Oak shall cause the Exchange Agent to deliver, the Closing Per Share Merger Consideration and any cash in lieu of any fractional share of Live Oak Class A Common Stock in accordance with the provisions of Section 2.5(a), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6, each Certificate entitled to receive the Closing Per Share Merger Consideration in accordance with Section 2.5(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Closing Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.5(a).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Live Oak Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Live Oak Class A Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 2.6(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Live Oak shall pay or cause to be paid to the holder of the certificates representing shares of Live Oak Class A Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Live Oak Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Live Oak Class A Common Stock.

(d) No Further Rights in Shares. The Live Oak Class A Common Stock and any cash in lieu of any fractional shares of Live Oak Class A Common Stock payable upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Shares.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by, and delivery of a customary indemnity from, the Person claiming such Certificate to be lost, stolen, or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen, or destroyed Certificate the applicable number of shares of Live Oak Class A Common Stock and any cash in lieu of any fractional shares of Live Oak Class A Common Stock pursuant to Section 2.6(j) to which such Person is entitled to pursuant to this Agreement.

(f) Adjustments to Closing Per Share Merger Consideration. The Closing Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Live Oak Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Termination of Exchange Fund. Twelve (12) months following each of (i) the Effective Time and (ii) the final determination of the Final Merger Consideration pursuant to Section 3.3, Live Oak will be entitled to require the Exchange Agent to deliver to Live Oak any funds delivered to the Exchange Agent pursuant to Section 2.6(a), and any portion of the Adjustment Holdback Amount and Positive Adjustment Shares (if applicable), respectively, in each case that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled only to look to Live Oak and the Surviving Corporation (subject to abandoned property, escheat, or other similar Laws) for the consideration payable upon surrender of their Certificates.

(h) No Liability. None of the Exchange Agent, Live Oak or the Surviving Corporation shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 2.6.

(i) Stock Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of any Shares on the books of the Company. If, after the Effective Time, Certificates formerly representing Shares are presented to Live Oak or the Surviving Corporation, they shall be surrendered and canceled as provided in this Section 2.6.

(j) Fractional Shares. No certificates or scrip representing fractional shares of Live Oak Class A Common Stock shall be issued upon the conversion of the Shares into the Closing Per Share Merger Consideration pursuant to Section 2.5(a), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of shares of Live Oak Class A Common Stock. For purposes of this Section 2.6(j), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to two (2) decimal places. In lieu of any such fractional share of Live Oak Class A Common Stock, each holder of Shares who would otherwise be entitled to such fractional share of Live Oak Class A Common Stock shall be entitled to receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of such fractional share of Live Oak Class A Common Stock and (ii) the Live Oak Share Price.

Section 2.7 Payments by Live Oak.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Live Oak a flow of funds memorandum (the “Flow of Funds Memorandum”) that sets forth the applicable payees, amounts payable and wire instructions for all amounts payable under this Section 2.7. Subject to the terms and conditions of this Agreement, in consideration of the Merger and for the other covenants and agreements of the Company contained herein, Live Oak at Closing shall pay by wire transfer of immediately available funds the following amounts, or deliver the following, as applicable, as set forth in the Flow of Funds Memorandum:

(i) evidence in form and substance reasonably satisfactory to the Company of the issuance in book entry form (and, only with respect to those Shareholders that will be subject to Lock-Up Agreements or otherwise subject to “control securities” restrictions under the Securities Act, bearing customary restrictive legends relating to such restrictions) in the name of each Shareholder the number of shares of Live Oak Class A Common Stock equal to such Shareholder’s pro rata portion of the aggregate Closing Per Share Merger Consideration as represented by the number of Shares represented by such Certificate or Cancellation in accordance with the provisions of Section 2.5(a);

(ii) any cash in lieu of any fractional share of Live Oak Class A Common Stock each Shareholder has the right to receive pursuant to Section 2.6(j);

(iii) the Adjustment Holdback Shares to be held back by Live Oak and further distributed in accordance with the terms of this Agreement;

(iv) the Shareholder Representative Amount to the Shareholder Representative; and

(v) payments in the aggregate amount of the unpaid Transaction Expenses in each case to the respective counterparties in full satisfaction thereof, as identified in the invoices delivered by the Company pursuant to Section 2.9(f).

(b) At least three (3) Business Days prior to the Closing Date, Live Oak shall prepare and deliver to the Company a written report setting forth the applicable payees, amounts payable and wire instructions for all unpaid Live Oak Transaction Expenses (along with invoices indicating the aggregate amount of Live Oak Transaction Expenses owed to such Person). On the Closing Date following the Closing, Live Oak shall pay or cause to be paid by wire transfer of immediately available funds all such outstanding Live Oak Transaction Expenses.

Section 2.8 Deliveries by Live Oak and Merger Sub. At or prior to the Closing, Live Oak and Merger Sub shall deliver, or cause to be delivered, to the Company each of the following:

(a) each Related Agreement to which Live Oak is a party, executed by Live Oak;

(b) a copy of the articles of incorporation of Merger Sub, certified as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(c) a certificate of good standing of Merger Sub, issued as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(d) a certificate, dated as of the Closing Date and executed by an officer of Live Oak, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(e) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Live Oak, certifying as to (i) the resolutions approved by the Live Oak Board authorizing the execution, delivery, and performance by Live Oak of this Agreement and its Related Agreements and the consummation by Live Oak of the transactions contemplated by this Agreement and its Related Agreements and (ii) the names and signatures of the officers of Live Oak authorized to execute this Agreement, its Related Agreements, and the other documents to be delivered by Live Oak under this Agreement and its Related Agreements;

(f) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary (or similar officer) of Merger Sub, certifying as to (i) no amendments to the article of incorporation of Merger Sub since the date of certification referenced in paragraph (c) above, (ii) the bylaws of Merger Sub, (iii) the resolutions approved by the Merger Sub Board authorizing the execution, delivery, and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement, (iv) the resolutions approved by Live Oak, as the sole stockholder of Merger Sub, adopting this Agreement, and (v) the names and signatures of the officers of Merger Sub authorized to execute this Agreement and the other documents to be delivered by Merger Sub under this Agreement; and

(g) such other documents, certificates, or instruments as the Company may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements.

Section 2.9 Deliveries by the Company. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Live Oak and Merger Sub each of the following:

(a) the Exchange Agent Agreement, executed by the Shareholder Representative;

(b) a copy of the articles of incorporation of the Company, certified as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(c) a certificate of good standing of the Company, issued as of a date not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Georgia;

(d) a certificate, dated as of the Closing Date and executed by the secretary or an assistant secretary of the Company, certifying as to (i) no amendments to the articles of incorporation of the Company since the date of certification referenced in paragraph (b) above, (ii) the bylaws of the Company, (iii) the resolutions approved by the Company Board authorizing the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, (iv) the Written Consent, and (v) the names and signatures of the officers of the Company authorized to execute this Agreement and the other documents to be delivered by the Company under this Agreement;

(e) a certificate, dated as of the Closing Date and executed by an officer of the Company, on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service substantially in the form provided for in Treasury Regulations Section 1.897-2(h)(2);

(f) an invoice from each Person (other than any employee) to whom any amount of the Transaction Expenses is owed, indicating the aggregate amount of Transaction Expenses owed to such Person;

(g) documentation, in form and substance reasonably satisfactory to Live Oak, evidencing the termination, in accordance with Section 6.5, of the related party Contracts and Contracts set forth on Schedule 6.5 and the release of the Company from all Liability thereunder;

(h) a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the satisfaction of the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(c), and Section 8.2(e);

(i) promissory notes and pledge agreements in favor of Live Oak, effective as of the Closing, in form and substance reasonably acceptable to Live Oak to replace the promissory notes and pledge agreements issued in favor of the Company set forth on Schedule 2.9(i), executed by the Persons set forth on Schedule 2.9(i); and

(j) such other documents, certificates, or instruments as Live Oak may reasonably request in order to effect the transactions contemplated by this Agreement and the Related Agreements.

Section 2.10 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than Cancelled Shares) issued and outstanding immediately prior to the Effective Time and held by a Shareholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who otherwise complies in all respects with, Article 13 of the GBCC (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the consideration specified in Section 2.5(a) but instead shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Article 13 of the GBCC. If, after the Effective Time, any such Shareholder withdraws, fails to perfect, or otherwise loses such right to appraisal, the Dissenting Shares held by such Shareholder shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the consideration specified in Section 2.5(a). The Company shall give Live Oak (a) prompt notice of, together with copies of, any demands received by the Company for appraisal of Shares pursuant to the GBCC and (b) the right to participate in all negotiations and Proceedings with respect to such demands. The Company shall not, except with the prior written Consent of Live Oak, (i) make any payment with respect to, or settle or offer to settle, any such demand, (ii) waive any failure to properly make or effect any such demand or to take any action required to perfect such appraisal rights, or (iii) agree to do any of the foregoing.

Section 2.11 New Equity Incentive Plan. Live Oak has agreed to establish a new equity incentive plan (the “New Equity Incentive Plan”), to be effective as of the Closing, with an award pool that provides for the grant of equity awards with respect to up to ten percent (10%) of the Live Oak Shares. The employees of Live Oak or one of its Subsidiaries who shall be entitled to receive an initial grant of stock options (“Initial Option Grant”) under the New Equity Incentive Plan on the Closing (each, a “Retention Recipient”) and the number of shares of Live Oak Class A Common Stock that will be subject to such Initial Option Grants are set forth on Schedule 2.11. Initial Option Grants will be granted with an exercise price equal to the greater of (a) Ten Dollars ($10.00) and (b) the fair market value of a share of Live Oak Class A Common Stock determined as of the Closing and shall vest in accordance with the vesting terms set forth on Schedule 2.11. In the event that the fair market value of a share of Live Oak Class A Common Stock determined as of the Closing is greater than Ten Dollars ($10.00), then each Retention Recipient shall be entitled to receive a grant of restricted stock under the New Equity Incentive Plan (each an “Initial Restricted Stock Grant”) on the Closing. The number of shares of Live Oak Class A Common stock, if any, that will be subject to each Initial Restricted Stock Grant and the vesting schedule applicable to each Initial Restricted Stock Grant are set forth on Schedule 2.11. The Initial Option Grants and the Initial Restricted Stock Grants shall be subject to such other terms and conditions as set forth in the agreement evidencing such awards.

Section 2.12 Rollover of Company Options. At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed by Live Oak and shall be converted automatically at the Effective Time into an option (an “Assumed Company Option”) to acquire shares of Live Oak Class A Common Stock, on the same terms and conditions as were applicable under such Company Option (including applicable vesting and exercise conditions) except that (a) the number of shares of Live Oak Class A Common Stock that will be subject to each such Assumed Company Option shall be determined by multiplying the number of Shares subject to the corresponding Company Option by a fraction (the “Award Exchange Ratio”), the numerator of which is the Closing Per Share Merger Consideration (rounded down to the nearest whole share) multiplied by the Live Oak Share Price and the denominator of which is the fair market value of a share of Live Oak Class A Common Stock on the Closing Date and (b) the exercise price per share of each such Assumed Company Option shall equal (i) the per share exercise price of the corresponding Company Option divided by (ii) the Award Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, the assumption of and corresponding adjustments to a Company Option shall be performed in a manner that is intended to comply with the requirements of Sections 409A or 424(a) of the Code and, in the case of any Company Option that is an incentive stock option (within the meaning of Section 422 of the Code, in accordance with Section 422 of the Code). Within thirty (30) Business Days following the Closing Date, Live Oak shall file a registration statement on Form S-8 (or other applicable form) with respect to the Live Oak Class A Common Stock issuable pursuant to Assumed Company Options and shall use reasonable best efforts to obtain and maintain the effectiveness of such registration statements for so long as any Assumed Company Options remain outstanding. Live Oak shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Live Oak Class A Common Stock for delivery with respect to the Assumed Company Options in accordance with this Section 2.12.

Section 2.13 Conversion of Convertible Notes and Exercise of Warrants.

(a) As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to mail to each Convertible Note holder a notice, in form and substance reasonably satisfactory to Live Oak, informing such holder of this Agreement and the transactions contemplated hereby and enclosing a conversion notice to be returned to the Company by such holder no later than five (5) Business Days prior to the Closing Date whether such holder elects to convert such Convertible Note, and notifying such holder that if such election is not made, the principal and accrued and unpaid interest on such Convertible Note shall be repaid by Live Oak or the Company immediately following the Closing by wire transfer of immediately available funds to an account to be designated by such holder in its response to the Company.

(b) As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to mail to each Company Warrant holder a notice, in form and substance reasonably satisfactory to Live Oak, informing such holder of this Agreement and the transactions contemplated hereby and enclosing an exercise notice to be returned to the Company by such holder no later than five (5) Business Days prior to the Closing Date whether such holder elects to exercise such Company Warrant, and notifying such holder that if such election is not made, following the Closing, the Company Warrant shall be exercisable in exchange for shares of Live Oak Class A Common Stock instead of Shares.

(c) Prior to the Closing, the Company Board shall have adopted resolutions (in a form reasonably satisfactory to Live Oak), and the Company hereby agrees to take all other actions reasonably necessary, to cause each Company Warrant that remains outstanding as of immediately prior to the Closing to be exercisable in exchange for shares of Live Oak Class A Common Stock immediately after the Effective Time.

(d) After the conversion or repayment of the Convertibles Notes, exercise of the Company Warrants, and adoption of the resolutions by the Company Board pursuant to this Section 2.13, the Convertible Notes and the Company Warrants shall no longer represent the right to purchase Shares or any other Equity Interests of the Company, Merger Sub, the Surviving Corporation or any other Person or the right to receive any other consideration other than as provided herein.

ARTICLE III
MERGER CONSIDERATION; ADJUSTMENT

Section 3.1 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall be an amount equal to:

(a) Four Hundred Fifty Million Dollars ($450,000,000);

(b) minus the Closing Date Net Debt;

(c) minus the Transaction Expenses Adjustment Amount; and

(d) plus any Earn-Out Shares issued pursuant to Section 3.4.

Section 3.2 Estimated Merger Consideration. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Live Oak a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of the Merger Consideration (such estimated amount, the “Estimated Merger Consideration”), including each of its components. The Estimated Closing Statement shall also set forth (a) the name and address of each Shareholder, wire transfer instructions for each Shareholder (if available), the number of Shares held by each Shareholder, the Certificate numbers representing the Shares held by each Shareholder, the Percentage Interest for each Shareholder, and the portion of the Closing Payment that each Shareholder is entitled to receive, (b) the applicable employees to whom any portion of the Transaction Expenses is payable, the respective amounts payable to each such employee, and the account or accounts to which such amounts shall be paid, and (c) the amount of Phase II Capital Expenditures, accompanied by copies of the corresponding invoices. Prior to the Closing, Live Oak will be entitled to review, comment on, and propose changes to the Estimated Closing Statement, including the calculation of the Estimated Merger Consideration set forth therein, and the Company shall permit Live Oak and its Representatives to have full access to the books and records of the Company and to such historical financial information relating to the preparation of the Estimated Closing Statement and the calculation of the Estimated Merger Consideration as Live Oak may reasonably request. The Company shall promptly consider in good faith any changes Live Oak proposes to the Estimated Closing Statement and revise the Estimated Closing Statement if, based on its good faith assessment, such changes are warranted.

Section 3.3 Determination of Final Merger Consideration.

(a) Within sixty (60) days after the Closing Date, the Live Oak Representative shall prepare and deliver to the Shareholder Representative a statement (the “Initial Closing Statement”) setting forth the Live Oak Representative’s good faith calculation of the Merger Consideration, including each of its components with reasonable detail to identify and support variances from the Estimated Closing Statement. The Live Oak Representative shall prepare the Initial Closing Statement in accordance with this Agreement.

(b) The Shareholder Representative will be entitled to review the Initial Closing Statement during the thirty (30) day period beginning on the date the Shareholder Representative receives the Initial Closing Statement. During such thirty (30) day period, the Shareholder Representative and its Representatives will have reasonable access to the books and records of the Company, to work papers prepared by the Live Oak Representative or Representatives of the Live Oak Representative to the extent they relate to the Initial Closing Statement, and to such historical financial information relating to the Initial Closing Statement as the Shareholder Representative may reasonably request, and will be entitled to meet with Representatives of the Live Oak Representative on a mutually convenient basis in order to obtain and discuss such information; provided, that such access does not interrupt the normal course of the Business. At or prior to the end of such thirty (30) day period, the Shareholder Representative shall either:

(i) deliver a notice to the Live Oak Representative confirming that no adjustments are proposed by the Shareholder Representative to the Live Oak Representative’s calculation of the Merger Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Acceptance”); or

(ii) deliver a notice to the Live Oak Representative to the effect that the Shareholder Representative disagrees with the Live Oak Representative’s calculation of the Merger Consideration or any of its components, as set forth on the Initial Closing Statement (a “Notice of Disagreement”), and specifying in reasonable detail the nature of such disagreement (which shall only include disagreements based on mathematical errors or based on the Merger Consideration not being calculated in accordance with this Agreement) and the adjustments that, in the Shareholder Representative’s view, should be made to the calculation of the Merger Consideration or any of its components, as applicable, in order to comply with this Agreement (collectively, the “Proposed Adjustments”);

provided, however, that if the Shareholder Representative fails to deliver a Notice of Acceptance or a Notice of Disagreement within such thirty (30) day period, then the calculation of the Merger Consideration as set forth in the Initial Closing Statement shall be final and binding on the Parties as the “Final Merger Consideration.”

(c) If there are any Proposed Adjustments, the Live Oak Representative shall, no later than thirty (30) days after the Live Oak Representative’s receipt of the Notice of Disagreement, notify the Shareholder Representative whether the Live Oak Representative accepts or rejects each such Proposed Adjustment. Thereafter, the Shareholder Representative and the Live Oak Representative shall work in good faith to resolve any differences that remain with respect to the Proposed Adjustments. If any of the Proposed Adjustments are not so resolved (the “Unresolved Adjustments,” and the aggregate difference between the Parties’ respective calculations of the Merger Consideration resulting from the Unresolved Adjustments, the “Unresolved Balance”) within thirty (30) days after the Live Oak Representative’s notice to the Shareholder Representative of its rejection of any Proposed Adjustments (or such longer period as the Parties may mutually agree in writing), then, at the request of either the Shareholder Representative or the Live Oak Representative, the Unresolved Adjustments will be submitted to Ernst & Young or, if such firm is unable or unwilling to act, to a mutually agreed nationally recognized firm with no material relationships with any Shareholder, the Shareholder Representative, the Live Oak Representative, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). Each Party shall submit to the Accounting Firm its position with respect to the Unresolved Adjustments as set forth in the Initial Closing Statement, in the case of the Live Oak Representative, and the Notice of Disagreement, in the case of the Shareholder Representative, and shall make available to the Accounting Firm the books and records of the Company, work papers prepared by the Live Oak Representative, the Shareholder Representative, or their respective Representatives to the extent they relate to the Initial Closing Statement or the Notice of Disagreement, as the case may be, and other historical financial information relating to the Initial Closing Statement, in each case as the Accounting Firm may request. The scope of the review by the Accounting Firm will be limited to: (i) a disposition of the Unresolved Adjustments through a strict application of the terms of this Agreement relating to the calculation of the Merger Consideration; (ii) based on its determination of the matters described in clause (i) and all items and amounts that were previously accepted or agreed upon or deemed agreed upon by the Parties in accordance with this Section 3.3, as applicable, a calculation of the Merger Consideration, including each of its components; and (iii) an allocation of the fees and expenses of the Accounting Firm determined in accordance with the formula specified below in this Section 3.3(c). The Accounting Firm may, at its discretion, conduct a conference concerning the Unresolved Adjustments, at which conference the Live Oak Representative and the Shareholder Representative shall have the right to present additional books and records, work papers, documents, materials, and other information and to have their respective Representatives present, but in no event shall either Party or its Representatives have any ex parte communications or meetings with the Accounting Firm without the prior written Consent of the other Party. The Accounting Firm is not entitled to, and the Parties shall not individually request the Accounting Firm to, (A) make any determination other than as set forth above, (B) determine any Unresolved Adjustment to be a value higher than the highest value or lower than the lowest value proposed by the Parties in their submissions to the Accounting Firm, or (C) undertake any independent investigation of the facts relating to the Unresolved Adjustments. The Accounting Firm will be instructed to render its written decision resolving the matters submitted to it as promptly as practicable and, if at all possible, within thirty (30) days after such submission of the Unresolved Adjustments. The determination of the Merger Consideration by the Accounting Firm will, absent manifest error, be final and binding on the Parties as the “Final Merger Consideration,” and judgment may be entered upon such determination in any court of competent jurisdiction. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.3(c) shall be borne by Live Oak, on the one hand, and the Shareholder Representative, on the other hand, as determined by the Accounting Firm based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total value of each Party’s respective position in relation to the total amount of the Unresolved Balance. For purposes of illustration only, if the Unresolved Balance is One Hundred Dollars ($100), and the written determination of the Accounting Firm states that Eighty Dollars ($80) of the Unresolved Balance is resolved in the Live Oak Representative’s favor and Twenty Dollars ($20) of the Unresolved Balance is resolved in the Shareholder Representative’s favor, Live Oak would bear twenty percent (20%) of the Accounting Firm’s costs and expenses, on the one hand, and the Shareholder Representative would bear eighty percent (80%) of such costs and expenses, on the other hand. All other fees, expenses, and costs incurred by a Party or its Representatives in connection with this Section 3.3 shall be borne by such Party.

(d) If the Final Merger Consideration is greater than the Estimated Merger Consideration, then, within five (5) Business Days after the date on which the Final Merger Consideration becomes final and binding pursuant to this Section 3.3, (i) Live Oak shall deposit with the Exchange Agent the amount of Live Oak Class A Common Stock required to account for such difference as calculated in accordance with Section 2.5(a) (the “Positive Adjustment Shares”) and (ii) the Live Oak Representative and the Shareholder Representative shall jointly instruct Live Oak to transfer to the Exchange Agent the Adjustment Holdback Shares. Thereafter, the Exchange Agent shall disburse the Positive Adjustment Shares and the Adjustment Holdback Shares to the holders of Shares (other than Cancelled Shares and any Dissenting Shares) in accordance with this Agreement and the Exchange Agent Agreement.

(e) If the Final Merger Consideration is less than the Estimated Merger Consideration, then, within five (5) Business Days after the date on which the Final Merger Consideration becomes final and binding pursuant to this Section 3.3, the Live Oak Representative and the Shareholder Representative shall jointly instruct Live Oak to deduct out of the Adjustment Holdback Shares, the number of shares of Live Oak Class A Common Stock (the “Negative Adjustment Shares”) equal to such difference as calculated in accordance with Section 2.5(a). If the Negative Adjustment Shares is less than the Adjustment Holdback Shares, then the Live Oak Representative and the Shareholder Representative shall jointly instruct Live Oak to transfer to the Exchange Agent the remaining portion of the Adjustment Holdback Shares. Thereafter, the Exchange Agent shall disburse such remaining portion of the Adjustment Holdback Amount to the holders of Shares (other than Cancelled Shares and any Dissenting Shares) in accordance with this Agreement and the Exchange Agent Agreement. If the Negative Adjustment Shares is greater than the Adjustment Holdback Shares, and on the one (1) year anniversary of the Closing Date there remains any funds in the Shareholder Representative Amount after taking into account and accruing for all expenses and other amounts for which the Shareholder Representative Amount is permitted to be used under this Agreement, the Shareholder Representative shall pay any such excess amount in the Shareholder Representative Amount to Live Oak within thirty (30) days following the one (1) year anniversary of the Closing Date. For the avoidance of doubt, the maximum exposure to the Shareholders based on any adjustments with respect to the Final Merger Consideration and the Estimated Merger Consideration shall be limited to the Adjustment Holdback Shares and the remaining funds in the Shareholder Representative Amount.

(f) The Parties shall treat any consideration received pursuant to this Section 3.3 as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 3.4 Earn-Out Shares.

(a) In addition to the Closing Per Share Merger Consideration, Live Oak shall, upon receipt of written instructions from the Live Oak Representative, which written instructions the Live Oak Representative agrees to provide upon satisfaction of the conditions set forth below, issue or cause to be issued (which, for the avoidance of doubt, shall not be issued and outstanding unless or until the following conditions are met) to each Shareholder its “pro rata portion” of the following contingent merger consideration amounts (collectively, the “Earn-Out Shares”) subject to the terms and conditions set forth below:

(i) two million five hundred thousand (2,500,000) shares of Live Oak Class A Common Stock if the volume weighted average price of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed as reported on Bloomberg L.P. under the function “VWAP” (or, if not reported therein, in another authoritative source mutually selected by the Parties) (“VWAP”) equals or exceeds Fifteen Dollars ($15.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the third anniversary of the Closing Date;

(ii) two million five hundred thousand (2,500,000) shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds Twenty Dollars ($20.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date; and

(iii) one million (1,000,000) shares of Live Oak Class A Common Stock if the VWAP of Live Oak Class A Common Stock on the NYSE or such other exchange as such shares may then be listed equals or exceeds Twenty-five Dollars ($25.00) per share for any twenty (20) trading days within a 30-day trading period beginning on the six (6) month anniversary of the Closing Date and ending on the fifth anniversary of the Closing Date.

(b) The right of a Shareholder to receive any portion of the Earn-Out Shares hereunder shall be non-transferable, and no Shareholder may transfer, assign, pledge or convey any interest in the Earn-Out Shares, except by operation of law.

Section 3.5 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Live Oak, the Surviving Corporation, Merger Sub, and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable under this Agreement such amounts as may be required to be deducted and withheld from or with respect to such payment under the Code or other applicable Law relating to Taxes. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Live Oak and Merger Sub as of the date of this Agreement and as of the Closing Date (as though made on the Closing Date) as follows:

Section 4.1 Organization and Authorization of the Company and its Subsidiaries.

(a) Each of the Company and its Subsidiaries are validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has all requisite corporate or limited liability power and authority, as the case may be, to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. The Company and each of its Subsidiaries are validly licensed or qualified to do business and (where such concept is applicable) are in good standing under the Laws of each jurisdiction in which the properties and assets leased or owned by it or the conduct of the Business as currently conducted or proposed to be conducted makes such licensing or qualification necessary, except, in each such case, where the failure to be so qualified would not be material to the Business. A correct list of all of the jurisdictions in which the Company and each of its Subsidiaries are so licensed or qualified to do business is set forth on Schedule 4.1(a).

(b) The Company has all requisite corporate power and authority to execute, deliver, and perform this Agreement and, subject to obtaining the Required Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been validly authorized by all necessary action by the Company Board, and, other than obtaining the Required Shareholder Approval, no other corporate action by the Company or the Shareholders is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. The Company has validly executed and delivered this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

(c) The Company Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger, and the other transactions contemplated by this Agreement, (ii) determining that the Merger Consideration is fair, from a financial point of view, to the Shareholders, (iii) directing that the adoption of this Agreement be submitted to a vote of or written approval by the Shareholders, and (iv) recommending adoption of this Agreement by the Shareholders (the “Company Board Recommendation”) which resolutions have not been rescinded, modified or withdrawn in any way.

(d) Correct copies of the Company’s and each of its Subsidiaries’ Organizational Documents, minute books, and stock transfer ledger have been provided to Live Oak. Neither the Company nor any of its Subsidiaries is in default under or in violation of their respective Organizational Documents. The minute books contain correct records in all material respects of all meetings of, and corporate or limited liability company actions, as the case may be, taken by, the board of directors (or equivalent body), committees of the board of directors (or equivalent bodies), and shareholders or members of the Company and each of its Subsidiaries during the last three (3) years. At the Closing, the Company’s and each of its Subsidiaries’ Organizational Documents, minute books, and stock transfer ledgers will be in the possession of the Company or its Subsidiaries.

Section 4.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of sixty million (60,000,000) shares of common stock, $0.001 par value, of which, as of the date hereof, (i) three million nine hundred fifty one thousand nine hundred fifty two (3,951,952) Shares are issued and outstanding, (ii) seven hundred eighty five thousand five hundred twenty five (785,525) are subject to outstanding Company Options to acquire Shares, (iii) fifty five thousand three hundred nineteen (55,319) are subject to outstanding warrants to acquire Shares (such warrants, the “Company Warrants”), and (iv) one hundred eighty thousand five hundred fifty three (180,553) are subject to convertible notes to acquire Shares (such notes, the “Convertible Notes”) based on the conversion price currently in effect and accrued and unpaid interest on the Convertible Notes through the date hereof. All issued and outstanding Shares (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law. Other than the Company Options, the Company Warrants, the Convertible Notes or as otherwise listed on Schedule 4.2(a), and except for this Agreement, (i) there are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating the Company to issue, transfer, sell, repurchase, or redeem any of its Equity Interests, (ii) there are no outstanding or authorized stock appreciation, restricted stock, phantom equity, or similar rights with respect to the Company, and (iii) there are no voting trusts, stockholder agreements, proxies, or other Contracts or understandings in effect to which the Company is a party with respect to the voting or transfer of any of the Company’s Equity Interests.

(b) Schedule 4.2(b) sets forth a complete and accurate list of all the Company’s Subsidiaries and ownership thereof. All of the issued and outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued and are directly owned of record by the Company or a Subsidiary of the Company, free and clear of any Liens (other than Permitted Liens). None of the Equity Interests of the Company’s Subsidiaries were issued in violation of any option, call option, right of first refusal, right of first offer, preemptive rights, subscription rights, or any similar right of any equityholder. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any Equity Interest in any Person other than the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries directly or indirectly control (as such term is defined in the definition of “Affiliate”) any other Person.

Section 4.3 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not require any Consent of, filing, notification, or registration with any Governmental Authority, other than (i) any Consent of, filing, notification, or registration with any Governmental Authority, the failure of which to be obtained would not, be expected to materially prevent or delay the consummation by the Company of the transactions contemplated by this Agreement, (ii) any Consent of, filing, notification, or registration with any Governmental Authority that is required as a result of any facts or circumstances relating solely to Live Oak or any of its Affiliates, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and (iv) the Consents, filings, notifications, or registrations with any Governmental Authority set forth on Schedule 4.3(a).

(b) Except as set forth on Schedule 4.3(b), the execution, delivery, and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on the Company, its Subsidiaries or any of their respective properties or assets, (ii) any Contract to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective properties or assets is bound, including any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (iii) any Permit, including any Environmental Permit, held by the Company or its Subsidiaries, or (iv) any of the Organizational Documents of the Company or its Subsidiaries, except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent the consummation by the Company of the transactions contemplated by this Agreement.

Section 4.4 Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a) Set forth in Schedule 4.4(a) are: (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018; (ii) the related unaudited statements of operations, shareholders’ equity, and cash flows, for the year ended December 31, 2019 and the related audited statements of operations, shareholders’ equity, and cash flows, for the year ended December 31, 2018, respectively; (iii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2020 (the “Interim Balance Sheet”); and (iv) the related unaudited statements of operations, shareholders’ equity, and cash flows for the six (6) months ended June 30, 2020 (the foregoing financial statements, collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries in accordance with GAAP, consistently applied, (ii) are correct in all material respects, and (iii) present fairly, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of footnotes. The books and records of the Company and its Subsidiaries are correct in all material respects, have been maintained in accordance with sound business practices, and accurately reflect in all material respects all the transactions and actions therein described. At the Closing, all such books and records will be in the possession of the Company or its applicable Subsidiary. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the Company’s Financial Statements.

(b) The Company and its Subsidiaries do not have any material Liabilities that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except: (i) Liabilities reflected on, or reserved against in, the Financial Statements; (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law and; (iii) Liabilities set forth on Schedule 4.4(b).

(c) The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. During the last three (3) years, to the Company’s Knowledge, there has never been any fraud or other wrongdoing that involves any of the management or other employees of the Company or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Company or its Subsidiaries, or any claim or allegation regarding any of the foregoing.

(d) The Company applied for and received the PPP Loan under the Paycheck Protection Program sponsored by the United States Small Business Administration (“SBA”) under 15 U.S.C. §636(a)(36) on or about April 18, 2020. With respect to the PPP Loan, the Company: (i) was eligible for and met all eligibility requirements for the PPP Loan at the time of its application; (ii) has spent the proceeds of the PPP Loan only on eligible expenses (as described in the applicable SBA regulations); and (iii) is eligible to apply for forgiveness of the PPP Loan in full. The Company is not, and will not, be subject to any reductions to loan forgiveness based on a reduction in the number of employees or a reduction relating to salary and wages as provided in section 1106(d) of the CARES Act, as amended. The Company will promptly submit, but in no case later than ten (10) Business Days following the opening of its lender’s portal for such loan forgiveness purpose, an application for loan forgiveness of the full principal amount of the PPP Loan with all required documentation.

(e) The Indebtedness of the Company and its Subsidiaries set forth on Schedule 4.4(e) was obtained through the NMTC Program (collectively, the “NMTC Loans”). All of the representations made by the Company and any of its Subsidiaries on its application for any NMTC Loans were accurate, complete and correct in all material respects at the time such representations were made by the Company or its Subsidiary, as applicable. The Company and its Subsidiaries were eligible for the NMTC Loans at the time of its applications and have complied with all applicable legal requirements associated with the NMTC Loans, except where the failure to so comply would not be reasonably likely to cause any NMTC Loans to lose their status as NMTC Loans.

(f) Schedule 4.4(f) sets forth a correct list of all Indebtedness of the Company and its Subsidiaries and identifies for each item of Indebtedness the outstanding principal amount thereof as of the date of this Agreement.

Section 4.5 Absence of Certain Changes. Except as set forth on Schedule 4.5, since the date of the Interim Balance Sheet, (a) the Company and its Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, and (b) there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, except as set forth on Schedule 4.5, neither the Company nor any of its Subsidiaries have taken any action which, if taken after the date of this Agreement and prior to the Closing, would require the Consent of Live Oak pursuant to Section 6.2.

Section 4.6 Assets.

(a) Except for assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet or as set forth on Schedule 4.6(a), the Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license to use all of the properties and assets (tangible or intangible, real or personal) reflected on the Interim Balance Sheet or acquired, leased, or licensed by the Company or its Subsidiaries since the date of the Interim Balance Sheet, free and clear of any Lien (other than Permitted Liens).

(b) The tangible properties and assets owned, leased, or licensed by the Company and its Subsidiaries, including all buildings, plants, structures, improvements, fixtures, machinery, equipment, vehicles, and other tangible assets, are free from material defects, are in good operating condition (reasonable wear and tear excepted), and are suitable for the uses for which intended.

(c) Except as set forth on Schedule 4.6(c), after giving effect to the termination of related party Contracts, services, support, and other arrangements pursuant to Section 6.5, the properties and assets owned, leased, or licensed by the Company constitute all of the properties and assets used in or necessary to conduct the Business as currently conducted and proposed to be conducted.

Section 4.7 Real Property.

(a) Schedule 4.7(a) sets forth a correct list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as set forth on Schedule 4.7(a), the Company and its Subsidiaries have good and marketable fee title to all of the Owned Real Property, free and clear of any Lien (other than Permitted Liens). Except as set forth on Schedule 4.7(a), there are no (i) leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; and (ii) no outstanding options, rights of first refusal, rights of first offer, rights of first negotiation or similar rights for the purchase, sale or other disposition of all or any of the Owned Real Property or any portion thereof or interest therein.

(b) Schedule 4.7(b) sets forth a correct list of all Contracts pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, or otherwise occupies any real property as tenant, subtenant, or licensee (each, a “Real Property Lease”), together with the address of the related property (collectively, the “Leased Real Property”, and together with the Owned Real Property the “Company Real Property”). The Company has provided to Live Oak a correct copy of each Real Property Lease, including all amendments, modifications, exhibits, and schedules. The Company and its Subsidiaries have a valid leasehold interest under each Real Property Lease, free and clear of any Lien (other than Permitted Liens). Each such Real Property Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or its Subsidiaries and the other party or parties thereto, enforceable against the Company or its Subsidiaries and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed and complied with all of their respective covenants and obligations under each Real Property Lease, and neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any other party to a Real Property Lease is in, or is alleged to be in, breach of or default under such Real Property Lease beyond any applicable notice and cure periods. Neither the Company nor any of its Subsidiaries subleases, as sublessor, any portion of the Leased Real Property to any other Person.

(c) The Company Real Property constitutes all of the real property used in or necessary to conduct the Business as currently conducted and proposed to be conducted. There is no condemnation, expropriation, or other Proceeding in eminent domain pending or, to the Company’s Knowledge, threatened affecting any portion of the Company Real Property. Neither the Company nor any of its Subsidiaries have entered into any brokerage arrangement with respect to the Company Real Property. Except as set forth on Schedule 4.7(c), neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in any Company Real Property or any interest therein.

(d) The buildings and improvements on the Company Real Property are in good condition and repair, normal wear and tear excepted. To the Company’s Knowledge, (i) the improvements on the Company Real Property have received all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Law and (ii) the current use and occupancy of the Company Real Property and the operation of the business as currently conducted thereon do not violate any applicable zoning, land use or local equivalent Law, and neither the Company nor any of its Subsidiaries has received any written notice of, and no claims have been filed against any of the foregoing alleging a violation of, any such Law.

Section 4.8 Intellectual Property.

(a) Schedule 4.8(a)(i) (with respect to the Company Trademarks), Schedule 4.8(a)(ii) (with respect to the Company Patents), Schedule 4.8(a)(iii) (with respect to the Company Copyrights), Schedule 4.8(a)(iv) (with respect to the Company Domain Names), and Schedule 4.8(a)(v) (with respect to the Company Know-How and Trade Secrets) set forth correct lists of all of the registered Company Trademarks, Company Patents, and material Company Copyrights, including the application and registration or grant number (if applicable) and relevant jurisdiction, and a summary of Company Know-How and Trade Secrets. All of the registered Company Trademarks, Company Patents, and registered Company Copyrights are valid, subsisting, and enforceable, and the Company and its Subsidiaries have good and valid title to all of the Company Intellectual Property, free and clear of any Lien (other than Permitted Liens). All registration, maintenance, and renewal fees required to be paid in connection with the Company Intellectual Property have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Governmental Authorities for the purposes of registering, perfecting, prosecuting, and maintaining the foregoing.

(b) Schedule 4.8(b) sets forth a correct list of all material Contracts pursuant to which the Company and its Subsidiaries license, as licensor, any Company Intellectual Property to any other Person (each, an “Outbound IP License”). The Company has provided to Live Oak a correct copy of each Outbound IP License, including all amendments, modifications, exhibits, and schedules. Each Outbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company, its Subsidiaries and the other party or parties thereto, enforceable against the Company or its Subsidiaries and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed and complied with all of its covenants and obligations under each Outbound IP License, and neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Outbound IP License is in, or is alleged to be in, breach of or default under such Outbound IP License.

(c) Schedule 4.8(c) sets forth a correct list of all material Contracts pursuant to which the Company and its Subsidiaries license, as licensee, Intellectual Property from any other Person (other than off-the-shelf software) (each, an “Inbound IP License”). The Company has provided to Live Oak a correct copy of each Inbound IP License, including all amendments, modifications, exhibits, and schedules. Each Inbound IP License is in full force and effect and constitutes a legal, valid, and binding obligation of the Company, its Subsidiaries and the other party or parties thereto, enforceable against the Company or its Subsidiaries and such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed and complied with all of its covenants and obligations under each Inbound IP License, and neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Inbound IP License is in, or is alleged to be in, breach of or default under such Inbound IP License.

(d) The Company Intellectual Property and the rights of the Company and its Subsidiaries under the Inbound IP Licenses constitute all of the rights to Intellectual Property used in or necessary to conduct the Business as currently conducted and proposed to be conducted.

(e) Except as set forth on Schedule 4.8(e), since January 1, 2017, no Proceeding has been filed against the Company or its Subsidiaries, and neither the Company nor its Subsidiaries have received any written or, to the Company’s Knowledge, oral communication from any other Person, (i) challenging the validity or enforceability of any Company Intellectual Property or (ii) alleging that the conduct of the Business by the Company or its Subsidiaries violates, infringes, or misappropriates the Intellectual Property rights of such Person. The conduct of the Business does not violate, infringe, or misappropriate, and the conduct of the Business since January 1, 2017 has not violated, infringed, or misappropriated, the Intellectual Property of any other Person.

(f) The Company has not performed, nor had performed on its behalf, any freedom to operate (“FTO”) analyses and would not disclose confidential product information (including composition information) under an “Attorneys Eyes Only” designation so that Live Oak could conduct its own FTO analysis. Instead, the Company performed limited internal assessments of third-party patents to the extent that such patents may relate to the following five products: DaniMer 02198 (Film Resin), DaniMer 02251 (PHA Resin), DaniMer 02251B (PHA Resin), DaniMer 02328 (Polyester Resin), and DaniMer 02513 (PHA Resin) (collectively, the “Assessed Products”). Such assessments were based solely on the Company conducting its own patent searches utilizing search terms reasonably determined by the Company to be relevant to the technology underlying the Assessed Products. The outcome of such assessments was presented in summary form to Live Oak in which the Company asserted it did not uncover any third-party patents or pending patent applications that could reasonably be expected to give rise to any Proceedings against the Company or any of its Subsidiaries.

(g) Except as set forth on Schedule 4.8(g), to the Company’s Knowledge, no Person has violated, infringed, or misappropriated any of the Company Intellectual Property. Except as set forth on Schedule 4.8(g), since January 1, 2017, neither the Company nor any of its Subsidiaries has filed any Proceeding or sent any written notice of a violation, infringement, or misappropriation by another Person of the Company’s or any of its Subsidiaries’ rights to the Company Intellectual Property.

(h) Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property rights for or under the direction or supervision of the Company or its Subsidiaries (including any Company Intellectual Property) has executed and delivered to the Company or its Subsidiaries a valid and enforceable Contract providing for (i) the non-disclosure by such Person of all confidential information of the Company or its Subsidiaries and (ii) the assignment by such Person (by way of a present grant of assignment) to the Company or its Subsidiaries of all of such Person’s right, title, and interest in and to such Intellectual Property rights. To the Company’s Knowledge, no Person is in breach of or default under any such Contract.

(i) Schedule 4.8(i) contains a correct list of the most current embodiment of each material item of Software included in the Company Intellectual Property other than commercially available or “shrink wrap” software (including open source software). The Company and its Subsidiaries have a valid license or right to use all third-party Software that is required to operate or modify such Software. To the Company’s Knowledge, such Software performs in all material respects in accordance with the technical documentation relating thereto. No part of such Software was conceived, developed, authored, or reduced to practice outside of the United States. There are no licenses, shop rights, or rights of any other kind held by any other Person with respect to such Software and no rights in such Software have otherwise been transferred to any third party. In no instance has the eligibility of such Software for protection under applicable patent or copyright Law been forfeited or otherwise reverted to the public domain by omission of any required notice or any other action. No such Software, or any no portion thereof, is licensed pursuant to an “open source,” “shareware,” or “freeware” license, incorporates or is based on any computer Software that is licensed pursuant to an “open source,” “shareware,” or “freeware” license, or is otherwise distributed for use with any “open source,” “shareware,” or “freeware” licensed Software.

(j) With respect to Company Patents that went abandoned but were then revived, such abandonment was unintentional and all statements made to the USPTO and/or other patent offices relating to such abandonment were true and correct.

Section 4.9 Information Technology; Data Privacy and Security.

(a) All information technology and computer systems, including Software, hardware, networks, interfaces, and related systems, relating to the transmission, storage, maintenance, organization, presentation, generation, processing, or analysis of data and information, whether or not in electronic format, used by the Company or its Subsidiaries (collectively, the “Company IT Systems”) have been maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring, and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business as currently conducted and proposed to be conducted.

(b) To the Company’s Knowledge, the Company IT Systems are sufficient for the immediate and anticipated future needs of the Business, including as to capacity and ability to process current and anticipated peak volumes in a timely manner. To the Company’s Knowledge, since January 1, 2017, there has been no (i) material disruption, interruption, outage, or continued substandard performance affecting any Company IT System, (ii) data security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System, or (iii) complaints from, notices from, or Proceedings conducted or claims asserted by any Person, including any Governmental Authority, against the Company or its Subsidiaries regarding any actual or alleged security breach or other unauthorized use, access, interruption, modification, or corruption of any Company IT System.

(c) To the Company’s Knowledge, since January 1, 2017, there have been no data breaches involving any Personal Data in the possession of any of the Company or its Subsidiaries, and none of the Company, its Subsidiaries or any other Person has made any illegal or unauthorized use or disclosure of Personal Data that was collected by or on behalf of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any contractual requirements, privacy policies or other legal obligations that, as a result of the consummation of the transactions contemplated by this Agreement, would prohibit the Surviving Corporation or its Subsidiaries after the Closing Date from receiving or using Personal Data in substantially the same manner in which the Company and its Subsidiaries receive and use such Personal Data immediately prior to the Closing.

Section 4.10 Material Contracts. Schedule 4.10 sets forth a correct list of all of the Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound:

(a) any Contract with any supplier of goods or services that (i) has resulted in or that is reasonably expected to result in expenditures by the Company of more than Two Hundred Thousand Dollars ($200,000) in 2019 or 2020, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to purchase all of its requirements for any good or service from such supplier, or (iv) contains any minimum or “take or pay” purchase or volume requirements;

(b) any Contract with any customer that (i) has resulted in or that is reasonably expected to result in sales to the Company or any of its Subsidiaries of more than Two Hundred Thousand Dollars ($200,000) in 2019 or 2020, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, (iii) requires the Company to sell any product or service exclusively to such customer, or (iv) obligates the Company to provide such customer with equal or preferred pricing terms as compared to the pricing terms offered by the Company to any other customer, including any Contract with any “most favored nation” provision;

(c) any Contract under which the Company or any of its Subsidiaries is a lessee of or holds or operates any equipment, vehicle, or other tangible personal property that is owned by another Person and that (i) has resulted in or that is reasonably expected to result in expenditures by the Company or any of its Subsidiaries of more than One Hundred Thousand Dollars ($100,000) in 2019 or 2020 or (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement;

(d) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency, or other Person engaged in sales, distribution, or promotional activities for or on behalf of the Business (other than a Company Benefit Plan), in each case that (i) has resulted in or that is reasonably expected to result in expenditures by the Company or any of its Subsidiaries of more than Two Hundred Thousand Dollars ($200,000) in 2019 or 2020, (ii) extends for a term of more than one-hundred eighty (180) days following the date of this Agreement, or (iii) grants such Person exclusive rights to sell, distribute, or promote in any geographical area or any particular product;

(e) any Contract that includes any right of first offer or refusal or other similar term favoring any other Person;

(f) any Contract under which any other Person has agreed to perform any services for the Company, or any of its Subsidiaries, that are required to be performed by the Company under any other Contract;

(g) any Contract relating to the acquisition by the Company or any of its Subsidiaries of any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(h) any Contract relating to the sale or other disposition by the Company or any of its Subsidiaries of any business, Equity Interests, or assets (whether by merger, sale of Equity Interests, sale of assets, or otherwise), other than the sale of finished goods inventory or tangible property that is obsolete or no longer used or useful in the Business, in each such case, in the ordinary course of business;

(i) any Contract relating to the incurrence of Indebtedness by, or the placing of a Lien (other than a Permitted Lien) on any of the assets of, the Company or any of its Subsidiaries;

(j) any Contract relating to any joint venture, partnership, strategic alliance, or similar relationship;

(k) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, or extension of credit to, or capital contribution or other investment in, any other Person, or has guaranteed the obligations of another Person (other than those described in Section 4.10(l));

(l) any Contract under which the Company or any of its Subsidiaries has made a loan to any employee or other service provider in connection with the purchase of any Equity Interests of the Company, including pursuant to the exercise of a Company Option;

(m) any collective bargaining agreement or other Contract with any labor organization, union, or association;

(n) any Contract, other than any Company Benefit Plan, with (i) any current or former officer or director of the Company or any of its Subsidiaries or (ii) any other current or former employee of, independent contractor of, or consultant to the Company providing for, in the case of this clause (ii), aggregate future payments by the Company or any of its Subsidiaries of more than Two Hundred Thousand Dollars ($200,000);

(o) any Contract that limits the freedom of the Company or any of its Subsidiaries to compete with any Person or in any geographical area or that otherwise restricts the development, manufacture, marketing, distribution, or sale of the Company’s or any of its Subsidiaries products or services;

(p) any Contract under which the Company or any of its Subsidiaries is lessee of, or holds or operates any personal property material to the Business that is owned by any other Person; and

(q) any Contract with any Governmental Authority.

The Company has provided to Live Oak a correct copy (or, with respect to any oral Contract, a correct written summary of the terms and conditions of such oral Contract) of each Contract set forth or required to be set forth on Schedule 4.10 (including all amendments, modifications, exhibits, and schedules) (collectively, the “Material Contracts”). Except as set forth on Schedule 4.10, each Material Contract is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or any of its Subsidiaries, on the one hand, and, to the Company’s Knowledge, the other party or parties thereto, on the other hand, enforceable against the Company or any of its Subsidiaries and, to the Company’s Knowledge, such other party or parties in accordance with its terms, subject to the Enforceability Limitations. The Company and its Subsidiaries have performed or complied in all material respects with all of their respective covenants and obligations under each Material Contract, and neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to a Material Contract is in, or is alleged to be in, breach of or default under such Material Contract. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from any counterparty to a Material Contract that such counterparty intends to terminate, not renew, or materially amend the terms of such Material Contract, and neither the Company nor any of its Subsidiaries has given any such written or oral notice to any counterparty to a Material Contract. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract.

Section 4.11 Permits. Each of the Company and its Subsidiaries owns, holds, or possesses all material Permits required by applicable Law that are necessary for it to own, lease, operate and otherwise use its properties and assets and to conduct the Business as such assets and properties and the Business are currently owned, leased, operated, used and conducted and proposed to be conducted. Schedule 4.11 sets forth a correct list of all such Permits. All such Permits are valid and in full force and effect, and (i) each of the Company and its Subsidiaries, at all times since January 1, 2017, have performed all of their respective material obligations under such Permits, (ii) each of the Company and its Subsidiaries at all times since January 1, 2017 has been, and is currently in compliance with all requirements to maintain such Permits and is not in default or violation in any material respect of such Permits, (iii) no event has occurred that would be expected to result in the withdrawal, revocation, suspension, limitation, termination, modification, impairment, or non-renewal of, or any other adverse modification to, any Permit, and (iv) all applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Authority and all other filings required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Authority. In addition, none of the Company and its Subsidiaries have received any notice or communication from any Governmental Authority (a) indicating or alleging that the Company or any of its Subsidiaries do not possess any Permit required to own, lease, operate and otherwise use its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, suspend, limit, terminate, impair, not renew, or otherwise adversely modify any of the Company’s or its Subsidiaries’ Permits. None of the Company’s Permits will be subject to withdrawal, revocation, suspension, limitation, termination, modification, impairment, non-renewal or any other adverse modification as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.12 Benefit Plans.

(a) Schedule 4.12(a) sets forth a correct list of all material Company Benefit Plans. A correct copy of each of the Company Benefit Plans set forth on Schedule 4.12(a), and all material Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, have been provided to Live Oak. In the case of any material Company Benefit Plan which is not in written form, the Company has provided Live Oak with a correct written description of the material terms of such Company Benefit Plan. A correct copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description, and IRS determination or opinion letter with respect to each Company Benefit Plan, to the extent applicable and available, has been provided to Live Oak. To the Company’s Knowledge, no event has occurred which would reasonably be expected to result in a material change in the financial condition in the respective Company Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(b) Each Company Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code, the Healthcare Reform Laws and any other applicable Laws, and (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan.

(c) Neither the Company nor any of its ERISA Affiliates has, or has had within the past five (5) years, any Liability with respect to a Multiemployer Plan that is subject to Title IV of ERISA.

(d) No Company Benefit Plan provides for post-employment or retiree welfare benefits, except as required by federal “COBRA” or other equivalent state Law.

(e) To the Company’s Knowledge, neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any non-exempt “prohibited transactions” (as defined in section 406 of ERISA or section 4975 of the Code) in connection with any Company Benefit Plan.

(f) To the Company’s Knowledge, there have been no acts or omissions by the Company or any of its ERISA Affiliates which have given rise to or would reasonably be expected to give rise to material interest, fines, penalties, Taxes or related material charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Company or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which the Company, any of its ERISA Affiliates or any participant in any Company Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) may be liable. To the Company’s Knowledge, no event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries, or any Health Plan, to material penalties or excise Taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(g) There are no Proceedings (other than routine claims for benefits and/or appeals, none of which, individually or in the aggregate, are material to the Company or any of its Subsidiaries) pending or, to the Company’s Knowledge, threatened involving any Company Benefit Plan.

(h) Except as set forth on Schedule 4.12(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will accelerate the time of vesting or the time of payment, or increase the amount, of any compensation or benefits due to any current or former director, officer, or employee of the Company or any of its Subsidiaries under a Company Benefit Plan or Contracts. Except as set forth on Schedule 4.12(h), none of the payments contemplated by the Company Benefit Plans or Contracts in connection with this Agreement and the transactions contemplated by this Agreement would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)). The Company is not a nonqualified entity within the meaning of Section 457A of the Code. No Company Benefit Plan or any Contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

Section 4.13 Employee and Labor Matters.

(a) The Company has provided a list of each Employee and independent contractor providing services to the Company or its Subsidiaries as of the date of this Agreement, and in the case of each such Employee and independent contractor, the following information, as applicable, as of the date hereof: (i) title or position; (ii) date of hire or commencement of services; (iii) work location; (iv) whether full-time or part-time and whether exempt or non-exempt under the Fair Labor Standards Act; (v) whether covered by the terms of a collective bargaining or similar agreement or an employment or independent contractor agreement; (vi) whether absent from active employment and if so, the date such absence commenced and the anticipated date of return to active employment; and (vii) annual salary, hourly rate or fee arrangement, and if applicable, bonus target or other incentive compensation.

(b) None of the Employees are represented by a union or other labor organization or group that was either voluntarily recognized or certified by any labor relations board or other Governmental Authority, and no union organizational campaign is pending or, to the Company’s Knowledge, threatened with respect to any of the Employees. There is no pending or, to the Company’s Knowledge, threatened labor strike, slowdown, work stoppage, or labor arbitration Proceeding against the Company or any of its Subsidiaries with respect to any Employee and there have been no such actions since January 1, 2017.

(c) The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices or terms and conditions of employment, including but not limited to, worker classification, wages, hours of work, discrimination, collective bargaining, immigration, workers’ compensation, unemployment compensation, withholding, and occupational safety and health. All independent contractors and consultants providing personal services to the Company or its Subsidiaries have been properly classified as independent contractors for purposes of all Laws, including Laws with respect to employee benefits, and all Employees have been properly classified under the Fair Labor Standards Act and similar state Laws. The Company and its Subsidiaries (i) have withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries, and other payments to current and former employees, consultants, and independent contractors, (ii) is not presently liable for any arrearage of wages or Taxes or any interest, fine, or penalty for failure to comply with any of the foregoing, and (iii) is not presently liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for current or former employees.

(d) There is no pending employment-related Proceeding against the Company or any of its Subsidiaries or, to the Company’s Knowledge, any threatened charge or claim by or before the Equal Employment Opportunity Commission or any state or local Governmental Authority.

(e) The Company and its Subsidiaries have not taken and currently have no plans to take any action with respect to the transactions contemplated by this Agreement that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or could otherwise trigger any notice requirement or Liability under any state or local plant closing notice Law.

(f) No executive officer or other key Employee is subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company or its Subsidiaries and, to the Company’s Knowledge, no executive officer or other key Employee has taken steps or is otherwise planning to terminate his or her employment with the Company or any of its Subsidiaries for any reason (or no reason), including the consummation of the transactions contemplated by this Agreement.

(g) The Company has investigated or reviewed and has taken appropriate corrective action where necessary regarding all sexual harassment or other unlawful harassment, employment discrimination or retaliation allegations (that were reported in writing or in accordance with the Company’s anti-harassment and anti-retaliation procedures, copies of which have been provided to Live Oak) of which it had Knowledge since January 1, 2017.

(h) A Form I-9 has been completed and retained with respect to each current Employee and, where required by law, former Employees.

Section 4.14 Environmental Matters.

(a) The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Environmental Laws applicable to the Company, its Subsidiaries or the Business.

(b) The Company and its Subsidiaries possess all material Environmental Permits necessary to own, lease, and operate its properties and assets and to conduct the Business as currently conducted and proposed to be conducted. Schedule 4.14(b) sets forth a correct list of all such Environmental Permits. All such Environmental Permits are in full force and effect, and the Company and its Subsidiaries have performed all of their respective material obligations under and are, and since January 1, 2017 have been, in compliance in all material respects with all such Environmental Permits. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from any Governmental Authority (a) indicating or alleging that the Company or any its Subsidiaries does not possess any Environmental Permit required to own, lease, and operate its properties and assets or to conduct the Business as currently conducted or (b) threatening or seeking to withdraw, revoke, terminate, suspend or adversely renew, amend or modify any of the Company’s or its Subsidiaries’ Environmental Permits. None of the Company’s or any of its Subsidiaries’ Environmental Permits will be subject to withdrawal, revocation, termination, or suspension as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) To the Company’s Knowledge, there are no existing facts, events or conditions that could reasonably be expected to result in the Company or any of its Subsidiaries making any environmental capital expenditure after the Closing Date to comply with Environmental Law or otherwise to prevent, hinder or limit the Company’s or any of its Subsidiaries’ ability to maintain compliance with Environmental Law after the Closing Date.

(d) No written or, to the Company’s Knowledge, oral notice that remains unresolved has been received by the Company or any of its Subsidiaries claiming that (i) the operation of the Business is in material violation of any Environmental Law or Environmental Permit, (ii) the Company or any of its Subsidiaries has Liability arising under Environmental Law or with respect to any Hazardous Substance or (iii) the Company or any of its Subsidiaries is responsible (or potentially responsible) for Remedial Action with respect to the operation of the Business.

(e) There are no claims or Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with respect to any Remedial Action, Hazardous Substance, Environmental Law or Environmental Permit. Neither the Company nor any of its Subsidiaries has any outstanding obligation with respect to any Order pursuant to Environmental Law.

(f) Neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other Person has caused, contributed to or allowed any Release that could reasonably be expected to result in the Company or any of its Subsidiaries taking any Remedial Action or incurring any material Liability pursuant to Environmental Law.

(g) Neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other Person has exposed any Person to Hazardous Substances in connection with the operation of the Business in a manner that could reasonably be expected to form the basis of a claim against the Company or any of its Subsidiaries under Environmental Laws. At no time has the Company or any its Subsidiaries designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos or perfluorinated or polyfluorinated alkyl substances.

(h) No Company Real Property or, to the Company’s Knowledge, real property formerly owned, operated, or occupied by the Company or any of its Subsidiaries (i) has been, pursuant to CERCLA or any similar Law, placed or, to the Company’s Knowledge, proposed to be placed on the National Priorities List, the SEMS, or any state or regional equivalent list of known or suspected contaminated sites or (ii) to the Company’s Knowledge, is subject to a written claim, Order, or other written request or written demand to take Remedial Action.

(i) The Company has not sent, transported, accepted for transport, or arranged for transport any Hazardous Substances to any facility, site, or location which (i) has been, pursuant to CERCLA or any similar Law, placed or, to the Company’s Knowledge, proposed to be placed on the National Priorities List, the SEMS, or any state or regional equivalent list of known or suspected contaminated sites or (ii) to the Company’s Knowledge, is subject to a written claim, Order, or other request to take Remedial Action.

(j) Neither the Company nor any of its Subsidiaries has assumed by Contract or by operation of law, or provided an indemnity with respect to Liabilities of any other Person under Environmental Laws.

(k) The Company has provided Live Oak with correct copies of all environmental audits, assessments, reports, and other material environmental documents relating to the current and former operations and facilities of the Company which are in any the Company’s or any of its Representatives’ possession, custody, or control.

Section 4.15 Taxes. Except as set forth on Schedule 4.15:

(a) All material Tax Returns of the Company and its Subsidiaries have been timely filed, and all other filings in respect of Taxes have been made for the Company and its Subsidiaries, as required by applicable Law and each such Tax Return and filing is accurate and complete in all material respects. All material Taxes and estimated material Taxes owed by the Company and its Subsidiaries whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law, except for Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided on the books and records of the Company and its Subsidiaries, in each case in accordance with GAAP.

(b) None of the Company or any of its Subsidiaries has any Liability for a material amount of Taxes which has not been accrued for or reserved on Company’s Financial Statements, other than any Liability for unpaid Taxes that has been incurred since the end of the last period for which Company and its Subsidiaries ordinarily record items on their Financial Statements.

(c) No Tax audit or other examination of any of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request or threat for such an audit or other examination. No material issues have been raised in any examination by any Governmental Authority of the Company or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that has not been paid or resolved.

(d) The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which the Company or any of its Subsidiaries is required by Law to withhold or collect, including sales and use Taxes, goods and services Taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, stockholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All information returns required to be filed by the Company or its Subsidiaries have been filed, and all statements required to be furnished to payees by the Company or its Subsidiaries have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.

(e) There are no Liens for Taxes (other than Permitted Liens for current Taxes not yet due and payable) on any of the properties or assets of the Company, its Subsidiaries or the Shares.

(f) None of the Company or any of its Subsidiaries has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and none of the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return.

(g) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or foreign Tax Law); or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(i) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(j) None of the Company or any its Subsidiaries is subject to or owns any joint venture, partnership, or other Contract which is treated as a partnership for Federal income Tax purposes.

(k) None of the Company or any of its Subsidiaries has ever been (i) a member of any affiliated group filing or required to file a consolidated, combined, unitary, or other similar Tax Return (other than any such group of which the Company is the common parent) or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing or Tax allocation agreement or similar contract or arrangement (other than pursuant to customary commercial contracts not primarily related to Taxes and, in the case of any such contracts that are reasonably expected to give rise to a material amount of shared or allocated Taxes). Neither the Company nor any Subsidiary has any Liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-United States Law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary commercial contracts not primarily related to Taxes).

(l) None of the Company or any of its Subsidiaries has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) A schedule has been provided to Live Oak setting forth the following information with respect to the Company and its Subsidiaries: (i) the amount of any net operating loss, net capital loss, any unused investment or other Tax credit, (ii) the amount of any excess loss accounts, or deferred gain or loss arising out of any intercompany transaction as described in the Treasury Regulations under Section 1502 of the Code, and (iii) Tax elections affecting the Company or its Subsidiaries.

(n) None of the Company or any of its Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(o) No written claim has been made within the past five (5) years by a Tax authority in a jurisdiction where Tax Returns with respect to the Company or any of its Subsidiaries is not filed asserting that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(p) The Company has never directly or indirectly owned any Subsidiary organized outside the United States. None of the Company or any of its Subsidiaries (i) has a permanent establishment or fixed place of business in any other country other than the United States; (ii) is subject to taxation or have any Tax filing obligations in any jurisdiction outside of the United States; or (iii) directly owns stock in any other corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code.

(q) None of the Company or any of its Subsidiaries has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.

(r) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(s) None of the Indebtedness of the Company or its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code, (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code or (iii) a disqualified debt instrument described in Section 163(l) of the Code.

(t) The Company Board has no plan or intention at the Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other person, any Live Oak Class A Common Stock issued to Shareholders of the Company in the transactions contemplated by this Agreement.

(u) The Company Board has no plan or intention to cause the Surviving Corporation after the Merger to issue additional share of stock of the Surviving Corporation that would result in Live Oak losing control of the Surviving Corporation within the meaning of Section 368(a) of the Code.

(v) The Company Board has no plan or intention at the Effective Time to cause the Surviving Corporation to cease its separate legal existence after the Merger for federal income tax purposes.

(w) The Company’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes.

(x) None of the Company or any of its Subsidiaries has taken or agreed to take any action, has omitted to take any action, has any plan or intention to take any action or to omit to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

Section 4.16 Proceedings and Orders.

(a) Except as set forth on Schedule 4.16(a), there are, and since January 1, 2017 have been, no Proceedings pending or, to the Company’s Knowledge, threatened against the Company, its Subsidiaries or any of its or their respective directors, officers, employees, Representatives, or agents in their capacities as such, nor, to the Company’s Knowledge, are there any facts or circumstances which may give rise to any such Proceeding. Except as set forth on Schedule 4.16(a), there are, and since January 1, 2017 have been, no Proceedings by the Company or any of its Subsidiaries pending against any other Person, and neither the Company nor any of its Subsidiaries is considering any such Proceeding. None of the Proceedings set forth or required to be set forth on Schedule 4.16(a) would, if determined adversely to the Company or any of its Subsidiaries, materially and adversely affect the Company or the Business. Except as set forth on Schedule 4.16(a), the operation of the Business is not, and since January 1, 2017 has not been, subject to any Order. The Company and its Subsidiaries are and have been in compliance with all Orders set forth on Schedule 4.16(a). Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract to settle or compromise any Proceeding against it which has involved any obligation other than the payment of money or under which the Company or any of its Subsidiaries has any continuing Liability.

(b) There are no Proceedings pending or, to the Company’s Knowledge, threatened by or against the Company with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to the Company, would prevent or delay the consummation by the Company of the transactions contemplated by this Agreement.

Section 4.17 Compliance with Laws. Except as set forth on Schedule 4.17, the Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Laws applicable to its properties, its assets, and the Business. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s Knowledge, oral notice from a Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law.

Section 4.18 Compliance With Regulatory Requirements and Product Certifications. Except as set forth on Schedule 4.18, the Company and its Subsidiaries are, and have been since January 1 2017, in compliance in all material respects with the requirements of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ch. 9 § 301 et seq., and enabling regulations, as applicable to the Company’s and its Subsidiaries PHA bioplastic products and PHA resins (collectively, “PHA Products”). Without limitation, the Company and its Subsidiaries have received all required Food Contact Substance Notification Letters (“FCN Letters”) from the U.S. Food and Drug Administration (“FDA”) with such FCN Letters remaining in full force and effect. At all relevant times (i) the Company and its applicable Subsidiaries have developed, tested, manufactured, labeled, marketed, promoted and stored, as applicable, each of the PHA Products, and, (ii) to the Company’s Knowledge, all of the Company and its Subsidiaries vendors have marketed and promoted each of the PHA Products, in compliance with applicable Laws, including those requirements relating to current good manufacturing practices, good laboratory practices and good trial practices, as applicable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. During the three (3) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Authority alleging any violation of any Law with respect to such activities or any “Warning Letters” or “Untitled Letters” with respect to any PHA Product or any manufacturing, promotional, marketing or distribution processes or procedures. All deficiencies and non-conformities discovered during internal and external audits and inspections have been corrected and resolved in all material respects. With respect to each of the Company’s or its Subsidiaries PHA Products that it has sold, or sells, to third parties for commercial use, the Company and its Subsidiaries have had, or have all required certifications concerning biodegradability and/or compostability, and all such certifications are current as of the date of the last sale of any Company PHA Product.

Section 4.19 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions by the Company and its Subsidiaries in the ordinary course of business. All accounts receivable reflected in the Interim Balance Sheet are collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Interim Balance Sheet, which allowance was calculated in accordance with GAAP.

Section 4.20 Inventory. The inventories of the Company and its Subsidiaries, including raw materials, supplies, work-in-process, finished goods, and other materials (collectively, the “Inventory”), (a) are in good, merchantable, and useable condition, (b) are reflected in the Interim Balance Sheet, and (c) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of business and are, in the case of all other Inventory, of a quality and quantity useable in the ordinary course of business.

Section 4.21 Material Customers and Material Suppliers.

(a) Schedule 4.21(a) sets forth a correct list of (i) the top ten (10) customers of the Company (based on the total amount of sales to such customer) for the year ended December 31, 2019 (each, a “Material Customer”), showing the total amount of sales to each such Material Customer during the applicable period, and (ii) the top ten (10) suppliers to the Company or its Subsidiaries (based on total amount purchased from such supplier) for the year ended December 31, 2019 (each, a “Material Supplier”), showing the total amount of purchases by the Company and its Subsidiaries from each such Material Supplier during the applicable period.

(b) Except as set forth in Schedule 4.21(b), since January 1, 2019, there has been (i) no adverse change in the business relationship, or any material dispute, between the Company or any of its Subsidiaries, on the one hand, and any Material Customer or Material Supplier, on the other hand, (ii) no change in any material term or condition of any Contract between the Company or any of its Subsidiaries, one the one hand, and any Material Customer or Material Supplier, on the other hand, and (iii) to the Company’s Knowledge, no indication that any Material Customer or Material Supplier intends to reduce its purchases from or sales to, as applicable, the Company or any of its Subsidiaries or that any Material Customer or Material Supplier intends to terminate, not renew, or materially amend the terms and conditions of any Contract with the Company or any of its Subsidiaries.

(c) Since January 1, 2019, no Material Customer or Material Supplier has made any breach of contract, indemnification, or similar claim against the Company or any of its Subsidiaries.

Section 4.22 Related Party Transactions.

(a) Schedule 4.22(a) sets forth: (i) a description of (A) all services provided by the Company or any of its Subsidiaries, on the one hand, to any officer, director or employee of the Company or any of its Subsidiaries, or to any individual in such officer’s, director’s or employee’s immediate family (as such term is used under the Instructions to Item 404(a) of Regulation S-K of the Securities Act) (each, a “Related Party”, and collectively, the “Related Parties”), on the other hand and (B) any use by any Related Party or any business of any Related Party of any assets, properties, or employees of the Company or any of its Subsidiaries for any purpose other than the conduct of the Business, and the manner in which and the amount that the Company or any of its Subsidiaries has been compensated for the costs of providing such services or use; and (ii) other than customary employment or consulting arrangements, including equity incentive arrangements, between the Company or any of its Subsidiaries, on the one hand, and any related Party, on the other hand, a description of (A) all services provided by any Related Party or any businesses of any Related Party to the Company and (B) any use by the Company of any assets, properties, or employees of any Related Party or any business of any Related Party for the conduct of the Business, and the manner in which and the amount that the Company has compensated such Related Party or business of such Related Party for the costs of providing such services or use.

(b) Except as set forth on Schedule 4.22(b), no Related Party, (i) is a party to any Contract with the Company or its Subsidiaries, (ii) has an interest in any property (real or personal, tangible or intangible) owned, leased, or licensed by the Company or any of its Subsidiaries or otherwise used in the conduct of the Business, (iii) provides any goods or services to the Company (other than in such Person’s capacity as an officer, director, or employee of the Company or any of its Subsidiaries), or (iv) to the Company’s Knowledge, has an interest in any Person that is a customer of, or supplier or vendor to, the Company or any of its Subsidiaries.

Section 4.23 Bank Accounts. Schedule 4.23 sets forth a correct list of all bank accounts, safe deposit boxes, and lock boxes maintained by or on behalf of the Company and its Subsidiaries and the Persons authorized to sign or otherwise act with respect thereto.

Section 4.24 Insurance Policies. Schedule 4.24 sets forth a correct list of all material policies of fire, Liability, medical, workers’ compensation, title, and other forms of insurance owned or held by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”). The Company has provided to Live Oak correct copies of all of the Insurance Policies. All of the Insurance Policies are valid, in full force and effect, and enforceable, all premiums thereunder that are required to have been paid as of the date hereof have been paid in full, and no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any of the Insurance Policies. The Company and its Subsidiaries are and have been in compliance in all material respects with all such Insurance Policies. Taken together, the Insurance Policies (a) provide adequate insurance coverage for the properties and assets of the Company and the operation of the Business for all risks normally insured against by a Person carrying on the same business or businesses as the Business and for all risks to which the Company and its Subsidiaries are normally exposed and (b) are sufficient for compliance with all (i) applicable Laws and (ii) Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their properties or assets is bound. Schedule 4.24 also sets forth a correct list of all claims which have been made by or on behalf of the Company or any of its Subsidiaries since January 1, 2017 under any of the Insurance Policies, including any claims that are currently pending.

Section 4.25 Required Shareholder Approval. The only vote of the Shareholders required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of at least a majority of the outstanding Shares (the “Required Shareholder Approval”). No other vote of the Shareholders is required by Law, the Organizational Documents of the Company, or any Contract to which the Company is a party.

Section 4.26 Takeover Laws. The Company has not made any election under its Organizational Documents to adopt the restrictions on business combinations set forth in Sections 14-2-1110 et seq. and 14-2-1131 et seq. of the GBCC and, with respect to the Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium,” or other similar anti-takeover Law other than dissenters’ rights pursuant to Section 14-2-1322 of the GBCC (collectively, the “Takeover Laws”) is applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.27 Exchange Act. Neither the Company nor any of its Subsidiaries is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Section 4.28 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or similar fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of the Company, other than Houlihan Lokey, Inc., the fees and expenses of which shall constitute Transaction Expenses.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LIVE OAK AND MERGER SUB

Live Oak and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date (as though made on the Closing Date) as follows:

Section 5.1 Organization and Authorization. Each of Live Oak and Merger Sub is validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Live Oak and Merger Sub has all requisite corporate power and authority to execute, deliver, and, upon receipt of the Required Live Oak Stockholder Approval, perform this Agreement and its Related Agreements and, subject to the adoption of this Agreement by Live Oak, in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement and its Related Agreements. The execution, delivery, and performance by each of Live Oak and Merger Sub of this Agreement and its Related Agreements and the consummation by each of Live Oak and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements have been validly authorized by all necessary action by the Live Oak Board and the Merger Sub Board, and, other than the adoption of this Agreement by Live Oak, in its capacity as the sole stockholder of Merger Sub and receipt of the Required Live Oak Stockholder Approval, no other corporate action by Live Oak or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Each of Live Oak and Merger Sub has validly executed and delivered this Agreement and, at or prior to the Closing, each of Live Oak and Merger Sub will have validly executed and delivered each of its Related Agreements. This Agreement constitutes, and each Related Agreement of Live Oak or Merger Sub will after the Closing constitute, legal, valid, and binding obligations of Live Oak or Merger Sub, as applicable, enforceable against Live Oak or Merger Sub in accordance with their respective terms, subject to the Enforceability Limitations.

Section 5.2 Governmental Consents; No Conflicts.

(a) The execution, delivery, and performance by each of Live Oak and Merger Sub of this Agreement and its Related Agreements, and the consummation by each of Live Oak and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements, do not and will not require any Consent of, filing, notification, or registration with any Governmental Authority, other than (i) any Consent of, filing, notification, or registration with any Governmental Authority, the failure of which to be obtained would not be material to Live Oak or Merger Sub or prevent or materially delay the consummation by Live Oak and Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements, (ii) any Consent of, filing, notification, or registration with any Governmental Authority that is required as a result of any facts or circumstances relating solely to the Company, any Shareholder, or any of their respective Affiliates, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, and (iv) the Consents, filings, notifications, or registrations with any Governmental Authority set forth on Schedule 5.2(a).

(b) Except as set forth on Schedule 5.2(b), the execution, delivery, and performance by each of Live Oak and Merger Sub of this Agreement and its applicable Related Agreements, and the consummation by each of Live Oak and Merger Sub of the transactions contemplated by this Agreement and its Related Agreements, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the properties or assets of Live Oak or Merger Sub under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (i) any Law or Order applicable to or binding on Live Oak, Merger Sub, or any of their respective properties or assets, (ii) any material Contract to which Live Oak or Merger Sub is a party or by which Live Oak, Merger Sub, or any of their respective properties or assets is bound, (iii) any Permit held by Live Oak or Merger Sub, or (iv) any of the Organizational Documents of Live Oak or Merger Sub except, in the case of each of clauses (i), (ii), and (iii), where such violation, conflict, breach, cancellation, termination, or default would not prevent or delay the consummation by Live Oak or Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements.

(c) The only vote of the Live Oak Stockholders required to adopt this Agreement and approve the Merger is the affirmative vote of the holders of at least a majority of the outstanding Live Oak Shares (the “Required Live Oak Stockholder Approval”). No other vote of the Live Oak Stockholders is required by Law, the Organizational Documents of Live Oak, or any Contract to which Live Oak is a party.

Section 5.3 Proceedings. There are no Proceedings pending or, to Live Oak’s Knowledge, threatened by or against Live Oak, Merger Sub, or any of their respective Affiliates with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to Live Oak or Merger Sub, would prevent or delay the consummation by Live Oak or Merger Sub of the transactions contemplated by this Agreement or any of its Related Agreements.

Section 5.4 Compliance with Laws. Live Oak and its Subsidiaries are, and since May 24, 2019 have been, in compliance in all material respects with all Laws applicable to its properties, its assets, and its business. Since May 24, 2019, neither Live Oak nor any of its Subsidiaries has received any written or, to Live Oak’s Knowledge, oral notice from a Governmental Authority alleging that Live Oak or any of its Subsidiaries is not in compliance with any applicable Law.

Section 5.5 Issuance of Shares. The shares of Live Oak Class A Common Stock representing the Final Merger Consideration and the Earn-Out Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of all Liens.

Section 5.6 Live Oak Trust Fund. As of the date of this Agreement, Live Oak has no less than Two Hundred Million Dollars ($200,000,000) in the trust fund established by Live Oak for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Morgan Stanley (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2(a)(16) promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 5, 2020, between Live Oak and the Trustee.

Section 5.7 Capitalization of Live Oak.

(a) As of the date of this Agreement, the authorized capital stock of Live Oak consists (a) one hundred ten million (110,000,000) shares of common stock of Live Oak, including (i) one hundred million (100,000,000) shares of Live Oak Class A Common Stock, and (ii) ten million (10,000,000) shares of Class B Common Stock (“Live Oak Class B Common Stock”), and (b) one million (1,000,000) shares of preferred stock (“Live Oak Preferred Stock”), of which (i) twenty million (20,000,000) shares of Live Oak Class A Common Stock are issued and outstanding, (ii) five million (5,000,000) shares of Live Oak Class B Common Stock are issued and outstanding, (iii) no shares of Live Oak Preferred Stock are issued and outstanding, and (iv) sixteen million (16,000,000) shares of Live Oak Class A Common Stock are reserved for future issuance pursuant to the Live Oak Warrants. Each Live Oak Warrant is exercisable for one share of Live Oak Class A Common Stock at an exercise price of Eleven Dollars Fifty Cents ($11.50). All such issued and outstanding shares of Live Oak Class A Common Stock (i) have been duly authorized, (ii) are validly issued, fully-paid, and non-assessable, and (iii) were not issued in violation of any preemptive right, subscription right, right of first refusal, or applicable Law.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, one hundred (100) shares of Merger Sub Common Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Merger Sub are owned by Live Oak.

Section 5.8 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger, and since the date of its incorporation has engaged in no other business, conducted any operations, or incurred any Liabilities, other than in connection with the execution of this Agreement, the performance of its obligations under this Agreement, and matters ancillary thereto.

Section 5.9 SEC Filings. Live Oak has timely filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2020 (all such documents, collectively, the “Live Oak SEC Documents”). The Live Oak SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Live Oak Financial Statements”), at the time filed or furnished (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (d) in the case of the Live Oak Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K promulgated under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal year-end adjustments which are not material in the aggregate, and (e) in the case of the Live Oak Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Live Oak as of the dates and for the periods indicated therein, except any unaudited Live Oak Financial Statements are subject to normal year-end adjustments which are not material in the aggregate.

Section 5.10 Internal Controls. Live Oak and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

Section 5.11 Listing. Live Oak Class A Common Stock is registered under Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “LOAK”. As of the date of this Agreement, there is no Proceeding pending or, to Live Oak’s Knowledge, threatened against Live Oak by the NYSE or the SEC with respect to any intention to terminate the listing of Live Oak on the NYSE. None of Live Oak or any of its Affiliates has taken any action in an attempt to terminate the registration of the Live Oak Class A Common Stock under the Exchange Act.

Section 5.12 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since May 8, 2020, (a) Live Oak and its Subsidiaries have conducted its business in the ordinary course of business consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, and (b) there has been no Material Adverse Effect.

Section 5.13 No Undisclosed Liabilities. Live Oak and its Subsidiaries do not have any Liabilities that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Live Oak and its Subsidiaries prepared in accordance with GAAP, except: (i) Liabilities reflected on, or reserved against in, the Live Oak Financial Statements; (ii) Liabilities that have arisen since June 30, 2020 in the ordinary course of business consistent with past practice, none of which is a Liability resulting from or arising out of any breach of contract, breach of warranty, tort, infringement, misappropriation, or violation of Law; and (iii) Liabilities set forth on Schedule 5.13.

Section 5.14 Employees. Other than any officers as described in the Live Oak SEC Documents, and consultants and advisors in the ordinary course of business, Live Oak and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Live Oak’s officers and directors in connection with activities on Live Oak’s behalf in an aggregate amount not in excess of the amount of cash held by Live Oak outside of the Trust Account, Live Oak has no unsatisfied material liability with respect to any officer or director. Live Oak and Merger Sub have no Liability with respect to any Benefit Plan.

Section 5.15 Tax Matters.

(a) All material Tax Returns of Live Oak and Merger Sub have been timely filed, and all other filings in respect of Taxes have been made for Live Oak and Merger Sub, as required by applicable Law, and each such Tax Return and filing is accurate and complete in all material respects. All material Taxes and estimated material Taxes owed by Live Oak and Merger Sub whether or not shown on such Tax Returns have been fully and timely paid as required by applicable Law, except for Taxes being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided on the books and records of the Live Oak or Merger Sub, in each case in accordance with GAAP.

(b) Neither Live Oak nor Merger Sub have any liability for a material amount of Taxes which has not been accrued for or reserved on Live Oak’s financial statements, other than any Liability for unpaid Taxes that has been incurred since the end of the last period for which Live Oak and Merger Sub ordinarily record items on their financial statements.

(c) No Tax audit or other examination of Live Oak or Merger Sub is presently in progress, nor has Live Oak or Merger Sub been notified of any request or threat for such an audit or other examination. No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Live Oak or Merger Sub that has not been paid or resolved. No material issues have been raised in any examination by any Governmental Authority of Live Oak or its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined.

(d) Live Oak and Merger Sub have complied in all material respects with all applicable Laws relating to the reporting, payment, and withholding of Taxes and all Taxes which Live Oak or Merger Sub is required by Law to withhold or collect, including sales and use Taxes, goods and services Taxes, and all amounts required to be withheld for Taxes of any employee, independent contractor, creditor, customer, stockholder, or other Person have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities. All information returns required to be filed by Live Oak and Merger Sub have been filed, and all statements required to be furnished to payees by Live Oak or Merger Sub have been furnished to such payees, and the information set forth on such information returns and statements is accurate and complete.

(e) There are no Liens for Taxes (other than Permitted Liens for current Taxes not yet due and payable) on any of the properties or assets of Live Oak or Merger Sub.

(f) Neither Live Oak nor Merger Sub has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes, and neither Live Oak nor Merger Sub has requested or been granted an extension of the time for filing any Tax Return.

(g) Neither Live Oak nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or foreign Tax Law); or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(h) There is no power of attorney given by or binding upon Live Oak or Merger Sub with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(i) Neither Live Oak nor Merger Sub is subject to or owns any joint venture, partnership, or other Contract which is treated as a partnership for Federal income Tax purposes.

(j) Neither Live Oak nor Merger Sub has ever been (i) a member of any affiliated group filing or required to file a consolidated, combined, unitary, or other similar Tax Return (other than any such group of which Live Oak is the common parent) or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing or Tax allocation agreement or similar contract or arrangement (other than pursuant to customary commercial contracts not primarily related to Taxes and, in the case of any such contracts that are reasonably expected to give rise to a material amount of shared or allocated Taxes). Neither Live Oak nor Merger Sub has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local, or non-United States Law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary commercial contracts not primarily related to Taxes).

(k) Neither Live Oak nor Merger Sub has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Neither Live Oak nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(m) No written claim has been made within the past five (5) years by a Tax authority in a jurisdiction where a Tax Return with respect to Live Oak or Merger Sub is not filed asserting that Live Oak or Merger Sub is or may be subject to Tax in that jurisdiction.

(n) Live Oak has never directly or indirectly owned any subsidiary organized outside the United States. Neither Live Oak nor Merger Sub (i) has a permanent establishment or fixed place of business in any other country other than the United States; (ii) is subject to taxation or have any Tax filing obligations in any jurisdiction outside of the United States; or (iii) directly owns stock in any other corporation which is a passive foreign investment company within the meaning of Section 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code.

(o) Neither Live Oak nor Merger Sub has requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority which would affect any taxable period after the Closing Date.

(p) None of the Indebtedness of Live Oak or Merger Sub constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code, (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code or (iii) a disqualified debt instrument described in Section 163(l) of the Code.

(q) Neither Live Oak, Merger Sub, nor any Person related to Live Oak or Merger Sub (within the meaning of Treasury Regulations Section 1.368-1(e)(4), without regard to Treasury Regulations Section 1.368-1(e)(4)(i)(A)) has any plan or intention at the Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other person, any Live Oak Class A Common Stock issued to any Shareholders pursuant to this Agreement.

(r) Live Oak has no plan or intention to cause the Surviving Corporation after the Merger to issue additional shares of stock of the Surviving Corporation that would result in Live Oak losing “control” of the Surviving Corporation within the meaning of Section 368(c) of the Code.

(s) Live Oak has no plan or intention at the Effective Time to cause the Surviving Corporation to cease its separate legal existence for U.S. federal income tax purposes after the Merger.

(t) Each of Live Oak’s and Merger Sub’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes.

(u) Except as set forth on Schedule 5.15(u), neither Live Oak nor Merger Sub has taken or agreed to take any action, has omitted to take any action, has any plan or intention to take any action or to omit to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

Section 5.16 Brokers. No broker, finder, or investment bank is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreement based upon arrangements made by or on behalf of Live Oak other than Jefferies LLC.

ARTICLE VI
PRE-CLOSING COVENANTS AND AGREEMENTS

Section 6.1 Access to Information. From the date of this Agreement until the Closing Date, the Company shall, and shall cause its Subsidiaries to, give Live Oak and its Representatives full access, upon reasonable advance notice and during normal business hours, to the offices, facilities, books, and records of the Company and its Subsidiaries, shall make the officers and employees of the Company and its Subsidiaries available to Live Oak and its Representatives as they may from time to time request, and shall provide Live Oak and its Representatives with any and all additional information concerning the Company, its Subsidiaries or the Business as they may from time to time reasonably request; provided that any of the foregoing does not interrupt the Company’s normal course of business. The Company shall have the right to have a Representative present during any inspections, interviews, and examinations conducted at the offices or facilities owned or leased by the Company or its Subsidiaries. Live Oak shall not sample or analyze any soil, groundwater, other environmental media, or building material without the prior written Consent of the Company, which Consent shall not be unreasonably withheld, conditioned or delayed. Live Oak shall, and shall direct its Representatives to, treat and hold strictly confidential any information provided or obtained pursuant to this Section 6.1 in accordance with the Confidentiality Agreement.

Section 6.2 Conduct of Business Pending the Closing. From the date of this Agreement until the Closing Date, and subject to the Company obligations under Section 6.5, the Company shall, and shall cause its Subsidiaries to, operate the Business in the ordinary course of business consistent with past practice. Consistent with the foregoing, the Company shall, and shall cause its Subsidiaries to, keep and maintain its assets in good and satisfactory operating condition and repair, normal wear and tear excepted, and use its reasonable best efforts consistent with good business practice to maintain the business organization of the Company and its Subsidiaries intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors, and others having business relations with the Company and its Subsidiaries. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or that would reasonably be expected to, result in any of the conditions to Closing set forth in ARTICLE VIII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 6.2 or to the extent Live Oak otherwise Consents in writing, prior to the Closing, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend its Organizational Documents;

(b) (i) issue or sell any of its Equity Interests (other than in connection with the exercise of outstanding Company Options), (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests or (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests; provided that the grant of Company Options in the ordinary course of business consistent with past practice to employees (other than the Company’s executive officers) shall not require the Consent of Live Oak; provided, further that copies of all such grants will be delivered to Live Oak within two (2) Business Days following execution thereof;

(c) sell, lease, transfer, or otherwise dispose of, or incur any Lien (other than a Permitted Lien) on, any of its properties or assets, except for the sale, transfer, or disposition of finished goods inventory in the ordinary course of business;

(d) make any capital expenditures in an aggregate amount of more than Ten Million Dollars ($10,000,000);

(e) create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than Eight Million Dollars ($8,000,000);

(f) enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Shareholder or any Affiliate of any Shareholder (excluding the Company or its Subsidiaries), on the other hand, that (i) is not on an arm’s-length basis or (ii) would be binding on the Company after the Closing;

(g) make any loans, advances, or capital contributions to, or investments in, any other Person (including any Affiliate);

(h) acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(i) create any new Subsidiary;

(j) make any material change in the Company’s business or its operations, except such changes as may be required to comply with any applicable Law;

(k) grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any Employee, in each case except (i) base salary or hourly wage increases in the ordinary course of business and in a manner consistent with past practice, (ii) as required by Law, or (iii) as required by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement;

(l) except as set forth on Schedule 6.2(l), make any amendment to, establish, enter into, or terminate any Company Benefit Plan or any employment agreement or other Contract with any Employee, other than as required by applicable Law, the other provisions of this Agreement, or by the terms of any existing Contract, Company Benefit Plan, or collective bargaining agreement;

(m) (i) amend or modify in any material respect any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, (ii) terminate, not renew, or extend any Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License, or (iii) enter into a Contract that, if entered into prior to the date hereof, would have been a Material Contract, Real Property Lease, Outbound IP License, or Inbound IP License;

(n) make any change in any accounting principle, policy, or procedure used by it (other than regarding Taxes, which shall be governed by Section 6.2(o)), other than changes required by GAAP or applicable Law;

(o) change, revoke or make any material Tax election, file any amended Tax Return or claim for refund, adopt or change any method of Tax accounting or accounting period, settle, compromise, or file any appeal with respect to any Tax Liability or refund, Consent to or file any appeal with respect to any claim or assessment relating to Taxes, or Consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any request in the ordinary course of business to extend the initial due date for any Tax Return not yet filed);

(p) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(q) delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;

(r) offer any rebates, discounts, commissions, incentives, or inducements for the purchase of products or services that are materially different from those rebates, discounts, commissions, incentives or inducements offered by it in the ordinary course of business consistent with prior practice, or engage in any form of “channel stuffing” or other activity that could reasonably be expected to result in a reduction, temporary or otherwise, in the demand for its products and services following the Closing;

(s) make any material change in its general pricing practices or policies or any change in its credit or allowance practices or policies other than in the ordinary course of business consistent with past practice;

(t) enter into any Contract for the lease or purchase of real property, other than contemplated amendments to the Company’s Amended and Restated Master Lease Agreement, dated as of May 2020 with Store Capital in connection with the Phase II expansion of the Winchester, Kentucky facility;

(u) declare, set aside, or pay any dividend or any other distribution with respect to its Equity Interests;

(v) (i) settle or commence any material Proceeding or (ii) cancel any other debts owed to or claims held by it other than, in the case of this sub-clause (ii), in the ordinary course of business consistent with past practice;

(w) intentionally waive, abandon, or otherwise dispose of any rights in or to any material item of Company Intellectual Property;

(x) adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(y) agree to do, approve, or authorize any of the foregoing; provided, however, that the Company shall not require Live Oak’s Consent to (i) issue or sell any Shares to investors at a price of at least Sixty Three Dollars ($63.00) per share for general working capital purposes; provided that (x) any sales made pursuant to this Section 6.2(y) shall not exceed (A) Ten Million Dollars ($10,000,000) in the aggregate or (B) if the Closing has not occurred on or prior to December 31, 2020, the Company may raise up to Forty Two Million Three Hundred Thousand Dollars ($42,300,000) in the aggregate through either issuance of Shares to investors at a price of at least Sixty Three Dollars ($63.00) per share, incurrence of Indebtedness or a combination of both, and (y) the Company shall update and deliver an updated capitalization table of the Company setting forth the number of issued and outstanding Shares to Live Oak within two (2) Business Days of each issuance or sale of any of Shares, or (ii) perform its obligations under that certain settlement agreement entered into by the Company prior to the date hereof and which is described on Schedule 6.2.

Section 6.3 Consents and Approvals.

(a) On the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to cause the Closing to occur as promptly as practicable after the date of this Agreement, including taking all commercially reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing, (ii) to obtain all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and (iii) to obtain or make each Consent of or filing, notification, or registration with a Governmental Authority that is necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement; provided, however, that no Party shall have any obligation to offer or pay any consideration (or incur any obligation) in order to obtain or make any such Consents, filings, notifications or registrations; and provided, further, that the Company shall not make any agreement or understanding affecting the Shares, the Company, or the Business as a condition for obtaining or making any such Consents, filings, notifications or registrations except with the prior written Consent of Live Oak.

(b) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, the Parties shall (i) cooperate and consult with each other in (A) determining, as promptly as possible, whether any filings or notifications are required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders are required to be obtained from, any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (B) timely making all such filings and notifications and timely seeking all such actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders, (ii) respond promptly to inquiries from any Governmental Authority in connection with any filings or notifications made pursuant to this Section 6.3 and supply as promptly as practicable such information or documentation as may be requested pursuant to the HSR Act by any Governmental Authority, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall as promptly as practicable, but in no event later than ten (10) Business Days following the date of this Agreement, file with U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement. Each of Live Oak and the Company shall pay fifty percent (50%) of all filing fees associated with the filings required by this Section 6.3; provided, however, that the Company shall only be obligated to pay fifty percent (50%) of such filing fee only for one HSR Act filing, and if multiple HSR Act filings shall be required, then Live Oak shall bear the entire cost of all such additional filings.

(c) In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.3, subject to applicable legal limitations, each Party agrees to (i) furnish to the other Parties with such information and assistance as the other Parties may reasonably request in connection with its preparation of any notifications or filings contemplated by Section 6.3(b), (ii) keep the other Parties apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other Parties with copies of notices or other communications received by such Party from, or given by such Party to, any third party or any Governmental Authority with respect to such transactions, (iii) permit the other Parties to review and incorporate the other Parties’ reasonable comments in any communication to be given by it to any Governmental Authority with respect to any filings or notifications required to be made with, or actions or nonactions, waivers, expirations or terminations of waiting periods, clearances, Consents or orders required to be obtained from, such Governmental Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (iv) consult with the other Parties in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Governmental Authority in connection with the proposed transactions unless it gives the other Parties the opportunity to attend and observe. Each Party shall use its reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.3(c) in a manner so as to preserve any applicable privilege.

(d) Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Party nor any of such Party’s Affiliates shall be required to (i) propose, offer, commit, agree, or Consent to (A) sell, divest, lease, license, transfer, hold separate, or otherwise dispose of any assets, businesses, products or product lines of Live Oak, any of its Affiliates, or the Company, (B) terminate, amend, or modify any existing relationships, ventures, contractual rights or Liabilities of Live Oak, any of its Affiliates, or the Company, or (C) take or agree to take any action that after the Closing would limit the freedom of Live Oak, any of its Affiliates, or the Company with respect to, or its ability to retain, one or more of its or its Affiliates’ (including the Company’s) businesses, product lines, or assets, (ii) contest, defend, or resist any Proceeding brought or threatened to be brought challenging or seeking to enjoin, restrain, prohibit, or otherwise make illegal any of the transactions contemplated by this Agreement or the Related Agreements, or (iii) appeal or seek to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that enjoins, restrains, prohibits, or otherwise makes illegal any of the transactions contemplated by this Agreement or the Related Agreements.

Section 6.4 Notification of Certain Matters. From the date of this Agreement until the Closing Date, each of the Company and Live Oak shall give the other prompt written notice of: (a) any event, change, or occurrence that (i) causes, or would reasonably be expected to cause, any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect or (ii) causes, or would reasonably be expected to cause, such Party to fail to perform or comply with in any material respect any covenant or agreement of such Party in this Agreement; and (b) any Proceeding commenced or, to the Company’s Knowledge or Live Oak’s Knowledge, as applicable, threatened against or otherwise affecting such Party with respect to the transactions contemplated by this Agreement. No such notification will affect any of the representations, warranties, covenants, agreements, rights, or remedies of the Parties contained in this Agreement.

Section 6.5 Termination of Certain Related Party and other Contracts. Prior to the Closing, the Company shall take such actions as are necessary to terminate, effective as of the Closing, each Related Party and other Contract set forth on Schedule 6.5, and, from and after the Closing, no further rights or Liabilities of any party shall continue under such terminated Contract it such Contract is terminated pursuant to this Section 6.5.

Section 6.6 D&O Insurance. At or prior to the Closing, the Company shall, and shall cause its Subsidiaries to, obtain and fully pay for an irrevocable directors’ and officers’ “tail” insurance policy that provides coverage, for a period of six (6) years after the Closing Date, for current and former officers, directors, managers, and employees of the Company and its Subsidiaries with respect to matters existing or occurring at or prior to the Closing Date (i) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ Liability insurance and (ii) in an amount and scope at least as favorable as the existing insurance.

Section 6.7 Resignations. On or prior to the Closing Date, and consistent with Section 6.13 hereof, the Company shall cause each officer and director of the Company and its Subsidiaries, as requested by Live Oak in writing at least two (2) Business Days prior to the Closing to tender his or her resignation from such position effective as of the Closing.

Section 6.8 Confidentiality. Each of Live Oak and the Company acknowledges that the information being provided to it in connection with the transactions contemplated by this Agreement is subject to the Confidentiality Agreement. Effective upon the Closing, and without further action by any Party, the Confidentiality Agreement shall terminate.

Section 6.9 Transfer of Assets. The Company shall cause all assets, including Intellectual Property, used by the Company or its Subsidiaries that are held by an Affiliate or other related Person (other than any direct or indirect Subsidiary of the Company) to be transferred to the Company free and clear of any Liens (other than Permitted Liens).

Section 6.10 Parachute Payment Waivers. The Company shall use commercially reasonable efforts to obtain and deliver to Live Oak prior to the initiation of the requisite shareholder approval procedure under Section 6.11, a parachute payment waiver from each individual who the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 6.11, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, with respect to the transactions contemplated by this Agreement, as determined pursuant to a report obtained by the Company, and provided to Live Oak for review at least five (5) Business Days prior to Closing, from a nationally recognized accounting firm expert in Code Section 280G analyses (the “280G Report”). The waiver documents shall be subject to reasonable and timely review and comment by Live Oak prior to the execution thereof. The 280G Report shall be binding on all Parties in respect of whether there have been any parachute payments under Section 280G of the Code as a result of the Merger and the transactions contemplated by this Agreement and the Parties shall make all Tax elections and take such Tax positions, including, but not limited to, with respect to any Tax withholding obligation, in accordance with such report.

Section 6.11 Section 280G Stockholder Approval. The Company shall use its commercially reasonable efforts to obtain, prior to the Closing Date, approval of payments subject to the waivers described in Section 6.10, by such number of Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all such payments that would not be deductible by reason of Section 280G of the Code, with such shareholder vote to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. Any documents related to the shareholder approval as described in this Section 6.11 will be subject to reasonable and timely review and comment by Live Oak prior to delivery of any such documents to Shareholders.

Section 6.12 PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of PCAOB Audited Financials not later than ten (10) Business Days from the date hereof.

Section 6.13 Directors and Officers. The initial directors and officers of Live Oak shall be the individuals set forth on Schedule 6.13, each to hold office in accordance with the certificate of incorporation and bylaws of Live Oak, and until their successors are duly elected and qualified.

Section 6.14 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Live Oak on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Fund are collectively referred to in this Section 6.14 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future, and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Live Oak, Merger Sub or any other Person (a) for legal relief against monies or other assets of Live Oak or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Merger or (b) for damages for breach of this Agreement against Live Oak (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Live Oak consummates a business combination transaction with another party. In the event that the Company commences any action or Proceeding against or involving the Trust Fund in violation of the foregoing, Live Oak shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Live Oak prevails in such action or Proceeding. For the avoidance of doubt, nothing contained herein shall restrict the ability of the Company or its Subsidiaries to seek monetary or other relief against funds not held in the Trust Account.

Section 6.15 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Audited Financials, (i) Live Oak and the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the Live Oak Stockholders relating to the meeting of the Live Oak Stockholders (the “Live Oak Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of shares of Live Oak Class A Common Stock as contemplated by this Agreement (including the Earn-Out Shares) and the PIPE, (3) an employee stock purchase plan for Live Oak having the principal terms described on Schedule 6.15(a), (4) the New Equity Incentive Plan, (5) the following amendments to Live Oak’s Certificate of Incorporation: (A) increasing the authorized shares of Live Oak Class A Common Stock to 200,000,000 shares, (B) deleting the classified Live Oak Board structure, and (C) deleting the provisions of Section 5.4, Article VII, Article IX and Article X of the Live Oak Certificate of Incorporation and (6) any other proposals the Parties deem necessary to effectuate the Merger and the transactions contemplated hereby (collectively, the “Live Oak Proposals”) and (ii) Live Oak shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Live Oak Class A Common Stock (A) to be issued to the Shareholders pursuant to this Agreement (including the Earn-Out Shares) and (B) held by the Live Oak Stockholders immediately prior to the Effective Time. The Company shall furnish all information concerning the Company as Live Oak may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Live Oak and the Company each shall use their commercially reasonable efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement be declared effective under the Securities Act as promptly as practicable and (iv) keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Live Oak shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Live Oak Class A Common Stock, in each case to be issued or issuable to the Shareholders pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Live Oak shall mail the Proxy Statement to the Live Oak Stockholders. Each of Live Oak and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Live Oak without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Live Oak will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Live Oak Class A Common Stock to be issued or issuable to the Shareholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Live Oak and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) The Company will use commercially reasonable efforts to provide Live Oak as promptly as reasonably practicable with all such information concerning the operations and business of the Business and the Company and the Company’s management and operations and financial condition, in each case, required or reasonably requested by the Live Oak to be included in the Proxy Statement and the Registration Statement including required financial statements (including pro forma financial statements) of the Business prepared in accordance with SEC Guidance including the requirements of Regulation S-X and a related Consent from the Business’s independent public accountants. The Company shall use commercially reasonable efforts to make the directors, officers and employees of the Company available to Live Oak and its counsel (and other Representatives engaged in connection with the preparation of the Proxy Statement) in connection with the drafting of the Proxy Statement and the Registration Statement, as reasonably requested by Live Oak.

(d) Live Oak represents that the information supplied by Live Oak for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Live Oak Stockholders, (iii) the time of the Live Oak Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Live Oak or Merger Sub, or their respective officers or directors, should be discovered by Live Oak which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Live Oak shall promptly inform the Company. All documents that Live Oak is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Live Oak Stockholders, (iii) the time of the Live Oak Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Live Oak. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 6.16 Live Oak Stockholders’ Meeting and Merger Sub Stockholders’ Approval.

(a) Live Oak shall call and hold the Live Oak Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Live Oak Proposals, and Live Oak shall use its reasonable best efforts to hold the Live Oak Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to Live Oak Stockholders). Live Oak shall use its reasonable best efforts to obtain the approval of the Live Oak Proposals at the Live Oak Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Live Oak Proposals, and shall take all other action necessary or advisable to secure the required vote or Consent of its stockholders. The Live Oak Board shall unanimously recommend to Live Oak Stockholders that they approve the Live Oak Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution and delivery of this Agreement, Live Oak shall adopt this Agreement in its capacity as sole stockholder of Merger Sub and deliver to the Company evidence of its vote or action by written Consent relating thereto in accordance with the GBCC and the Organizational Documents of Merger Sub.

Section 6.17 Required Shareholder Approval.

(a) The Company shall seek the irrevocable written consent, in the form attached as Exhibit E, of holders (including those Shareholders who have entered into Support Agreements with Live Oak) of the Required Shareholder Approval (collectively, the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within ten (10) Business Days after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the Shareholders of the Company, other than those Shareholders who have entered into Support Agreements with Live Oak, until after delivery of the Written Consent to Live Oak. Promptly following receipt of the Written Consent, the Company shall deliver a correct copy, certified by the secretary or an assistant secretary of the Company, of the Written Consent to Live Oak.

(b) Promptly following, but in no event more than ten (10) days after, the date on which the Written Consent is effective under Section 14-2-704(e) of the GBCC (or such shorter period as may be required by applicable Law), the Company shall prepare and mail a notice (the “Shareholder Notice”) to every Shareholder that did not execute the Written Consent. The Shareholder Notice shall (i) be a statement to the effect that the Company Board recommends to such Shareholders that this Agreement, the Merger, and the other transactions contemplated by this Agreement be approved by such Shareholders, (ii) in accordance with Section 14-2-1322 of the GBCC, provide the Shareholders to whom it is sent with notice of the actions taken in the Written Consent, and (iii) notify such Shareholders of their dissenters’ rights pursuant to Section 14-2-1322 of the GBCC. The Shareholder Notice shall include a copy of Article 13 of the GBCC and shall be sufficient in form and substance to start the thirty (30) day period during which a Shareholder must demand appraisal of such Shareholder’s Shares as contemplated by Section 14-2-1322 of the GBCC. Live Oak shall have the right to review and approve, in advance, the Shareholder Notice and all documents and other materials submitted to the Shareholders in accordance with this Section 6.17(b), such approval not to be unreasonably withheld, conditioned, or delayed.

Section 6.18 Company Solicitation; Change in Recommendation.

(a)  From the date of this Agreement until the Effective Time, the Company and its Subsidiaries shall not, directly or indirectly, and shall cause their respective Representatives not to (i) solicit, initiate, induce, facilitate or encourage the making, submission of any inquiries, proposal or offer from any other Person relating to a potential business combination with or acquisition of the Company or the Business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of the Company or any of its Subsidiaries (a “Competing Transaction”), (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, (iii) provide information regarding the Company, its Subsidiaries or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Live Oak and its Representatives, in connection with a possible Competing Transaction with such Person or (iv) fail to provide a copy of the Company Board Recommendation for inclusion by Live Oak in the Proxy Statement. The Company and its Subsidiaries shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. The Company shall immediately advise Live Oak orally and in writing of the receipt by the Company or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

(b) The Company and its Subsidiaries shall not, directly or indirectly, and shall cause its Representatives not to (i) withdraw or modify in any manner adverse to Live Oak or Merger Sub, the consummation of the transactions contemplated hereby, propose to withdraw or modify in any manner adverse to Live Oak or Merger Sub, the Company Board Recommendation or (ii) recommend, declare advisable, or propose publicly to recommend or declare advisable any Competing Transaction.

Section 6.19  Live Oak Solicitation; Change in Recommendation.

(a)  From the date of this Agreement until the Effective Time, Live Oak shall not, directly or indirectly, and shall cause its Representatives not to (i) solicit, initiate, induce, facilitate or encourage the making, submission of any inquiries, proposal or offer from any other Person relating to a potential business combination with Live Oak or acquisition by Live Oak of another company or business (whether by way of merger, purchase of Equity Interests, purchase of assets, or otherwise) or any portion of the Equity Interests or assets of another company or business (a “Competing Live Oak Transaction”), (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Live Oak Transaction or (iii) provide information regarding Live Oak or its business, or enter into or agree to enter into any Contract with, any Person, other than the Company and its Representatives, in connection with a possible Competing Live Oak Transaction with such Person. Live Oak shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Live Oak shall immediately advise the Company orally and in writing of the receipt by Live Oak or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Live Oak Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

(b)  Live Oak shall not, directly or indirectly, and shall cause its Representatives not to (i) withdraw or modify in any manner adverse to the Company, the consummation of the transactions contemplated hereby, propose to withdraw or modify in any manner adverse to the Company, the approval of this Agreement by the Live Oak Board and the transactions contemplated hereby or the recommendation of the Live Oak Board to the Live Oak Stockholders to approve this Agreement and the transactions contemplated hereby or (ii) recommend, declare advisable, or propose publicly to recommend or declare advisable any Competing Live Oak Transaction.

Section 6.20  Takeover Laws. If any Takeover Law shall become applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall take such actions, to the extent legally permissible, as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such actions as are necessary to minimize the effects of any such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

Section 6.21  Stock Exchange Listing. Live Oak shall cause the Closing Per Share Merger Consideration, the Earn-Out Shares and any other shares of Live Oak Class A Common Stock issued or issuable to the Shareholders in accordance with the terms of this Agreement in connection with the Merger and the transactions contemplated hereby to be approved for listing on the NYSE at Closing, or on such other exchange as such shares of Live Oak Class A Common Stock may then be listed when so issued.

Section 6.22  Other Disclosure.

(a)  Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, in connection with the preparation of any Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of Live Oak or the Company to any Governmental Authority in connection with the transactions contemplated hereby (each, a “Reviewable Document”), Live Oak and the Company shall, upon request by the other, use their respective commercially reasonable efforts to furnish the other with all information reasonably necessary in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. The Company shall cooperate in good faith with respect to the preparation of any such Form 8-K, and use its commercially reasonable efforts to provide Live Oak with all information relating to the Company and its business that is reasonably requested by Live Oak and required to be included in any such filing. The Company shall use commercially reasonable efforts to make the directors, officers and employees of the Company available to Live Oak and its counsel in connection with the drafting of any such Form 8-K, as reasonably requested by Live Oak; provided that doing so does not unreasonably interfere with the ongoing operations of the Business.

(b)  The Company shall cooperate in good faith with respect to the preparation of the Current Report on Form 8-K announcing the Closing (the “Super 8-K”), and use its reasonable best efforts to provide Live Oak with all information reasonably requested by Live Oak and required to be included by SEC Guidance in such filing, including (i) the required financial statements of the Business, (ii) the selected financial data of the Business required by Item 301 of Regulation S-K and (iii) required management’s discussion & analysis for the applicable periods presented. Without limiting the generality of the foregoing, the Company shall use its commercially reasonable efforts to cooperate with Live Oak in connection with the preparation for inclusion in the Super 8-K of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. The Company shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Company available to Live Oak and its counsel in connection with the drafting of the Super 8-K, as reasonably requested by Live Oak; provided that doing so does not unreasonably interfere with the ongoing operations of the Business.

Section 6.23  Road Shows. In connection with this Agreement, the Company and its Subsidiaries shall make available the Company’s executives to participate in customary “road show” presentations that may be reasonably requested by Live Oak or the Live Oak Representative, as the case may be.

Section 6.24  Publicity. Except as required by applicable Law, no publicity, release, disclosure or announcement of or concerning this Agreement or the transactions contemplated hereby shall be issued by any Party or any Affiliate or Representative of such Party, without the advance written Consent of the Company and Live Oak, which Consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Live Oak, Merger Sub and the Company shall be permitted to make disclosures concerning this Agreement and the other Related Agreements and the transactions contemplated hereby and thereby (a) to prospective investors and lenders in connection with financings and acquisitions that it is contemplating; and (b) as required by any Governmental Authority, including pursuant to any applicable securities exchange rules. In the event that a Party is required by applicable Law to make a release or announcement, such Party shall provide the other Parties with a reasonable opportunity to review and comment on such release or announcement before such release or announcement is made.

Section 6.25  Conduct of the Live Oak Business Pending the Closing. From the date of this Agreement until the Closing Date, Live Oak shall operate its business in the ordinary course of business consistent with past practice. Live Oak shall not take any action that would, or that would reasonably be expected to, result in any of the conditions to Closing set forth in ARTICLE VIII not being satisfied. Without limiting the generality of the foregoing, except as set forth on Schedule 6.25 or to the extent the Company otherwise Consents in writing, prior to the Closing, Live Oak shall not:

(a)  amend its Organizational Documents;

(b)  (i) issue or sell any of its Equity Interests (other than in connection with the PIPE or the exercise of any options, warrants or other convertible securities that are outstanding as of the date hereof), (ii) grant any options, warrants, calls, or other rights to purchase or otherwise acquire any of its Equity Interests, (iii) split, combine, reclassify, cancel, redeem, or repurchase any of its Equity Interests or (iv) authorize or create any new class of Equity Interests;

(c)  create, incur, guarantee, or assume any Indebtedness in an aggregate amount of more than Eight Million Dollars ($8,000,000);

(d)  acquire any business, Equity Interests, or assets of any other Person (whether by merger, sale of Equity Interests, sale of assets, or otherwise);

(e)  create any new Subsidiary other than Merger Sub and a subsidiary to be incorporated under the Laws of the State of Delaware, pursuant to which the Surviving Corporation will be merged with and into immediately following the Effective Time;

(f)  declare, set aside, or pay any dividend or any other distribution with respect to its Equity Interests;

(g)  adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments, or other reorganization; or

(h)  agree to do, approve, or authorize any of the foregoing.

Section 6.26  Section 16 Matters. Assuming the Company delivers to Live Oak, in a timely fashion prior to the Effective Time, the Section 16 Information (as defined below), the Board of Directors of Live Oak, or a committee of two (2) or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger providing that the receipt by Company Insiders (as defined below) of Live Oak Common Stock in exchange for capital stock of the Company, or of Live Oak stock options in exchange for Company Options, in each case, to the extent listed in the Section 16 Information and resulting from the Merger and the other transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. Live Oak shall use its reasonable best efforts to ensure that such resolutions comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the numbers of securities to be acquired or disposed of for each such Person, the material terms of any derivative securities, and that the approval is intended make the receipt of such securities exempt pursuant to Rule 16b-3(d). “Section 16 Information” shall mean information accurate in all respects regarding the Company Insiders, the number of shares of capital stock of the Company held by each such Company Insider and expected to be exchanged for Live Oak Common Stock in the Merger. “Company Insiders” shall mean those officers and directors of the Company who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to Live Oak and who are listed in the Section 16 Information.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1  Taxes.

(a)  Transfer Taxes. The Party required under Law to file and pay all necessary Tax Returns and other documentation with respect to any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the Company and Live Oak shall share the costs of all such Taxes and fees equally.

(b)  Tax Treatment. For U.S. federal income tax purposes, the Parties intend the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Live Oak, Merger Sub and the Company are parties under Section 368 of the Code. Each of Live Oak, Merger Sub, and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c)  Continuation of the Company’s Historic Business. Following the Merger, the Surviving Corporation shall, for at least six (6) months following the Closing Date, (i) continue the Company’s “historic business” (with the meaning of Treasury Regulations Section 1.368-1(d)(2)), or (ii) use a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. Neither Live Oak nor the Surviving Corporation shall sell or otherwise dispose of any of the assets of the Company acquired in the Merger for at least six (6) months following the Closing Date, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations promulgated thereunder.

Section 7.2  Books and Records.

(a)  For a period of seven (7) years after the Closing Date, the Surviving Corporation shall retain, or cause the Company and its Subsidiaries to retain, all Company Records and other accounting, legal, auditing, Tax, and other books and records of the Business relating to (i) the conduct of the Business or (ii) the ownership of the Company and its Subsidiaries, in each case prior to the Closing Date. Notwithstanding the foregoing, Live Oak may dispose of any such Company Records or other books and records during such seven (7) year period if the same are first offered in writing to the Shareholder Representative and not accepted by the Shareholder Representative within thirty (30) days of such offer.

(b)  After the Closing Date, the Surviving Corporation shall permit the Shareholder Representative and its Representatives to have reasonable access to, and to inspect and copy, at the Shareholder Representative’s expense, any Company Records and other books and records referred to in Section 7.2(a) that any Shareholder requires for financial reporting, Tax, or accounting purposes, provided, however, that such Shareholder Representative agrees in writing with the Surviving Corporation to keep confidential all such Company Records and other books and records.

Section 7.3  Trust Account. As of the Effective Time, the obligations of Live Oak to dissolve or liquidate within a specified time period as contained in Live Oak’s Certificate of Incorporation will be terminated and Live Oak shall have no obligation whatsoever to dissolve and liquidate the assets of Live Oak by reason of the consummation of the Merger or otherwise, and no stockholder of Live Oak shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Live Oak shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Live Oak (to be held as available cash on the balance sheet of Live Oak, and to be used for (a) (i) payment of Live Oak’s accrued but unpaid expenses, including any of the Live Oak Transaction Expenses, deferred fees in connection with Live Oak’s initial public offering and deferred advisor fees, (ii) obligations owing to Live Oak Sponsor Partners, LLC, a Delaware limited liability company (which amount will not exceed One Million Dollars ($1,000,000)), and (b) working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1  Conditions to Each Party’s Obligations. The obligations of Live Oak, Merger Sub, and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by each of Live Oak and the Company) of the following conditions as of the Closing Date:

(a)  Antitrust Approvals and Waiting Periods. The applicable waiting period under the HSR Act shall have expired or been terminated.

(b)  No Order. No Governmental Authority shall have entered or issued any Order preventing, enjoining, or making illegal the consummation of any of the transactions contemplated by this Agreement or the Related Agreements and no Law shall have been enacted or shall be deemed applicable to any of the transactions contemplated by this Agreement or the Related Agreements which makes the consummation of any of such transactions illegal.

(c)  Written Consent. The Written Consent shall have been delivered by the Company to Live Oak.

(d)  Required Live Oak Shareholder Approval. The Live Oak Proposals shall have been approved and adopted by the requisite affirmative vote of Live Oak’s Stockholders in accordance with the Proxy Statement and applicable Law.

(e)  Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no Proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f)  Stock Exchange Listing. The shares of Live Oak Class A Common Stock to be issued to the Shareholders as contemplated by this Agreement (including the Earn-Out Shares) shall be listed on the NYSE as of the Closing Date.

(g)  Company Options. All Company Options shall have been converted into Assumed Company Options in accordance with the terms of this Agreement.

(h)  Other Outstanding Warrants and Convertible Securities. Pursuant to Section 2.13, all of the outstanding warrants and all other convertible securities of the Company (other than the Company Options addressed in Section 8.1(g)) shall have been converted into equity of the Company, repaid, cancelled (in the case of out-of-the-money securities) or otherwise converted at or prior to the Closing, and any rights to acquire equity of the Company (other than as described in Section 8.1(g)) will be extinguished as of the Closing.

Section 8.2  Additional Conditions to Obligations of Live Oak and Merger Sub. The obligations of Live Oak and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Live Oak) of the following additional conditions as of the Closing Date:

(a)  Representations and Warranties. Each of the Fundamental Representations of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of the Company set forth in ARTICLE IV shall be true and correct in all respects, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, or in all material respects, in the case of any representation or warranty not qualified by materiality or Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all respects or all material respects, as the case may be, as of such date).

(b)  Agreements and Covenants. The Company shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date.

(c)  Pending Proceedings. No Proceeding shall be pending by or before any Governmental Authority seeking to, or wherein an unfavorable Order would, (i) prevent the consummation of any of the transactions contemplated by this Agreement or the Related Agreements, (ii) make illegal any of the transactions contemplated by this Agreement or the Related Agreements, (iii) cause any of the transactions contemplated by this Agreement or the Related Agreements to be rescinded following the Closing, or (iv) impose any conditions, restrictions, undertakings, or limitations that, individually or in the aggregate, would impair, or could reasonably be expected to impair, the ability of Live Oak to consummate any of the transactions contemplated by this Agreement or the Related Agreements.

(d)  Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e)  Consents. Live Oak shall have received the written Consents set forth on Schedule 8.2(e) in form and substance reasonably satisfactory to Live Oak.

(f)  Company Deliverables. Live Oak shall have received from the Company each delivery required pursuant to Section 2.9.

(g)  Key Employment Agreements. Each of the Key Employment Agreements shall be effective and in full force and effect; and, each of the Key Executives shall remain employed by the Company and none of the Key Executives shall have expressed an intention to terminate his or her employment with the Company or withdraw or rescind his or her Key Employment Agreement (except in each case due to disability or death).

(h)  Non-Competition Agreements. No Specified Shareholder shall have sought, or threatened, to withdraw or rescind his or her Non-Competition Agreement.

(i)  Lock-Up Agreement. All parties to the Lock-Up Agreement (other than Live Oak) shall have delivered, or cause to be delivered, to Live Oak, copies of the Lock-Up Agreement, duly executed by such parties.

Section 8.3  Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Company) of the following additional conditions as of the Closing Date:

(a)  Representations and Warranties. Each of the Fundamental Representations of Live Oak and Merger Sub shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such Fundamental Representation speaks as of the date of this Agreement or any other specific date, in which case such Fundamental Representation shall be true and correct as of such date). Each of the other representations and warranties of Live Oak and Merger Sub set forth in ARTICLE V shall be true and correct in all respects, in the case of any representation or warranty qualified by materiality, or in all material respects, in the case of any representation or warranty not qualified by materiality, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall be true and correct in all respects or all material respects, as the case may be, as of such date).

(b)  Agreements and Covenants. Live Oak and Merger Sub shall have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by Live Oak and Merger Sub under this Agreement on or prior to the Closing Date.

(c)  Live Oak and Merger Sub Deliverables. The Company shall have received from Live Oak and Merger Sub each delivery required pursuant to Section 2.8.

(d)  Minimum Cash Condition. Live Oak shall have raised at least Two Hundred Million Dollars ($200,000,000) in cash in an equity financing to be consummated in connection with the Closing (the “PIPE”). Live Oak’s cash and cash equivalents from all sources at the Closing, after giving effect to redemptions made by certain Live Oak Stockholders, when added together with the amount of all net proceeds from the PIPE, along with any additional private financing or backstop arrangements concurrent with the Closing that may be pursued by Live Oak at its sole discretion, shall be at least Three Hundred Million Dollars ($300,000,000).

Section 8.4  Frustration of Closing Conditions. No Party may rely, whether as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement or otherwise, on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE IX
TERMINATION

Section 9.1  Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, by written notice delivered by Live Oak or the Company to the other Party (other than in the case of Section 9.1(a)) at any time prior to the Closing:

(a)  by the mutual written agreement of the Company and Live Oak;

(b)  by either the Company or Live Oak, if the Closing does not occur on or prior to March 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party whose breach of or failure to perform any of its representations, warranties, covenants, or agreements contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

(c)  by Live Oak, if:

(i)  the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.2 and (B) (1) if capable of being cured, has not been cured by the Company by the earlier of the Outside Date and the date that is ten (10) days after the Company’s receipt of written notice from Live Oak stating Live Oak’s intention to terminate this Agreement pursuant to this Section 9.1(c) or (2) is incapable of being cured; or

(ii)  the Company has not delivered to Live Oak a certified copy of the Written Consent by 5:00 p.m. (Central Time) on the tenth (10th) Business Day following the date the Registration Statement has been declared effective by the SEC;

(d)  by the Company, if:

(i)  Live Oak or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties, covenants, or agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 8.1 or Section 8.3 and (B) (1) if capable of being cured, has not been cured by Live Oak by the earlier of the Outside Date and the date that is ten (10) days after Live Oak’s receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d) or (2) is incapable of being cured; or

(ii)  Live Oak fails to receive the requisite vote to approve each of the Live Oak Proposals by the Outside Date.

Section 9.2  Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement will immediately become void and have no further force or effect, and no Party will have any Liability to any other Party; provided, however, that (a) the first sentence of Section 6.8, this Section 9.2, and Section 11.1 will survive such termination and (b) no such termination will relieve any Party from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by such Party prior to such termination.

ARTICLE X
SHAREHOLDER REPRESENTATIVE

Section 10.1  Designation. By adopting this Agreement or accepting any portion of the Merger Consideration, each Non-Dissenting Shareholder shall have irrevocably designated John A. Dowdy, Jr. to serve as the Shareholder Representative with respect to the matters expressly set forth in this Agreement and the Exchange Agent Agreement to be performed by the Shareholder Representative.

Section 10.2  Authority. Pursuant to such designation, each Non-Dissenting Shareholder shall have irrevocably appointed the Shareholder Representative as the agent, proxy, and attorney in fact for such Shareholder for all purposes of this Agreement and the Exchange Agent Agreement, including the full power and authority on such Shareholder’s behalf to: (a) consummate the transactions contemplated by this Agreement; (b) execute the Exchange Agent Agreement and make all decisions required or allowed to be made by the Shareholder Representative pursuant to the Exchange Agent Agreement; (c) review the Initial Closing Statement delivered by the Live Oak Representative pursuant to Section 3.3(a), negotiate with the Live Oak Representative regarding any Proposed Adjustments, and otherwise take all other actions contemplated to be taken by the Shareholder Representative under Section 3.3; (d) execute and deliver any amendment or waiver to this Agreement or the Exchange Agent Agreement; (e) deliver all notices required to be delivered by the Shareholders under this Agreement; (f) take all other actions to be taken by or on behalf of such Shareholder that the Shareholder Representative may deem necessary or desirable in connection with this Agreement and the Exchange Agent Agreement; and (g) do each and every act and exercise any and all rights which such Shareholder is, or the Shareholders collectively are, permitted or required to do or exercise under this Agreement. Such agency and proxy are coupled with an interest, are therefore irrevocable without the Consent of the Shareholder Representative and shall survive the death, incapacity, bankruptcy, dissolution, or liquidation of any Shareholder. All decisions and actions by the Shareholder Representative (to the extent authorized by this Agreement or the Exchange Agent Agreement) will be binding upon all of the Shareholders, and no Shareholder will have the right to object, dissent, protest, or otherwise contest the same.

Section 10.3  Reliance by Live Oak. Pursuant to such designation, each Non-Dissenting Shareholder shall have further agreed that Live Oak will be entitled to rely on any action taken by the Shareholder Representative, on behalf of such Shareholder, pursuant to Section 10.2 (each, an “Authorized Action”), and that each Authorized Action shall be binding on such Shareholder as fully as if such Shareholder had taken such Authorized Action.

Section 10.4  Shareholder Representative Amount. The Shareholder Representative Amount shall be withheld from the Shareholders at Closing and paid directly to an account designated by the Shareholder Representative to serve as a fund for the fees and expenses (including any legal fees and expenses) of, and other amounts payable by, the Shareholder Representative in connection with this Agreement and the Exchange Agent Agreement. Any balance of the Shareholder Representative Amount not utilized for such purposes shall be paid (directly or via the Exchange Agent), when deemed appropriate by the Shareholder Representative in its sole discretion, to the Shareholders in accordance with their respective Percentage Interests. The Shareholder Representative shall be entitled to recover any remaining fees, expenses, or other amounts directly from the Shareholders, and, for the avoidance of doubt, the Shareholder Representative shall not have any obligation to personally advance funds in connection with the performance of any of its duties under this Agreement. By adopting this Agreement, each Shareholder, severally and not jointly (in accordance with such Shareholder’s Percentage Interest), agrees to indemnify and hold harmless the Shareholder Representative against all fees and expenses (including legal fees and expenses) and other amounts payable or incurred by the Shareholder Representative in connection with the performance of any of its duties under this Agreement or the Exchange Agent Agreement, including any such fees, expenses, or other amounts that may be incurred by the Shareholder Representative in connection with any Proceeding to which the Shareholder Representative is made a party by reason of the fact it is or was acting as the Shareholder Representative pursuant to the terms of this Agreement or the Exchange Agent Agreement, to the extent the Shareholder Representative Amount is insufficient to pay such fees, expenses, or other amounts.

Section 10.5  Exculpation. The Shareholder Representative will not, by reason of this Agreement or the Exchange Agent Agreement, have a fiduciary relationship in respect of any Shareholder, except in respect of any amounts received on behalf of such Shareholder. The Shareholder Representative will not be liable to any Shareholder for any action taken or omitted by it or any agent employed by it under this Agreement, the Exchange Agent Agreement, or any other document entered into in connection with this Agreement or the Exchange Agent Agreement, except that the Shareholder Representative will not be relieved of any Liability imposed by Law for willful misconduct. The Shareholder Representative will not be liable to any Shareholder for any apportionment or distribution of payments made by the Shareholder Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Shareholder to whom payment was due, but not made, will be to recover from other Shareholders any payment in excess of the amount to which such other Shareholders are determined to have been entitled. The Shareholder Representative will not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or the Exchange Agent Agreement. Neither the Shareholder Representative nor any Representative engaged by it will be liable to any Shareholder by virtue of the failure or refusal of the Shareholder Representative for any reason to consummate the transactions contemplated by this Agreement or relating to the performance of its other duties under this Agreement or the Exchange Agent Agreement, except that the Shareholder Representative will not be relieved of any Liability imposed by Law for fraud or willful misconduct.

ARTICLE XI
MISCELLANEOUS

Section 11.1  Expenses. Except as provided in Section 3.3(c), Section 6.3(b), Section 7.1, and Section 7.2(b), each Party shall bear its own fees and expenses with respect to this Agreement and the transactions contemplated by this Agreement; provided that, if the Closing occurs, all unpaid Transaction Expenses for which invoices were delivered by the Company pursuant to Section 2.9(f) at least two (2) Business Days prior to the Closing shall be paid by Live Oak at the Closing, and all other unpaid Transaction Expenses shall be paid by Live Oak following the Closing.

Section 11.2  Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by Live Oak, Merger Sub, the Company, the Live Oak Representative and the Shareholder Representative.

Section 11.3  Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual:

(i)	If to Live Oak or Merger Sub prior to the Closing, or to the Live Oak Representative, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich
Email: rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

(ii)	If to the Company prior to the Closing, or to the Shareholder Representative, to:

Meredian Holdings Group, Inc.

140 Industrial Boulevard

Bainbridge, Georgia 39817
Attention: Stephen E. Croskrey
Email: croskrey@danimer.com

and

John A. Dowdy, Jr.

P.O. Box 1306

Bainbridge, Georgia 39818

Email: jdowdy@dowdywhittaker.com

in each case, with a copy (which will not constitute notice) to:

Kane Kessler, P.C.

666 Third Avenue

New York, New York 10017
Attention: Robert L. Lawrence
Email: rlawrence@kanekessler.com

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 11.3.

Section 11.4  United States Dollars. All payments pursuant to this Agreement shall be made by wire transfer in Dollars in immediately available funds to the account or accounts designated in writing by the payee to the payor.

Section 11.5  Waivers. No failure or delay by a Party in enforcing any of such Party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a Party’s rights will be deemed to preclude any other or further exercise of such Party’s rights under this Agreement. No waiver of any of a Party’s rights under this Agreement will be effective unless it is in writing and signed by such Party.

Section 11.6  Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may, by operation of law or otherwise, assign this Agreement or any of such Party’s rights or obligations under this Agreement without the written Consent of the other Parties.

Section 11.7  No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.8  Publicity. No Party or any of its Representatives may make any press release or other public disclosure regarding the existence of this Agreement or the Related Agreements, its or their contents, or the transactions contemplated by this Agreement or the Related Agreements without the written Consent of the other Parties, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure (which Consent shall not be unreasonably withheld, conditioned, or delayed). Each Party shall hold confidential the terms and provisions of this Agreement and the Related Agreements and the terms of the transactions contemplated by this Agreement and the Related Agreements. Notwithstanding the foregoing, nothing in this Section 11.8 will prevent any Party or its Representatives from making any press release or other disclosure required by Law or the rules of any stock exchange, in which case the Party required to make such press release or other disclosure shall use commercially reasonable efforts to allow the other Parties reasonable time to review and comment on such release or disclosure in advance of its issuance.

Section 11.9  Further Assurances. On and after the Closing Date, upon the request of any Party, the other Parties shall execute and deliver such documents and other instruments as may be reasonably requested by the requesting Party in order to evidence and effectuate the transactions contemplated by this Agreement.

Section 11.10  Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

Section 11.11  Entire Agreement. This Agreement (including the Schedules), the Related Agreements, and the Confidentiality Agreement contain the entire agreement among the Parties and supersede all prior agreements, arrangements, and understandings, written or oral, among the Parties relating to the subject matter of this Agreement, the Related Agreements, and the Confidentiality Agreement.

Section 11.12  No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

Section 11.13  Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of Law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York; provided, that the Merger shall be governed by the Laws of the State of Georgia.

Section 11.14  Jurisdiction, Service, and Venue. Except with respect to the resolution of Unresolved Adjustments in accordance with Section 3.3, each Party agrees: (a) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 11.3 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

Section 11.15  WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.15.

Section 11.16  Equitable Relief. Each Party acknowledges that (a) money damages may be an insufficient remedy for any actual or threatened breach of this Agreement by such Party, (b) any such breach may cause the other Parties irreparable harm, and (c) in addition to any other remedies available at Law or in equity, the other Parties will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party.

Section 11.17  Privileged Communications. Kane Kessler, P.C. and K&L Gates LLP (collectively, “Counsel”) have acted as counsel for the Company in connection with this Agreement and the Related Agreements and the consummation of the transactions contemplated by this Agreement and the Related Agreements (the “Transaction Engagement”). The Parties acknowledge that (a) all communications in any form or format whatsoever between or among Counsel, on the one hand, and the Company or any of its directors, officers, employees, agents, or advisors, on the other hand, that relate in any way to the Transaction Engagement (collectively, the “Privileged Communications”) will be deemed to be attorney-client privileged communications that belong to the Company, (b) from and after the Closing, the Privileged Communications and the expectation of client confidence relating thereto shall belong solely to the Surviving Corporation and may be controlled by the Surviving Corporation and shall not be claimed by any Shareholder or any of its Affiliates, and (c) Counsel shall have no duty whatsoever to reveal or disclose any such Privileged Communications, or any of its files relating to the Transaction Engagement, to any Shareholder, any of their respective Affiliates, or any of their respective Representatives by reason of any attorney-client relationship between Counsel and any Shareholder or otherwise. No Shareholder or any of its Affiliates will have access to any such Privileged Communications, or to the files of Counsel relating to the Transaction Engagement.

Section 11.18  No Waiver of Privilege; Protection from Disclosure or Use. Nothing in this Agreement will be deemed to be a waiver of any attorney-client privilege, work product protection, or other protection from disclosure or use. The Parties have undertaken reasonable efforts to prevent the disclosure of any information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use but, notwithstanding such efforts, the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of such information by one Party to the other Party. The Parties agree that any such inadvertent disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure or use will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, and further agree to use commercially reasonable efforts to return any inadvertently disclosed information to the disclosing Party promptly upon becoming aware of its existence. Promptly following the return of any inadvertently disclosed information, the Party returning such information shall destroy any and all copies, summaries, descriptions, or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions, or notes.

Section 11.19  Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing, except for (a) those covenants and agreements contained herein and therein that by their terms are to be performed in whole or in part after the Closing which shall survive in accordance with their terms and (b) this ARTICLE XI. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement is intended to limit any Party’s Liability for such Party’s fraud.

Section 11.20  Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, ..gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party hereto or to any such contract shall raise the use of electronic transmission by means of ..pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

LIVE OAK ACQUISITION CORP.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chief Executive Officer

GREEN MERGER CORP.

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	President

LIVE OAK REPRESENTATIVE:

Live Oak Sponsor Partners, LLC

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Managing Member

By:	/s/ Gary K. Wunderlich, Jr.
Name:	Gary K. Wunderlich, Jr.
Title:	Managing Member

[Signature Page to Agreement and Plan of Merger]

MEREDIAN HOLDINGS GROUP, INC.

By:	/s/ Stephen E. Croskrey
Name:	Stephen E. Croskrey
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

/s/ John A Dowdy, Jr.
Name: John A. Dowdy, Jr.

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Support Agreement

See attached.

Ex. A-1

SUPPORT Agreement

This SUPPORT AGREEMENT (this “Agreement”) is made as of October 3, 2020, between Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”) and [●], [an individual / a [●]] (“Shareholder”). Live Oak and Shareholder are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Live Oak, Green Merger Corp., a Georgia corporation and a wholly-owned Subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc. (d/b/a Danimer Scientific), a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, as representative for certain purposes described in the Merger Agreement, and John A. Dowdy, Jr., as representative of the shareholders of the Company (the “Shareholder Representative”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly-owned Subsidiary of Live Oak (the “Merger”).

WHEREAS, as of the date hereof, Shareholder is the record or beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement whenever the term “beneficial owner” or “beneficially own” is used) of the number of shares of common stock, $0.001 par value (“Common Stock”), of the Company set forth on the signature page to this Agreement (the “Shareholder Shares”). For the avoidance of doubt, Shareholder Shares will only include shares of Common Stock outstanding and not any options or other securities convertible into Common Stock that might otherwise be deemed to be “beneficially-owned shares” under Rule 13d-3.

WHEREAS, as an inducement to and in consideration of Live Oak’s willingness to enter into the Merger Agreement, and having reviewed the Merger Agreement and the terms of the proposed Merger, Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

Section 1. Execution of Written Consent; Voting of Shareholder Shares.

(a)  Following the execution of this Agreement and no later than ten (10) Business Days following receipt of written notice from the Company that Live Oak’s Registration Statement on Form S-4 has been declared effective by the Securities and Exchange Commission, Shareholder shall execute and deliver to the Company the Written Consent in the form attached to the Merger Agreement as Exhibit I, agreeing to vote the Shareholder Shares in favor of adopting and approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the GBCC and the Organizational Documents of the Company, which consent will become effective by its terms immediately after the execution of the Merger Agreement by the parties thereto.

Ex. A-2

(b)  For the avoidance of doubt, at any and every meeting of the Shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the Shareholders of the Company, Shareholder shall, unless otherwise directed in writing by Live Oak:

(i)  appear (in person or by proxy) at any such meeting (or any adjournment or postponement thereof);

(ii)  cause the Shareholder Shares to be counted at any such meeting as present for purposes of calculating a quorum; and

(iii)  cause the Shareholder Shares to be voted (A) in favor of approval of the adoption of the Merger Agreement, approval of the Merger and the other transactions contemplated by the Merger Agreement, (B) in favor of any proposal to adjourn any meeting to solicit additional proxies in favor of the adoption of the Merger Agreement, approval of the Merger and the other transactions contemplated by the Merger Agreement if (but only if) there are not sufficient votes to adopt the Merger Agreement on the date on which such meeting is held, (C) against any Competing Transaction, and (D) against any action, proposal, transaction, or agreement that could result in a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement or that could prevent, delay, or adversely affect the consummation of the Merger or the satisfaction of Live Oak’s, Merger Sub’s, or the Company’s conditions to Closing contained in the Merger Agreement.

(c)  Any Shares that Shareholder acquires after the date of this Agreement, including by reason of any stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, recapitalization, reclassification, combination, exchange of shares, or other similar transaction, shall be deemed to be Shareholder Shares for purposes of this Agreement and shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shareholder Shares on the date of this Agreement.

Section 2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Live Oak as follows:

(a)  Organization and Authorization. [Shareholder is validly existing and in good standing under the Laws of its jurisdiction of incorporation.]1 Shareholder has [all requisite corporate, limited partnership, limited liability company, or other legal entity, as applicable, power and authority]2[the requisite capacity]3 to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated by this Agreement have been validly authorized by all necessary action by Shareholder [and, if applicable, the holders of its Equity Interests]4. Shareholder has validly executed and delivered this Agreement. This Agreement constitutes a legal, valid, and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to the Enforceability Limitations.

[1]	Note to Draft: For an entity.
[2]	Note to Draft: For an entity.
[3]	Note to Draft: For an individual.
[4]	Note to Draft: For an entity.

Ex. A-3

(b)  Ownership of Shareholder Shares. [Except as set forth on Schedule A hereto,]5 Shareholder owns, beneficially and of record, and has good and valid title to the Shareholder Shares, free and clear of any Lien (other than restrictions on transfer imposed under applicable securities Laws). Other than the Shareholder Shares [and as set forth on Schedule A hereto], Shareholder does not own any Equity Interests of the Company that provide Shareholder with any voting rights. Shareholder agrees that any shares of Common Stock of the Company acquired after the date hereof shall be deemed Shareholder Shares for all purposes of this Agreement, and subject to the terms of this Agreement, including the voting provisions contained in Section 1. There are no outstanding options, warrants, rights, calls, convertible securities, or other Contracts obligating Shareholder to transfer or sell or redeem any Equity Interests of the Company, including the Shareholder Shares. Except for this Agreement, there are no voting trusts, Shareholder agreements, proxies, or other Contracts or understandings in effect to which Shareholder is a party with respect to the voting or transfer of any of the Shareholder Shares.

(c)  Governmental Consents; No Conflicts.

(i)  The execution, delivery, and performance by Shareholder of this Agreement, and the consummation by Shareholder of the transactions contemplated by this Agreement, do not and will not require any Consent of or with any Governmental Authority [or of Shareholder’s spouse under any “community property” or other applicable Law], other than (x) any consent the failure of which to be obtained would not prevent or delay the consummation by Shareholder of the transactions contemplated by this Agreement and (y) any consent that is required as a result of any facts or circumstances relating solely to Live Oak or any of its Affiliates.6

(ii)  The execution, delivery, and performance by Shareholder of this Agreement, and the consummation by Shareholder of the transactions contemplated by this Agreement, do not and will not violate, conflict with, result in a breach, cancellation, or termination of, constitute a default under, result in the creation of any Lien on any of the Shareholder Shares under, or result in a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under (A) any Law or Order applicable to or binding on Shareholder or any of Shareholder’s properties or assets, including the Shareholder Shares, (B) any Contract to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets, including the Shareholder Shares, is bound, [or] (C) any Permit held by Shareholder[, or (D) any of the Organizational Documents of Shareholder, except, in the case of each of clauses (A), (B) and (C), where such violation, conflict, breach, cancellation, termination, or default would not, individually or in the aggregate, prevent or delay the consummation by Shareholder of the transactions contemplated by this Agreement].7

(d)  Proceedings. There are no Proceedings pending or, to Shareholder’s knowledge, threatened by or against Shareholder or any of its Affiliates with respect to this Agreement or the transactions contemplated by this Agreement or that, if determined adversely to Shareholder, would prevent or delay the consummation by Shareholder of the transactions contemplated by this Agreement.

[5]	Note to Draft: Schedule to disclose certain share pledges of certain shareholders.
[6]	Note to Draft: If Stockholder is an individual.
[7]	Note to Draft: Delete clause (D) for individuals.

Ex. A-4

(e)  Informed Consent; Reliance. Shareholder has received and reviewed the Merger Agreement and this Agreement, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands, accepts, and agrees to comply with all of the provisions of this Agreement and the provisions of the Merger Agreement. Shareholder acknowledges that Live Oak and Merger Sub are entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery, and performance of this Agreement.

Section 3. Additional Agreements Relating to the Merger Agreement and the Merger.

(a)  Restrictions Regarding the Shareholder Shares. From the date of this Agreement until the Effective Time, without the prior written consent of Live Oak, Shareholder shall not, directly or indirectly, (i) offer to sell, sell, assign, transfer (including by operation of law), or otherwise dispose of, or incur any Lien on, any of the Shareholder Shares, (ii) deposit any of the Shareholder Shares into a voting trust, enter into any voting agreement, Shareholder agreement, or other Contract or understanding with respect to any of the Shareholder Shares, or grant any proxy or power of attorney with respect thereto, (iii) enter into any Contract, option, or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law), or other disposition of, transfer of any interest in, or the voting of any of the Shareholder Shares, or (iv) agree to do, approve, or authorize any of the foregoing.

(b)  Waiver of Dissenters’ Rights. Shareholder hereby waives, and agrees not to assert or perfect (and agrees to cause not to be asserted and perfected), any appraisal or dissenters’ rights with respect to any of the Shareholder Shares in connection with the Merger.

(c)  Appointment of Shareholder Representative. Pursuant to Article X of the Merger Agreement, Shareholder hereby irrevocably designates Shareholder Representative to serve as the Shareholder Representative and as the agent, proxy, and attorney in fact for Shareholder pursuant to the terms of Article X of the Merger Agreement, which terms are incorporated herein by this reference, and agrees to abide by and be bound by the terms of such Article X.

(d)  Exclusivity. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Shareholder shall not, directly or indirectly, (i) solicit, initiate, or encourage the submission of any proposal or offer from any other Person relating to a Competing Transaction, (ii) participate in or continue any activities, discussions, or negotiations regarding a Competing Transaction, or (iii) provide information regarding the Company or the Business to, or enter into or agree to enter into any Contract with, any Person, other than Live Oak and its Representatives, in connection with a possible Competing Transaction with such Person. Shareholder shall, and shall cause its Representatives to, immediately cease any existing activities, discussions, and negotiations with any other Person with respect to any of the foregoing. Shareholder shall immediately advise Live Oak orally and in writing of the receipt by Shareholder or any of its Representatives of any oral or written communication, proposal, offer, or inquiry from any other Person regarding a Competing Transaction, including the identity of the Person making the same and the material terms and conditions of any proposal or offer.

Ex. A-5

(e)  Publicity. Shareholder will not make any press release or other public disclosure or announcement related to or regarding this Agreement, the Merger Agreement or the transactions contemplated in the Merger Agreement, its or their contents, or the transactions contemplated by this Agreement or the Merger Agreement without the written Consent of Live Oak, in any case, as to the form, content, and timing and manner of distribution or publication of such press release or other public disclosure. Except as may otherwise be required by law, rule or regulation, including any court order or legal process, or the rules of a national securities exchange, Shareholder shall hold confidential the terms and provisions of this Agreement, the Merger Agreement and the terms of the transactions contemplated by this Agreement and the Merger Agreement until such information is otherwise publicly disclosed without a breach by Shareholder of the terms of this Section 3(e).

Section 4. Termination. This Agreement will automatically terminate if the Merger Agreement is terminated for any reason in accordance with its terms; provided, however, that (a) Section 3(e), this Section 4, Section 5, and Section 6 will survive such termination and (b) no such termination shall relieve Shareholder from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by Shareholder prior to such termination.

Section 5. Remedies. Shareholder acknowledges that (a) money damages may be an insufficient remedy for any actual or threatened breach of this Agreement by Shareholder, (b) any such breach may cause Live Oak irreparable harm, and (c) in addition to any other remedies available at law or in equity, Live Oak will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by Shareholder.

Section 6. Miscellaneous.

(a)  Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed by both Parties.

(b)  Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, or email address of such Party set forth below and marked to the attention of the designated individual:

If to Live Oak, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich
Email:  rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

Ex. A-6

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

If to Shareholder, to:

________________________________
________________________________
________________________________
Attention:
Email:

with a copy (which will not constitute notice) to:

________________________________
________________________________
________________________________
Attention:
Email:

(c)  Waivers. No failure or delay by Live Oak in enforcing any of its rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of Live Oak’s rights will be deemed to preclude any other or further exercise of Live Oak’s rights under this Agreement. No waiver of any of Live Oak’s rights under this Agreement will be effective unless it is in writing and signed by Live Oak.

(d)  Assignment. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may, by operation of law or otherwise, assign this Agreement or any of its obligations under this Agreement without the other Party’s written consent, except that Live Oak may, without the Consent of Shareholder, assign any of its rights under this Agreement to any Affiliate of Live Oak to which Live Oak assigns its rights under the Merger Agreement.

(e)  No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or will confer on any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

(f)  Further Assurances. Upon the request of Live Oak, Shareholder shall execute and deliver such further documents and other instruments as may be reasonably requested by Live Oak in order to evidence and effectuate the transactions contemplated by this Agreement.

Ex. A-7

(g)  Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (i) all other provisions of this Agreement will remain in full force and effect and (ii) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

(h)  Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, arrangements, and understandings, written or oral, between the Parties relating to the subject matter of this Agreement.

(i)  No Strict Construction. The Parties have each participated in the negotiation and drafting of the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

(j)  Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York.

(k)  Jurisdiction, Service, and Venue. Each Party agrees: (i) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (ii) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (iii) that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth in Section 6(b) will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (iv) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (v) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

(l)  WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6(l).

Ex. A-8

(m)  Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, ..gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of electronic transmission by means of ..pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such party forever waives any such defense

[Remainder of page intentionally left blank; signature page follows.]

Ex. A-9

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

LIVE OAK ACQUISITION CORP.

By:
Name:
Title:

Ex. A-10

[SHAREHOLDER]

Name:
By:
[Title:_________________________________ ]

Number of Shares:

Ex. A-11

Exhibit B

Form of Lock Up Agreement

See attached.

Ex. B-1

LOCK UP AGREEMENT

This Lock up Agreement (this “Agreement”) is made and entered into as of [●], 2020 (the “Effective Date”) by and between Live Oak Acquisition Corp., a Delaware corporation (the “Company”) and each of the stockholder parties listed on Schedule A hereto (each, a “Stockholder Party” and collectively, the “Stockholder Parties”). Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Green Merger Corp., a Georgia corporation, Meredian Holdings Group, Inc. (d/b/a Danimer Scientific), a Georgia corporation (“Meredian”), Live Oak Sponsor Partners, LLC, a Delaware limited liability company, as representative of the Company, and John A. Dowdy, Jr., as representative of the shareholders of Meredian, are party to that certain Agreement and Plan of Merger, dated as of October 3, 2020 (the “Merger Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Meredian, with Meredian surviving the Merger as a wholly-owned subsidiary of the Company;

WHEREAS, in connection with the Merger and effective upon the consummation thereof, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1.  Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings:

“Agreement” means has the meaning set forth in the preamble.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Company’s Class A common stock, par value $0.0001 per share.

“Company” means Live Oak Acquisition Corp., which following the consummation of the Merger shall be renamed “Danimer Scientific, Inc.”

“covered shares” has the meaning set forth in Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Lock Up Period” has the meaning set forth in Section 2.1(a).

Ex. B-2

“Non-Recourse Party” has the meaning set forth in Section 3.17.

“Permitted Transferee” means with respect to a Stockholder Party, a transferee of shares that agrees to become party to, and to be bound to the same extent as its transferor by the terms of, this Agreement.

“shares” means shares of Common Stock or any securities of the Company into which the shares are converted or reclassified or for which the shares are exchanged.

“Specified Courts” has the meaning set forth in Section 3.8.

“Sponsor” has the meaning set forth in Section 2.1(b).

“Stockholder Parties” has the meaning set forth in the Preamble.

“Transfer” means the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

1.2.  Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II
LOCK UP

2.1.  Lock Up.

(a)  For the period from the Effective Date until the earlier of (i) one year after the Effective Date or (ii) subsequent to the Effective Date, (x) if the reported closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any 30-trading day period commencing at least one hundred fifty (150) days after the Effective Date, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (such period, the “Lock Up Period”), each Stockholder Party agrees, severally and not jointly, not to, directly or indirectly, Transfer any shares of Common Stock owned by it (collectively, the “covered shares”). The foregoing restriction is expressly agreed to preclude such Stockholder Parties, severally and not jointly, from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such covered shares even if such covered shares would be disposed of by someone other than such Stockholder Parties. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the covered shares or with respect to any security that includes, relates to, or derives any significant part of its value from such covered shares.

Ex. B-3

(b)  Notwithstanding the provisions set forth in Section 2.1(a), Transfers of the covered shares and that are held by any Stockholder Party or any of their Permitted Transferees that have complied with this Section 2.1(b), are permitted (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, or any members of the Sponsor or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Merger at prices no greater than the price at which the shares or warrants were originally purchased; (vi) in the event of the Company’s liquidation prior to the completion of the Merger; or (vii) by virtue of the laws of the State of Delaware or the organizational documents of Live Oak Sponsor Partners, LLC (the “Sponsor”) upon dissolution of the Sponsor; provided, however, that in the case of clauses (i) through (v) or (vii), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust fund established by Live Oak for the benefit of its public stockholders maintained in a trust account at Morgan Stanley and liquidating distributions.

(c)  Each Stockholder Party agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the covered shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s shares describing the foregoing restrictions.

ARTICLE III
GENERAL PROVISIONS

3.1.  Termination. Subject to Section 3.16 or the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholder Parties, as provided under Section 3.3, this Agreement (other than ARTICLE III hereof), shall terminate with respect to each Stockholder Party and its Permitted Transferees at such time as such Stockholder Party or Permitted Transferee is no longer subject to the restrictions contained in Section 2.1.

Ex. B-4

3.2.  Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a party shall be in writing and shall be deemed to have been given to the other party (a) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (b) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (c) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such party set forth below and marked to the attention of the designated individual:

(i)	If to the Company, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich
Email:  rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

with a copy (which will not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

(ii)	If to any Stockholder Party, to such address as such Stockholder Party shall furnish to the Company in writing.

3.3.  Amendment; Waiver.

(a)  The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated pursuant to Section 3.1.

(b)  Except as expressly set forth in this Agreement, no failure or delay by a party in enforcing any of such party’s rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of a party’s rights will be deemed to preclude any other or further exercise of such party’s rights under this Agreement. No waiver of any of a party’s rights under this Agreement will be effective unless it is in writing and signed by such party.

(c)  Any party may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

3.4.  Further Assurances. Upon the request of any party hereto, the other parties hereto shall execute and deliver such documents and other instruments as may be reasonably requested by the requesting party in order to evidence and effectuate the transactions contemplated by this Agreement.

Ex. B-5

3.5.  Assignment. This Agreement will be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. No party hereto may, by operation of law or otherwise, assign this Agreement or any of such party’s rights or obligations under this Agreement without the written consent of the other parties.

3.6.  No Third-Party Beneficiaries. Except as provided for in ARTICLE II and ARTICLE III with respect to any Non-Recourse Party, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

3.7.  Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of Law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York.

3.8.  Jurisdiction; Service, and Venue. Each party hereto agrees: (a) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (b) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (c) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 3.2 will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (d) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (e) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

3.9.  WAIVER OF TRIAL BY JURY. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.9.

3.10.  Equitable Relief. Each party hereto acknowledges that (a) money damages may be an insufficient remedy for any actual or threatened breach of this Agreement by such party, (b) any such breach may cause the other parties hereto irreparable harm, and (c) in addition to any other remedies available at Law or in equity, the other parties hereto will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such party.

Ex. B-6

3.11.  Entire Agreement. This Agreement contains the entire agreement among the parties hereto and supersede all prior agreements, arrangements, and understandings, written or oral, among the parties hereto relating to the subject matter of this Agreement.

3.12.  No Strict Construction. The parties hereto have each participated in the negotiation and drafting of the terms of this Agreement. The parties hereto agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting party will not apply in interpreting this Agreement.

3.13.  Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (a) all other provisions of this Agreement will remain in full force and effect and (b) the parties hereto shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

3.14.  Table of Contents, Headings and Captions. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.

3.15.  Counterparts. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, ..tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

3.16.  Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

3.17.  No Recourse. This Agreement may only be enforced against, and any claim or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of page intentionally left blank; signature page follows.]

Ex. B-7

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

LIVE OAK ACQUISITION CORP.

By:
Name:
Title:

Ex. B-8

STOCKHOLDER PARTY:

Name:
By:
[Title:_________________________________ ]

Address for Notice:_______________________

Telephone No.:__________________________
Facsimile No.: ___________________________
Email Address:__________________________

Ex. B-9

Schedule A

Stockholder Parties

Name of Stockholder Party	Number of Shares
Stephen E. Croskrey
Phillip Gregory Calhoun
Stuart Pratt
Terril Scott
John A. Dowdy, III
Richard Ivey
Ralph Powell, Jr.
John A. Dowdy, Jr.
Michael Smith
Phillip Van Trump
Scott Tuten
Isao Noda
Stephen Economos
Gregory Hunt
Green Plastic Holdings, LLC
Equity Trust Company Custodian FBO Michael Ashton Hudson Roth IRA
Michael Ashton Hudson Living Trust
Prine Partners, Ltd.
Trustland Partners, LLC
Polymer Holdings, LLC
Three Sigma Holdings, LLC
James H. Dahl

Ex. B-10

Exhibit C

Form of Non-Competition Agreement

See attached.

Ex. C-1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made as of October 3, 2020, by and between Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), and [●], [an individual / a [●]] (the “Restricted Party”). Live Oak and the Restricted Party are each sometimes referred to in this Agreement as a “Party,” and collectively as the “Parties.” Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Live Oak, Green Merger Corp., a Georgia corporation and a wholly-owned Subsidiary of Live Oak (“Merger Sub”), Meredian Holdings Group, Inc. (d/b/a Danimer Scientific), a Georgia corporation (the “Company”), Live Oak Sponsor Partners, LLC, a Delaware limited liability company, as representative of Live Oak, and John A. Dowdy, Jr., as representative of the shareholders of the Company (the “Shareholder Representative”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly-owned Subsidiary of Live Oak;

WHEREAS, the Restricted Party is a shareholder of the Company;

WHEREAS, the Restricted Party will receive a material economic benefit from the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, the Restricted Party has obtained extensive and valuable knowledge, trade and other confidential information of the Business; and

WHEREAS, as an inducement to and in consideration of Live Oak’s willingness to enter into the Merger Agreement, and having reviewed the Merger Agreement and the terms of the proposed Merger, the Restricted Party has agreed to enter into this Agreement effective upon the consummation thereof.

NOW, THEREFORE, in consideration of the amounts to be paid by Live Oak to the Restricted Party under and pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Section 1. Covenant Not to Compete or Solicit.

(a)  The Restricted Party hereby acknowledges and recognizes the highly competitive nature of the business in which the parties engage. The Restricted Party covenants and agrees that, during the period beginning on the Closing Date and ending on the third (3rd) anniversary of the date hereof (the “Restricted Period”), the Restricted Party shall not directly or indirectly:

(i)  own, manage, operate, control, have any interest in, financial or otherwise, participate in, consult or perform services for, render services in any form to any Person in, or otherwise carry on, whether as principal, agent, independent contractor, consultant, partner, manager, member, executive, employee, representative or licensor or otherwise, any business that is competitive with the Business in any geographic area throughout the world in which the Company and any of its Subsidiaries has conducted any aspects of the Business during the 12-month period prior to the date hereof (a “Competing Business”) (it being acknowledged by the Restricted Party that the Business has been conducted or is proposed to be conducted throughout such geographic areas and such geographic restriction is reasonable and necessary to protect the value and goodwill of the Business). “Business” means the business of researching, developing, manufacturing, marketing, distributing and selling biodegradable bio-plastic replacements for traditional petroleum-based plastics;

Ex. C-2

(ii)  (A) solicit, attempt to solicit, assist in soliciting, directly or indirectly, individually (other than on behalf of Live Oak and its Subsidiaries) or on behalf of a Competing Business, any customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak and its Subsidiaries, or induce or encourage, or attempt to induce or encourage, any customer, vendor, supplier, licensor, licensee, or other business relation of the Live Oak and its Subsidiaries, in each such case to cease doing business with Live Oak and its Subsidiaries or (B) in any way interfere with the relationship between Live Oak and its Subsidiaries and any current customer, vendor, supplier, licensor, licensee, or other business relation of Live Oak and any of its Subsidiaries; or

(iii)  (A) solicit or recruit, or attempt to solicit or recruit, any officer, employee, representative, or agent of Live Oak or any of its Subsidiaries who has been hired or engaged by Live Oak or any of its Subsidiaries (including the Company and its Subsidiaries) to leave the employ of Live Oak or any of its Subsidiaries or (B) hire any such individual.

(b)  Notwithstanding the foregoing, (i) nothing in Section 1(a)(i) shall prohibit the Restricted Party from being a passive owner of less than five percent (5%) of the outstanding Equity Interests of any Person that is publicly traded, so long as the Restricted Party has no active participation in the business of such Person and (ii) nothing in Section 1(a)(iii) shall prohibit the Restricted Party from (A) making general employment solicitations, not specifically directed at employees of Live Oak or any of its Subsidiaries, and hiring any individuals who respond to such solicitations, or (B) soliciting, recruiting, or hiring any individual who has not been employed by the Business for at least six (6) months, so long as the Restricted Party did not have any contact with such individual in violation of Section 1(a)(iii) prior to the end of such individual’s employment with Live Oak or any of its Subsidiaries.

Section 2. Confidentiality Obligation. Following the Closing, the Restricted Party shall, and shall cause its Affiliates to, keep confidential, not use and not disclose to any Person any confidential or proprietary information relating to the Company and the Business conducted by Live Oak and its Subsidiaries (“Confidential Information”), except to the extent such Confidential Information is required to be disclosed by applicable Law, in which case the Restricted Party shall (i) to the extent permitted by applicable Law, provide Live Oak with prompt written notice of such requirement so that Live Oak may seek, at its sole cost and expense, an appropriate protective order or other remedy or waive compliance, in whole or in part, with this Section 2, (ii) cooperate with Live Oak, at Live Oak’s sole cost and expense, to obtain such protective order or other remedy, (iii) disclose only the portion of that information the Restricted Party is advised by its counsel is legally required to be disclosed, and (iv) use its commercially reasonable efforts to preserve the confidentiality of all information so disclosed.

Ex. C-3

Section 3. Termination. This Agreement will automatically terminate if the Merger Agreement is terminated for any reason in accordance with its terms; provided, however, that (a) this Section 3, Section 7, and Section 10 will survive such termination and (b) no such termination shall relieve Shareholder from Liability for any fraud, intentional misrepresentation, or intentional or willful breach of this Agreement by the Restricted Party prior to such termination.

Section 4. Reasonableness of Covenants. The Restricted Party acknowledges that he or she is sophisticated in business and that the restrictions and remedies set forth in this Agreement do not create an undue hardship and will not prevent him or her from earning a livelihood. The Restricted Party acknowledges that the covenants set forth herein are necessary for the reasonable, proper, and necessary protection of Live Oak and its Affiliates (including the Company and its Subsidiaries) and their legitimate business interests. Such legitimate business interests include (but are not limited to) trade secrets, valuable confidential business information that may not qualify as trade secrets, substantial relationships with numerous existing and prospective vendors, suppliers or customers, and goodwill associated with the trade names of the Business and their specific marketing areas. The Restricted Party acknowledges and agrees that each and every one of the covenants set forth herein is reasonable in respect to scope, subject matter, length of time and geographic area and are intended to be enforceable to the maximum extent permitted by applicable Law. Before providing services, whether as a director, manager, employee, consultant, independent contractor or otherwise, to any Person during the Restricted Period, the Restricted Party shall be required to disclose the existence of this Agreement to such Person, and if requested by such Person, Live Oak and its Affiliates (including the Company and its Subsidiaries) shall be permitted to share a complete copy of this Agreement with such Person or any other Person to which the Restricted Party performs services. Each of the covenants set forth herein has a unique, substantial and immeasurable value to Live Oak and its Affiliates (including the Company and its Subsidiaries). The Restricted Party acknowledges that Live Oak, in executing the Merger Agreement and the Related Agreements, placed significant reliance on the Restricted Party’s compliance with the covenants in this Agreement. In the event of any litigation relating to this Agreement, the prevailing Party as determined by a court of competent jurisdiction in a final non-appealable order shall be entitled to seek reimbursement from the non-prevailing Party for its reasonable, documented and out-of-pocket costs and expenses, including reasonable legal fees, incurred in connection with such litigation, including any appeal therefrom.

Section 5. Reformation. If a court of competent jurisdiction determines that any covenant in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable Law, it is the intention of the parties hereto that such covenant may be modified or amended by such court to render it enforceable to the maximum extent permitted by applicable Law. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable Law, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or the enforceability of this Agreement.

Section 6. Tolling. In the event of any final determination by a court of competent jurisdiction of any breach of the provisions of this Agreement by the Restricted Party, the Restricted Period shall be extended by a period of time equal to the period of such breach, it being the intention of the parties hereto that the running of the Restricted Period shall be tolled and suspended for the duration of such breach and shall automatically recommence when such breach if remedied so that Live Oak shall receive the full benefit of the compliance by the Restricted Party with the provisions of this Agreement; provided, however, that this Section 6 shall not apply to any period for which Live Oak is awarded and receives actual monetary damages for breach by the Restricted Party of any breach of the provisions of this Agreement with respect to which this Section 6 applies.

Ex. C-4

Section 7. Remedies; Equitable Relief. The Restricted Party agrees that this Agreement shall be enforced independently of any obligations between Live Oak and the Company under the Merger Agreement and the Related Agreements, and that the existence of any claim or defense under such other agreements shall not affect the enforceability of the provisions of this Agreement or the remedies provided herein. The Restricted Party acknowledges that (a) money damages may be an insufficient or inadequate remedy for any actual or threatened breach of this Agreement by it, (b) any such breach may cause Live Oak irreparable harm, and (c) in addition to any other remedies available at law or in equity, Live Oak will be entitled to seek equitable relief by way of injunction, specific performance, or otherwise, without showing of actual damages or posting any bond or other undertaking, for any actual or threatened breach of this Agreement by the Restricted Party, and the exercise of one right or remedy shall not be deemed a waiver of any other right or remedy. The exercise of any right or remedy will be without prejudice to the right to exercise any other right or remedy provided in this Agreement, by law or in equity.

Section 8. Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it, he or she has all necessary right, title and authority to enter into this Agreement and the transactions contemplated hereby; (b) this Agreement constitutes valid and binding obligations of such Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies; and (c) the execution and delivery by such Party of this Agreement and the performance of and compliance with the terms hereof by such Party does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge, or encumbrance upon such Party’s assets pursuant to, (iv) give any third party the right to modify, terminate, or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body or any Law that such Party is subject to, or pursuant to any material agreement, instrument, order, judgment or decree to which such Party or any of its Affiliates is subject.

Section 9. Acknowledgment of Voluntary Agreement. The Restricted Party has entered into this Agreement freely and without coercion. The Restricted Party has been advised by Live Oak to consult with counsel of the Restricted Party’s choice with regard to the execution of this Agreement and the Restricted Party’s covenants hereunder. The Restricted Party has had an adequate opportunity to consult with counsel and such other legal, financial, technical or other experts as the Restricted Party deems necessary or desirable and either so consulted or freely determined in the Restricted Party’s own discretion not to so consult with such counsel or other experts. The Restricted Party understands that Live Oak and its Affiliates have been advised by counsel, and the Restricted Party has read this Agreement and fully and completely understands this Agreement and each of the Restricted Party’s representations, warranties, covenants and other agreements hereunder. This Agreement shall be interpreted and construed as having been drafted jointly by the Restricted Party and Live Oak and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any or all of the provisions of this Agreement.

Ex. C-5

Section 10. Miscellaneous.

(a)  Amendments. The Parties may amend, modify, or supplement this Agreement only by a written agreement signed between the parties.

(b)  Notices. Any notice, request, instruction, or other communication to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given to the other Party (i) when delivered, if delivered in person or by overnight delivery service (charges prepaid), (ii) when sent, if sent via email, provided, however, that no undeliverable message is received by the sender, or (iii) when received, if sent by registered or certified mail, return receipt requested, in each case to the address, facsimile number, or email address of such Party set forth below and marked to the attention of the designated individual:

If to Live Oak, to:

Live Oak Acquisition Corp.
774A Walker Road
Great Falls, Virginia 22066
Attention: Rick Hendrix; Gary Wunderlich

Email:  rhendrix@liveoakmp.com; gwunderlich@liveoakmp.com

with a copy, (which will not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive
Chicago, Illinois 60606
Attention: Edward S. Best
Email: ebest@mayerbrown.com

and

Kane Kessler, P.C.

666 Third Avenue
New York, New York 10017
Attention: Robert L. Lawrence
Email: rlawrence@kanekessler.com

If to the Restricted Party, to the address set forth on the signature page hereto, with a copy (which will not constitute notice) to:

[●]

[●]

[●]

Attention:  [●]

Email:  [●]

or to such other individual or address, facsimile number, or email address as a Party may designate for itself by notice given in accordance with this Section 10(b).

Ex. C-6

(c)  Waivers. No failure or delay by Live Oak in enforcing any of its rights under this Agreement will be deemed to be a waiver of such rights. No single or partial exercise of Live Oak’s rights will be deemed to preclude any other or further exercise of Live Oak’s rights under this Agreement. No waiver of any of Live Oak’s rights under this Agreement will be effective unless it is in writing and signed by Live Oak.

(d)  Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the exclusive benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Restricted Party acknowledges and agrees that (i) this Agreement is and shall be binding against it, him or her from and after such execution, and (ii) the Restricted Party’s agreements and liabilities and obligations hereunder are those of the Restricted Party and for the benefit of Live Oak and its Affiliates (including the Company and its Subsidiaries). Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Party; provided that Live Oak may assign this Agreement in whole or in part to any of its Affiliates or to any Person that becomes a successor in interest (by purchase of assets or equity, or by merger or otherwise) to all or any portion of Live Oak or its assets. Each of Live Oak’s Affiliates (including the Company and its Subsidiaries) will have the right to enforce all of the Restricted Party’s covenants under this Agreement as if a party hereto and shall be express third party beneficiaries hereof.

(e)  Further Assurances. From time to time, as and when reasonably requested by Live Oak, the Restricted Party shall execute and deliver all such documents and instruments, and shall take all such further or other actions, as shall be reasonably necessary or appropriate to carry out the intent of this Agreement.

(f)  Severability. If any provision of this Agreement is declared invalid, illegal, or unenforceable, (i) all other provisions of this Agreement will remain in full force and effect and (ii) the Parties shall negotiate in good faith to amend or modify this Agreement to replace such invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision giving effect to the Parties’ intent to the maximum extent permitted by Law.

(g)  Governing Law. This Agreement, and all claims or causes of action that are based on, arise out of, or relate to this Agreement, will be governed by and construed in accordance with the Laws of the State of New York without regard to its conflicts of Law rules and any other Law that would cause the application of the Laws (including the statute of limitations) of any jurisdiction other than the State of New York.

Ex. C-7

(h)  Jurisdiction, Service, and Venue. Each Party agrees: (i) to submit to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) (such courts, including appellate courts therefrom, the “Specified Courts”) for any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement; (ii) to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement only in the Specified Courts; (iii) that service of any process, summons, notice or document by United States registered mail to such Party’s address set forth in Section 10(b) will be effective service of process for any Proceeding brought against such Party in any of the Specified Courts; (iv) to waive any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Specified Courts; and (v) to waive and not to plead or claim that any such Proceeding brought in any of the Specified Courts has been brought in an inconvenient forum.

(i)  WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10(i).

(j)  Counterparts; Delivery by Electronic Transmission. This Agreement may be signed in any number of counterparts, each of which is an original and all of which taken together shall constitute one and the same instrument. The delivery of an electronic signature by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail, as well as electronic signatures complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable Law (e.g., www.docusign.com), to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No party hereto or to any such contract shall raise the use of electronic transmission by means of .pdf, .tif, .gif, .jpeg or similar attachment to e-mail to deliver a signature or the fact that any signature or contract was transmitted or communicated by .pdf, .tif, .gif, .jpeg or similar attachment to e-mail as a defense to the formation of a contract, and each such party forever waives any such defense.

(k)  Definitional Provisions and Interpretation. The captions used in this Agreement are for convenience of reference only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine, or neuter gender or the singular or plural form of words in this Agreement shall not limit any provision of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person. The use of the word “including” or “include” in this Agreement shall be by way of example rather than by limitation and will in all cases mean “including, without limitation” or “include, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. Underlined references to Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” and words of similar import shall refer to this Agreement as a whole and not to any particular Section, paragraph, or clause of this Agreement.

[Signature Pages Follow]

Ex. C-8

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIVE OAK ACQUISITION CORP.

By:
Name:
Title:

Ex. C-9

RESTRICTED PARTY:

Name:
By:
[Title:_________________________________ ]

Address for Notice:_______________________

Telephone No.:__________________________
Facsimile No.: ___________________________
Email Address:__________________________

Ex. C-10

Exhibit D

Form of Certificate of Merger

See attached.

Ex. D-1

CERTIFICATE OF MERGER

OF

GREEN MERGER CORP.

(a Georgia corporation)

WITH AND INTO

MEREDIAN HOLDINGS GROUP, INC.

(a Georgia corporation)

Green Merger Corp., a Georgia corporation and the non-surviving corporation in the merger (“Merger Sub”), and Meredian Holdings Group, Inc., a Georgia corporation and the surviving corporation in the merger (the “Company”), hereby certify that:

I.

The name and state of incorporation of each constituent corporation which is merging are:

(a) Green Merger Corp., a business corporation under the laws of the State of Georgia; and

(b) Meredian Holdings Group, Inc., a business corporation under the laws of the State of Georgia.

II.

The surviving corporation in the merger is the Company, which will continue its existence as the surviving corporation.

III.

The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations which is a party to the merger in accordance with the provisions of Section 14-2-1103 of the Georgia Business Corporation Code.

IV.

Approval of the merger by the shareholders of the constituent corporations was obtained pursuant to Section 14-2-1103 of the Georgia Business Corporation Code.

V.

The Company’s articles of incorporation shall be amended and restated pursuant to the provisions of the Georgia Business Corporation Code, as further set forth on Exhibit A attached hereto.

VI.

The executed Agreement and Plan of Merger is on file at the principal place of business of the Company, which is: 140 Industrial Boulevard, Bainbridge, Georgia 39817.

VII.

A copy of the Agreement and Plan of Merger will be furnished by the Company, on request and without cost, to any shareholder of either constituent corporation.

VIII.

The Company hereby undertakes to make the request for publication of a notice of filing of this Certificate of Merger and payment therefor in accordance with Sections 14-2-1006.1 and 14-2-1105.1(b) of the Georgia Business Corporation Code.

Ex. D-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger as of this ___ day of _______, 2020.

MEREDIAN HOLDINGS GROUP, INC.,
a Georgia corporation

By:
Name:
Title:

Ex. D-3

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF
MEREDIAN HOLDINGS GROUP, INC.

Meredian Holdings Group, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The current name of the Corporation is “Meredian Holdings Group, Inc.”. The original articles of incorporation of the Corporation were filed with the Secretary of State of the State of Georgia on January 13, 2014 (the “Original Articles”).

2. These Amended and Restated Articles of Incorporation (these “Amended and Restated Articles”), which both restate and amend the provisions of the Original Articles, were duly adopted in accordance with Section 14-2-1007 and Section 14-2-1003 of the Georgia Business Corporate Code.

3.  These Amended and Restated Articles shall become effective on the date of filing with Secretary of State of Georgia.

4. The text of the Original Articles is hereby restated and amended in its entirety to read as follows:

Article 1.

The name of the Corporation is Meredian Holdings Group, Inc.

Article 2.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”).

Article 3.

The duration of the Corporation shall be perpetual.

Article 4.

The Corporation is organized for profit and is organized for the purpose of engaging in any lawful business. The Corporation shall have all of the general powers granted to corporations organized under the Code, whether granted by specific statutory authority or by construction of law.

Ex. D-4

Article 5.

The Corporation is authorized to issue 1,000 shares of common stock with a par value of $.0001 per share.

Article 6.

The street address of the registered office is 40 Technology Pkwy South, #300, Norcross, Georgia 30092, in Gwinnett County. The registered agent at such address is Corporation Service Company.

Article 7.

The name and address of each incorporator is:

NAME	ADDRESS
Molly B. Gray	71 South Wacker Drive, Chicago, IL 60606

Article 8.

The principal mailing address of the Corporation is 774A Walker Road
Great Falls, Virginia 22066.

Article 9.

The director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director resulting from any act or omission, other than personal liability of the director for:

(a)	any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(b)	any acts or omissions which involve intentional misconduct or a knowing violation of law;

(c)	the types of liability set forth in Section 14-2-832 of the Code; or

(d)	any transaction from which the director received an improper personal benefit.

Ex. D-5

IN WITNESS WHEREOF, Meredian Holdings Group, Inc. has caused these Amended and Restated Articles to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

MEREDIAN HOLDINGS GROUP, INC.

By:
Name:
Title:

Ex. D-6

Exhibit E

Form of Written Consent

See attached.

Ex. E-1

MEREDIAN HOLDINGS GROUPS, INC.

ACTION OF THE SHAREHOLDERS

TAKEN BY MAJORITY WRITTEN CONSENT

IN LIEU OF A SPECIAL MEETING

The undersigned shareholders (the “Shareholders”) of Meredian Holdings Group, Inc., a Georgia corporation (the “Company”), holding at least a majority of all of the issued and outstanding shares of Common Stock of the Company, hereby adopt and approve this Shareholders Majority Written Consent (the “Written Consent”), in lieu of a special meeting of the shareholders (pursuant to Section 14-2-704 of the Georgia Business Corporation Code (the “GBCC”) and the Company’s Articles of Incorporation) and the Shareholders hereby: (a) waive all requirements of notice of a special meeting of the shareholders, (b) consent to the adoption of and do hereby adopt and approve the following resolutions which shall have the same force and effect as if approved by a vote taken at a duly called and held special meeting of the shareholders of the Company, (c) direct that this Written Consent be filed with the minutes of the proceedings of the Company, and (d) direct that the Company deliver a copy of this Written Consent to those shareholders of the Company who did not participate in the taking of the actions represented herein by signing this Written Consent, such copy to be delivered not more than ten days after the date on which this Written Consent becomes effective under Georgia law.

Approval of Merger

WHEREAS, the Company’s Board of Directors (the “Board”) has approved the merger of a merger subsidiary of Live Oak Acquisition Corp., a Delaware corporation with and into the Company (collectively, the “Merger”), with the Company being the surviving company, pursuant to that certain Agreement and Plan of Merger, by and among Live Oak Acquisition Corp., a Delaware corporation (“Live Oak”), Green Merger Corp., a Georgia corporation and a wholly-owned subsidiary of Live Oak (“Merger Sub”), the Company, Live Oak Sponsor Partners, LLC, as representative for Live Oak, and John A. Dowdy, Jr., as representative of the shareholders of the Company, including the exhibits and schedules attached thereto (the “Merger Agreement”), a copy of which is attached hereto at Exhibit A;

WHEREAS, the Board has recommended (the “Recommendation”) to the Shareholders that the Shareholders approve the Merger, the Merger Agreement, and all transactions contemplated therein, such recommendation being reflected in the resolutions of the Board duly adopted at a meeting held for such purpose, a copy of which resolutions are attached hereto as Exhibit B (the “Board Resolution”);

WHEREAS, pursuant to Section 14-2-1103 of the GBCC, the approval of the Merger requires the approval of the holders of a majority of all of the issued and outstanding shares of Common Stock of the Company (the “Required Shareholder Approval”); and

WHEREAS, the Shareholders signatory hereto constitute the Required Shareholder Approval and desire to approve the Merger, the Merger Agreement and all transactions contemplated therein;

NOW THEREFORE, BE IT RESOLVED, that after careful consideration and having received the Recommendation, the Shareholders hereby approve the terms and conditions of the Merger, the Merger Agreement, and all transactions contemplated therein;

Ex. E-2

BE IT FURTHER RESOLVED, that each Shareholder signatory hereto expressly waives such Shareholder’s right to receive from the Company any and all material whether required by the GBBC or the Company’s Bylaws, including without limitation any notice and description of dissenters’ rights (including the right to receive a copy of Article 13 of the GBCC) which, in the absence of such waiver, would be required to be furnished with a notice of shareholders’ meeting called for such purpose; and

BE IT FURTHER RESOLVED, that all actions taken by any officer of the Company prior to the date of these resolutions in connection with the negotiation of the terms of the Merger, the Merger Agreement and any transactions and documents ancillary thereto, be and are hereby, authorized, adopted, ratified and confirmed in all respects.

General

BE IT RESOLVED, that this Written Consent shall be effective upon the execution hereof by the majority of the shareholders in accordance with Section 14-2-704(e) of the GBCC; and

BE IT FURTHER RESOLVED, that this Written Consent may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one in the same instrument, and facsimile transmissions of the signatures provided for below may be relied upon, and shall have the same force and effect, as the originals of such signatures; and

BE IT FURTHER RESOLVED, that the directors and officers of the Company be, and each hereby is, authorized, empowered and directed to do and perform, or cause to be done and performed, all such other acts, deeds and things, including the expenditure of reasonable monies, and to negotiate, make, execute, deliver, or cause to be made, executed, delivered and recorded, all agreements, undertakings, documents, instruments and certificates contemplated or required by the Merger Agreement in the name and on behalf of the Company or otherwise as such directors and officers may deem necessary, appropriate or desirable to effect the transactions contemplated herein, and to otherwise carry out fully the purpose and intent of the foregoing resolutions.

[Signatures Appear on Following Pages]

Ex. E-3

IN WITNESS WHEREOF, the undersigned have executed this action by Written Consent of the Shareholders of the Company as of the date set forth below each of the undersigned's signature.

[ENTITY NAME]

By:
Name:
Its:
Actual Date of Execution: ______________, 2020

[INDIVIDUAL SHAREHOLDER]

[Name of Shareholder], Individually

Actual Date of Execution: ______________, 2020

Ex. E-4

EXHIBIT A

Merger Agreement

[Attached]

Ex. E-5

EXHIBIT B

Board Resolution

[Attached]

Ex. E-6